As filed with the Securities and Exchange Commission on December 9, 2016.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTERSTATE BANKS, INC.

(Name of Registrant as specified in its charter)

Florida	6022	59-3606741
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

1101 First Street South, Winter Haven, Florida 33880

(863) 293-4710

(Address and telephone number of principal executive offices)

Jennifer Idell

Senior Vice President and Chief Financial Officer

CenterState Banks, Inc.

1101 First Street South, Winter Haven, Florida 33880

(863) 293-4710

(Name, address and telephone number of agent for service)

Copy to:

John P. Greeley, Esquire Smith Mackinnon, PA 255 South Orange Avenue, Suite 1200 Orlando, Florida 32801 Phone: (407) 843-7300; Facsimile (407) 843-2448	Rod Jones, Esquire Shutts & Bowen, LLP 300 South Orange Avenue, Suite 1000 Orlando, Florida 32801 Phone: (407) 849-7206; Facsimile (407) 425-8316

Approximate date of commencement of the proposed sale of the securities to the public:

As soon as practicable after this Registration Statement has become effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filed, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, please an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 14e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-party Tender Officer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock $.01 par value	4,279,306 shares (1)	Not applicable	$40,181,864.48	$4,657.08

(1)	The maximum number of full shares issuable upon consummation of the transaction described herein. Pursuant to Rule 416, this registration statement also covers additional shares that may be issued as a result of stock splits, stock dividends or similar transactions.
(2)	Computed in accordance with Rule 457(f)(2) solely for the purpose of calculating the registration fee and based on the book value as of November 30, 2016 of the maximum number of shares of Platinum common stock that may be cancelled and exchanged in the merger, less $8,596,619 (the approximate amount of cash to be paid by the Registrant for the Platinum common stock in the merger).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell nor shall there be any sale of these securities in any jurisdiction in which such offer or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION DATED DECEMBER 9, 2016.

CENTERSTATE BANKS, INC.	PLATINUM BANK HOLDING COMPANY

Proxy Statement of Platinum Bank Holding Company/Prospectus of CenterState Banks, Inc.

Up to 4,279,306 Shares of CenterState Banks, Inc. Common Stock

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Platinum Bank Holding Company:

Platinum Bank Holding Company (“Platinum”) and CenterState Banks, Inc. (“CenterState”) entered into a definitive merger agreement on October 17, 2016 that provides for the combination of the two companies. Under the merger agreement, Platinum will merge with and into CenterState, with CenterState as the surviving company. Before the merger can be completed, Platinum shareholders must approve the merger agreement pursuant to Florida law. Holders of shares of Platinum common stock will vote to approve the merger agreement at a special meeting of shareholders to be held on                     , 2017. No vote of CenterState shareholders is required to complete the merger. This document, which serves as Platinum’s proxy statement for the special meeting of its shareholders and as a prospectus for the shares of CenterState common stock to be issued in the merger to Platinum shareholders, gives you detailed information about the special meeting and the merger.

Under the terms of the merger agreement, and subject to the contingencies discussed below, Platinum shareholders will be entitled to receive for each share of Platinum common stock they hold, 3.7832 shares of CenterState common stock (the “Stock Consideration”) and $7.60 (the “Cash Consideration”).

Notwithstanding the foregoing, either the Stock Consideration or the Cash Consideration may be subject to adjustment if the average closing price of the CenterState common stock during a specified period prior to completion of the merger differs by more than 17.5% from the Initial CenterState Market Price of $18.08 per share fixed in the merger agreement and that difference is greater than any corresponding change in the Nasdaq Bank Index during the same period. In such case, the merger agreement may be terminated by the board of directors of CenterState (if the change represents an increase in the CenterState stock price) or by the board of directors of Platinum (if the change represents a decrease in the CenterState stock price); provided that any such termination may be avoided if (i) CenterState agrees to an increase in the Cash Consideration (in the event of a decline in the CenterState stock price) in an amount sufficient to cause the aggregate merger consideration to be within the 17.5% variation range established in the merger agreement (or such lesser amount as adjusted for the performance of the Nasdaq Bank Index) or (ii) Platinum agrees to a decrease in the Stock Consideration (in the event of an increase in the CenterState stock price) in an amount sufficient to cause the aggregate merger consideration to be within the 17.5% variation range established in the merger agreement (or such greater amount as adjusted for the performance of the Nasdaq Bank Index), as is discussed in further detail on pages 68 through 70 of this proxy statement/prospectus.

Because the value of CenterState’s stock is subject to fluctuation, the relative value of the stock consideration to be issued in the merger may be different than the cash consideration to be issued in the merger. We urge you to obtain current sale prices for the CenterState common stock. The CenterState common stock is traded on the Nasdaq Global Select Market under the symbol “CSFL.” The Platinum common stock is not traded on any established trading market.

The merger cannot be completed unless all necessary regulatory approvals are obtained and the shareholders of Platinum approve the merger agreement. Platinum is asking its shareholders to consider and vote on the merger proposal at a special meeting of shareholders and on a proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting. Approval of the merger agreement requires the affirmative vote of the holders of the majority of the outstanding shares of Platinum common stock.

Whether or not you plan to attend the special meeting, please take the time to vote by following the voting instructions included in the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger agreement and FOR the adjournment proposal. If you do not vote your shares as instructed in the enclosed proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name” (i) the effect will be a vote against the merger agreement, and (ii) there will be no effect as to the adjournment proposal.

The Platinum board of directors has determined that the merger is fair to, and in the best interest of, Platinum and its shareholders and unanimously recommends that Platinum shareholders vote “FOR” approval of the merger agreement and “FOR” the approval of the other proposals described in this proxy statement/prospectus.

You should read this entire proxy statement/prospectus, including the appendices and the documents incorporated herein by reference, carefully because it contains important information about the special meeting and the merger. In particular, you should read carefully the information set forth under “Risk Factors” beginning on page 16 and which discusses the risks relating to the proposed merger.

On behalf of the Platinum board of directors, thank you for your prompt attention to this important matter.

Sincerely,

Jerry M. Kyle

Jerry M. Kyle

President and CEO

Platinum Bank Holding Company

The shares of CenterState common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of CenterState or Platinum, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                     , 2017, and is being first mailed to Platinum shareholders on or about                     , 2017.

PLATINUM BANK HOLDING COMPANY

802 West Lumsden Road

Brandon, Florida 33511

(813) 655-1234

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                 , 2017

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Platinum Bank Holding Company (“Platinum”) will be held at the main office of Platinum at 802 West Lumsden Road, Brandon, Florida 33511 on                 , 2017, at 4:30 p.m. local time, for the following purposes:

1.	Approve Agreement and Plan of Merger. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated October 17, 2016 (“merger agreement”) by and between Platinum and CenterState Banks, Inc. (“CenterState”) pursuant to which Platinum will merge with and into CenterState, with CenterState as the surviving company, as more fully described in the attached proxy statement/prospectus. You will find a copy of the merger agreement in Appendix A to this document.

2.	Adjourn or postpone the Special Meeting. To consider and vote upon any proposal of the Platinum board of directors to adjourn or postpone the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

3.	Other business. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on                 , 2017 are entitled to notice of, and to vote at, the Special Meeting. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Platinum common stock.

Holders of Platinum common stock who comply with the provisions of Florida law relating to appraisal rights applicable to the Merger are entitled to assert appraisal rights under the Florida appraisal rights law, a copy of which is attached as Appendix C to this document.

Your attention is directed to the attached proxy statement/prospectus, which provides a detailed description of the merger, the documents related to the merger, the special meeting and other related matters.

Your vote is very important. We cannot complete the proposed merger unless Platinum shareholders approve the merger agreement. You are cordially invited to attend the Special Meeting in person. Please vote, sign, date and return the enclosed proxy card in the self-addressed envelope as soon as possible, even if you plan to attend the Special Meeting. No additional postage is required if mailed within the United States. If you choose to attend the Special Meeting, then you may vote your shares in person, even if you have previously signed and returned your proxy card. If you hold your Platinum shares through a bank, broker or other nominee (commonly referred to as held in “street name”), then you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from them. You may revoke your proxy at any time prior to the Special Meeting as specified in the accompanying proxy statement/prospectus.

The Platinum board of directors has determined that the merger is fair to, and in the best interest of, Platinum and its shareholders. The Platinum board of directors unanimously recommends that Platinum shareholders vote “FOR” approval of the merger agreement and “FOR” approval of any proposal of the Platinum board of directors to adjourn or postpone the Special Meeting, if necessary.

By Order of the Board of Directors

Jerry M. Kyle

Jerry M. Kyle

President and CEO

Brandon, Florida

                , 2017

YOUR VOTE IS VERY IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING. THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF PLATINUM COMMON STOCK IS REQUIRED FOR APPROVAL OF THE AGREEMENT.

WHERE YOU CAN FIND MORE INFORMATION

CenterState files annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (“SEC”). You may read and copy any materials that CenterState files with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the Public Reference Room. In addition, CenterState files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from CenterState by accessing CenterState’s website at www.centerstatebanks.com. Copies can also be obtained, free of charge, by directing a written request to:

CenterState Banks, Inc.

1101 First Street South

Winter Haven, Florida 33880

Attn: Corporate Secretary

CenterState has filed a Registration Statement on Form S-4 to register with the SEC up to 4,279,306 shares of CenterState common stock to be issued pursuant to the merger. This proxy statement/prospectus is a part of that Registration Statement on Form S-4. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the Registration Statement on Form S-4 or in the exhibits or schedules to the Registration Statement on Form S-4. You may read and copy the Registration Statement on Form S-4, including any amendments, schedules and exhibits, at the SEC’s Public Reference Room at the address set forth above. The Registration Statement on Form S-4, including any amendments, schedules and exhibits, is also available, free of charge, by accessing the websites of the SEC and CenterState or upon written request to CenterState at the address set forth above.

Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the Registration Statement on Form S-4. This proxy statement/prospectus incorporates important business and financial information about CenterState that is not included in or delivered with this document, including incorporating by reference documents that CenterState has previously filed with the SEC. These documents contain important information about CenterState and its financial condition. See “Documents Incorporated by Reference.” These documents are available free of charge upon written request to CenterState at the address listed above.

To obtain timely delivery of these documents, you must request them no later than                 , 2017 in order to receive them before the Special Meeting of shareholders.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. CenterState supplied all information contained in, or incorporated by reference into, this proxy statement/prospectus relating to CenterState, and Platinum supplied all information contained in this proxy statement/prospectus relating to Platinum.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to Platinum shareholders nor the issuance of CenterState common stock or the payment of cash by CenterState in the merger shall create any implication to the contrary.

No person has been authorized to give any information or make any representation about the merger or Platinum Bank Holding Company or CenterState Banks, Inc. that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

i

APPENDICES:

Appendix A -	Agreement and Plan of Merger dated October 17, 2016 by and between Platinum Bank Holding Company and CenterState Banks, Inc.
Appendix B -	Opinion of Hovde Group, LLC
Appendix C -	Provisions of Florida Business Corporation Act Relating to Appraisal Rights

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you may have about the special meeting and the proposed merger, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the special meeting and the proposed merger. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve and adopt the Agreement and Plan of Merger dated October 17, 2016 entered into between CenterState Banks, Inc. (“CenterState”) and Platinum Bank Holding Company (“Platinum”), which we will refer to as the merger agreement, and provides for the merger of Platinum with and into CenterState. Immediately thereafter, Platinum’s wholly owned subsidiary, Platinum Bank will be merged with and into CenterState’s wholly owned subsidiary, CenterState Bank of Florida N.A. (“CenterState Bank”), with CenterState Bank being the surviving subsidiary bank of CenterState. Under applicable law, the shareholders of Platinum must vote to approve the merger agreement because Platinum will be merged out of existence, and Platinum shareholders receiving shares of CenterState common stock as a result of the merger will become CenterState shareholders.

In addition, Platinum shareholders are being asked to approve a proposal referred to as the Adjournment Proposal, providing for one or more adjournments of the Platinum Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes to approve the merger agreement at the time of the Special Meeting.

Q:	Why do CenterState and Platinum want to merge?

A:	We believe the combination of CenterState and Platinum will create one of the leading community banking franchises in the State of Florida. The Platinum board of directors has determined that the merger is fair to, and in the best interest of, Platinum and its shareholders, and unanimously recommends that Platinum shareholders vote for approval of the merger agreement. You should review the reasons for the merger described in greater detail under “The Merger — Platinum’s Reasons for the Merger; Recommendation of the Platinum Board of Directors” and “The Merger — CenterState’s Reasons for the Merger.”

Q:	What will I receive in the merger for my shares of Platinum common stock?

A:	Under the terms of the merger agreement, Platinum shareholders will be entitled to receive for each share of Platinum common stock they hold, 3.7832 shares of CenterState common stock (the “Stock Consideration”) and $7.60 in cash (the “Cash Consideration”). The aggregate value of the Stock Consideration and the Cash Consideration (collectively, the “Merger Consideration”) was based on the price at which shares of CenterState common stock were traded during the first two weeks of September, 2017 ($18.08 per share, which we refer to as the “Initial CenterState Market Price”) when CenterState and Platinum began negotiations leading to the merger agreement. The merger consideration was based on the total value of $76.00 per share of Platinum common stock, with 10% of the amount ($7.60) to be payable in cash, and the balance (90%, or $68.40) payable by issuance of 3.7832 shares of CenterState common stock which, at the Initial CenterState Market Price of $18.08 per share, equals $68.40.

Q:	What will happen if the trading price of CenterState common stock changes significantly prior to completion of the Merger?

A:

Because the Merger Consideration is fixed, and it was based on an Initial CenterState Market Price of $18.08 in early September, CenterState and Platinum agreed to include provisions in the merger agreement by which each party would have an opportunity to terminate the merger agreement in the event the average closing price of the CenterState common stock is (i) 17.5% higher or lower than $18.08, and (ii) the change in the CenterState stock price is greater than any corresponding change in an index of stock prices of banks listed on the Nasdaq Stock Market. However, neither CenterState nor Platinum may use this provision to terminate the merger agreement unless it first gives the other party an opportunity to make or accept, as the case may be, an adjustment of the merger consideration so that, at the closing of the merger, the aggregate merger consideration will be within the allowable range (17.5% plus or minus) of the merger consideration as determined by reference to the $18.08 Initial CenterState Market Price.

Q:	How will this adjustment work?

A:	The merger agreement includes a formula for determining (i) whether a party has the right to terminate the merger agreement due to a change in the price of the CenterState common stock, and (ii) the amount of any required adjustment to the merger consideration in order to preclude such termination. Pursuant to this formula:

(i)	If the average closing price of the CenterState common stock during a 10-day period prior to a specified determination date close to the closing of the merger is less than $14.92 per share (that is, a decline of more than 17.5% from the Initial CenterState Market Price of $18.08 per share), and

(ii)	That decline, on a percentage basis, is greater than any corresponding decline in the Nasdaq Bank Index during the same period, then

(iii)	Platinum’s board of directors would have the right to terminate the merger agreement unless CenterState increases the amount of the cash consideration by an amount sufficient to result in aggregate merger consideration equal to a maximum of $64.03 for each share of Platinum common stock (or such lesser amount as adjusted for the performance of the Nasdaq Bank Index).

Conversely, if the average closing price of the CenterState common stock during the period prior to the determination date is equal to or greater than $21.24 (that is, an increase of more than 17.5% above the Initial CenterState Market Price of $18.08), and such increase is greater than any corresponding increase in the Nasdaq Bank Index, then the board of directors of CenterState would have a right to terminate the merger agreement unless Platinum accepts a reduction in the number of shares comprising the stock consideration by an amount sufficient to result in aggregate merger consideration equal to a minimum of $87.97 for each share of Platinum common stock (or such greater amount as adjusted for the performance of the Nasdaq Bank Index).

For additional information on these termination provisions, please see pages 68 through 70 of this proxy statement/prospectus.

The value of the shares of CenterState common stock to be issued in the merger will fluctuate between now and the closing date of the merger. You should obtain current sale prices for the CenterState common stock. The CenterState common stock is traded on the Nasdaq Global Select Market under the symbol “CSFL.”

Q:	Should I send my Certificates now?

A:	No. After the merger is completed, Platinum shareholders will be sent written instructions explaining how to exchange their Platinum common stock certificates for CenterState common stock certificates and cash.

Q:	What will Platinum option holders receive in the merger?

A:	If the merger is completed, each option to acquire shares of Platinum common stock which is then outstanding shall automatically become vested and shall be settled in cash based upon the amount by which $76.00 exceeds the exercise price of such option.

Q.	What will happen to Platinum Bank following the merger?

A.	Immediately following the merger, Platinum Bank will be merged with and into CenterState Bank.

Q:	Does the Platinum board of directors support the merger?

A:	Yes. The Platinum board of directors has determined that the merger is fair to, and in the best interest of, Platinum’s shareholders and unanimously recommends that shareholders vote for approval and adoption of the merger agreement and the merger. In that regard, Platinum’s directors have entered into shareholder voting agreements with CenterState under which they have agreed, among other things, to vote all of the shares they beneficially own for approval of the merger agreement. A total of 255,445 shares of Platinum common stock, representing approximately 22.99% of the outstanding shares of Platinum common stock entitled to vote at the Special Meeting, are subject to these shareholder voting agreements.

Q:	When and where is the Special Meeting of Platinum shareholders?

A:	The Platinum Special Meeting will take place on , 2017, at 4:30 p.m., local time, at the main office of Platinum at 802 West Lumsden Road, Brandon, Florida 33511.

Q:	Who can vote at the Special Meeting of Platinum shareholders?

A:	You can vote at the Special Meeting if you own shares of Platinum common stock at the close of business on , 2017, the record date for the Special Meeting. As of the close of business on that date, approximately 1,111,134 shares of Platinum common stock were outstanding.

Q:	What vote is required to approve the merger agreement?

A:	Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Platinum common stock outstanding on the record date. Shareholders will have one vote for each share of Platinum common stock owned by them.

Q:	What do I need to do now?

A:	Just indicate on your proxy card how you want to vote. Sign and return the proxy card in the enclosed prepaid return envelope marked “Proxy” as soon as possible, so that your shares may be represented and voted at the Special Meeting to be held on , 2017.

Q:	What if I do not vote?

A:	If you do not vote, it (i) will have the same effect as voting your shares against the merger, and (ii) will have no effect on the Adjournment Proposal.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. There are three ways in which you may revoke your proxy and change your vote. First, you may send a written notice to the Corporate Secretary of Platinum, stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may attend the Special Meeting and vote in person. Simply attending the Special Meeting, however, will not revoke your proxy.

Q:	When do you expect the merger to be completed?

A:	We expect the merger to be completed in the second quarter of 2017. We are working towards completing the merger as quickly as possible. To do so, the shareholders of Platinum must approve the merger agreement and CenterState must obtain the bank regulatory approvals that are necessary to complete the merger and other conditions must be satisfied. See “The Merger Agreement — Conditions to Completion of the Merger.”

Q:	Can I exercise dissenters’ rights in connection with the merger?

A:	Yes. If you want to exercise appraisal rights and receive fair value of shares of Platinum common stock in cash instead of the merger consideration, then you must file a written objection with Platinum prior to the Special Meeting stating, among other things, that you will exercise your right to dissent if the merger is completed. Also, you may not vote in favor of the merger agreement and must follow other procedures, both before and after the Special Meeting, as described in Appendix C to this proxy statement/prospectus. Note that if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the merger agreement, then your shares will automatically be voted in favor of the merger agreement and you will lose all appraisal rights available under Florida law. See “The Merger — Appraisal Rights for Platinum Shareholders.”

Q:	What are the U.S. federal income tax consequences of the merger to Platinum shareholders?

A:	The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer as the “Code.” Accordingly, a Platinum shareholder generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the CenterState common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of Platinum common stock surrendered) and (2) the amount of cash received pursuant to the merger. Further, a Platinum shareholder generally will recognize gain or loss with respect to cash received instead of fractional shares of CenterState common stock that the Platinum common shareholder would otherwise be entitled to receive. For further information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	Whom should I call with questions or to obtain additional copies of this proxy statement/prospectus?

A:	Platinum shareholders should contact Jerry M. Kyle, at Platinum Bank Holding Company, 802 West Lumsden Road, Brandon, Florida 33511; telephone (813) 655-1234.

SUMMARY

This following summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire proxy statement/prospectus and the other documents to which we refer to understand fully the merger. See “Where You Can Find More Information” on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this proxy statement/prospectus. Platinum Bank Holding Company (“Platinum”) and CenterState Banks, Inc. (“CenterState”) encourage you to read the merger agreement because it is the legal document that governs the merger.

Risk Factors (see page 16)

You should consider in particular the factors as described under “Risk Factors”.

Information regarding CenterState and Platinum (see pages 73 and 74)

CenterState Banks, Inc.

1101 First Street South

Winter Haven, Florida 33880

(863) 293-4710

CenterState Banks, Inc. (“CenterState”) is a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and owns all the outstanding shares of CenterState Bank of Florida, N.A. (“CenterState Bank”) and R4ALL, Inc. (“R4ALL”) a non-bank subsidiary formed to acquire and dispose of troubled assets from CenterState Bank. Headquartered in Winter Haven, Florida between Orlando and Tampa, CenterState provides a full range of consumer and commercial banking services to individuals, businesses and industries through its 67 full service banking locations in 23 counties throughout Florida and through our loan production office in Macon, Georgia. In addition to providing traditional deposit and lending products and services to commercial and retail customers through its 67 locations, CenterState also operates a correspondent banking and bond sales division. At September 30, 2016, CenterState had total consolidated assets of $5.0 billion, total consolidated loans of $3.3 billion, total consolidated deposits of $4.1 billion, and total consolidated shareholders’ equity of $552.8 million. CenterState’s common stock is listed on the Nasdaq Global Select Market under the symbol “CSFL”.

Platinum Bank Holding Company

802 West Lumsden Road,

Brandon, Florida 33511

(813) 655-1234

Platinum Bank Holding Company (“Platinum”) is a bank holding company incorporated under the laws of the State of Florida in 2011, which owns all of the outstanding shares of Platinum Bank, a state chartered commercial bank that is engaged in providing a variety of commercial banking and related financial products and services through its seven banking locations in West Central Florida. At September 30, 2016, Platinum had total consolidated assets of $584 million, total consolidated loans of $452 million and total consolidated deposits of $495 million. Total common shareholders’ equity at September 30, 2016 was $47 million.

Pending Acquisition of Gateway Financial Holdings of Florida, Inc.

On November 30, 2016, CenterState and Gateway Financial Holdings of Florida, Inc. (“GFHF”) announced the signing of a definitive agreement for CenterState to acquire GFHF, the holding company of Gateway Bank of

Florida, Gateway Bank of Central Florida, and Gateway Bank of Southwest Florida. The transaction was approved by the boards of directors of each of CenterState and GFHF and is expected to close in the second quarter of 2017. Completion of the transaction is subject to customary closing conditions, including receipt of required regulatory approvals and approval of GFHF’s shareholders. Under the terms of the agreement, holders of GFHF common stock will receive $18.00 in cash or 0.95 shares of CenterState common stock for each share of GFHF common stock; provided, however, that the aggregate cash payment shall constitute 30% of the merger consideration, which equates to an aggregate transaction value of approximately $132 million.

At September 30, 2016, GFHF had total consolidated assets of approximately $880 million, total consolidated loans, net of allowance for loan losses, of approximately $535 million, and total consolidated deposits of approximately $722 million. GFHF’s total common shareholders’ equity at September 30, 2016 was approximately $83 million.

Platinum Special Meeting (see page 30)

The Special Meeting of Platinum shareholders will be held on                 , 2017, at 4:30 p.m., local time, at its corporate headquarters, located at 802 West Lumsden Road, Brandon, Florida 33511. At the Special Meeting, Platinum shareholders will be asked to vote on:

•	the proposal to approve the merger agreement;

•	any proposal of the Platinum board of directors to adjourn or postpone the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the merger agreement; and

•	any other matters as may properly be brought before the Special Meeting or any adjournment or postponement of the Special Meeting.

You can vote at the Special Meeting if you owned Platinum common stock as of the close of business on                 , 2016. On that date, there were an aggregate of 1,111,134 shares of Platinum common stock outstanding and entitled to vote, approximately 23.89% of which were owned and entitled to be voted by Platinum directors and executive officers and their affiliates. As of the record date, neither CenterState nor any of its directors or executive officers owned or had the right to vote any of the outstanding shares of Platinum common stock. You can cast one vote for each share of Platinum common stock you owned on that date.

In order to approve the merger agreement, the holders of at least a majority of the outstanding shares of Platinum common stock entitled to vote, and voting together as a single class, must vote in favor of doing so. Platinum’s directors have entered into shareholder voting agreements with CenterState under which they have agreed, among other things, to vote all of the shares they beneficially own for approval of the merger agreement. A total of 255,445 shares of Platinum common stock, representing approximately 22.99% of the outstanding shares of Platinum common stock entitled to vote at the Special Meeting, are subject to these shareholder voting agreements.

The Merger (see page 55)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

In the merger, Platinum will merge with and into CenterState, with CenterState as the surviving company. It is expected that, after the effective time of the merger and at or after the close of business on the closing date of the merger, Platinum Bank will merge into CenterState Bank, with CenterState Bank as the surviving bank. We refer to the merger of CenterState Bank and Platinum Bank as the “bank merger.”

Closing and Effective Time of the Merger (see page 55)

The closing date is expected to occur during the second quarter of 2017. The merger will become effective at such time as the articles of merger are filed with the Secretary of State of Florida or such other time as may be specified in the articles of merger.

Merger Consideration (see page 55)

Under the terms of the merger agreement, Platinum shareholders will be entitled to receive for each share of Platinum common stock they hold, 3.7832 shares of CenterState common stock (the “Stock Consideration”) and $7.60 in cash (the “Cash Consideration”).

However, the amount of the Cash Consideration is subject to increase in the event that both:

(i)	the average closing price of the CenterState common stock during a specified time period prior to completion of the merger has declined by more than 17.5% from the Initial CenterState Market Price of $18.08 (that is, to less than $14.92 per share), and

(ii)	such decline exceeds any corresponding decline in the Nasdaq Bank Index during the same period.

In such case, that is, where the average closing price of CenterState common stock prior to the merger has declined by more than 17.5% from the Initial CenterState Market Price, and such decline exceeds any corresponding decline in the Nasdaq Bank Index, the board of directors of Platinum may terminate the merger agreement unless CenterState contributes additional Cash Consideration to the Platinum shareholders in a sufficient amount to result in aggregate merger consideration of not less than $64.03 for each share of Platinum common stock (or such lesser amount as adjusted for the performance of the Nasdaq Bank Index).

Conversely, if the average closing price of the CenterState common stock prior to the merger should rise by more than $17.5% above the Initial CenterState Market Price of $18.08 (that is, to a price greater than $21.24 per share), and such increase is greater than any corresponding increase in the Nasdaq Bank Index, CenterState may terminate the merger agreement unless Platinum accepts a reduction in the Stock Consideration sufficient to result in the aggregate merger consideration of not more than $87.97 per share of Platinum common stock (or such greater amount as adjusted for the performance of the Nasdaq Bank Index)

For additional information on these possible merger consideration adjustment provisions, please see pages 68 through 70 of this proxy statement/prospectus.

The value of the shares of CenterState common stock to be issued in the merger will fluctuate between now and the closing date of the merger. You should obtain current sale prices for the CenterState common stock. The CenterState common stock is traded on the Nasdaq Global Select Market under the symbol “CSFL.” The Platinum common stock is not traded on any established trading market.

No fractional shares of CenterState common stock will be issued in the merger. Instead, CenterState will make a cash payment without interest to each Platinum shareholder who would otherwise receive a fractional share of CenterState common stock in an amount determined by multiplying the fraction of a share of CenterState common stock otherwise issuable by the average closing sales price for the CenterState common stock during a specified period prior to completion of the merger.

Equivalent Platinum Per Share Value

CenterState common stock trades on the Nasdaq Global Select Market under the symbol “CSFL.” The Platinum common stock is not listed or traded on any established securities exchange or quotation system. The following table presents the closing price of CenterState common stock on October 17, 2016, the last trading day

before the date of the public announcement of the merger agreement, and                 , 2016, a date shortly before the date of this proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of Platinum common stock on those dates, calculated by multiplying the closing sales price of CenterState common stock on those dates by 3.7832.

Date	CenterState closing sale price		Equivalent Platinum per share value
October 17, 2016		$17.77		$67.23
, 2016	$		$

The value of the shares of CenterState common stock to be issued in the merger will fluctuate between now and the closing date of the merger. You should obtain current sale prices for the CenterState common stock.

Surrender of Stock Certificates (see page 57 — Exchange of Stock Certificates)

Promptly after the effective time of the merger, CenterState’s exchange agent, Continental Stock Transfer and Trust Company, will mail to each holder of record of Platinum common stock (other than a holder of dissenting shares) a letter of transmittal and instructions for the surrender of the holder’s Platinum stock certificate(s) for the merger consideration (including cash in lieu of any fractional CenterState shares) and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.

Please do not send in your certificate until you receive these instructions.

Material U.S. Federal Income Tax Consequences of the Merger (see page 48)

It is expected that the merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). As a tax-free reorganization, the holders of shares of Platinum common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of their shares in the merger, except to the extent of the total Cash Consideration and cash in lieu of any fractional shares of CenterState common stock. The U.S. federal income tax consequences described above may not apply to all holders of Platinum common stock. Tax matters are very complicated and the consequences of the merger to any particular Platinum shareholder will depend on that shareholder’s particular facts and circumstances. You should consult your own tax advisor to determine the particular tax consequences of the merger to you.

Appraisal Rights (see page 51 and Appendix C to this proxy statement/prospectus)

Under Florida law, Platinum shareholders have the right to dissent from the merger and receive a cash payment equal to the fair value of their shares of Platinum common stock instead of receiving the merger consideration. To exercise appraisal rights, Platinum shareholders must strictly follow the procedures established by Sections 607.1301 through 607.1333 of the Florida Business Corporation Act (“FBCA”), which include filing a written objection with Platinum prior to the Special Meeting stating, among other things, that the shareholder will exercise his or her right to dissent if the merger is completed, and not voting for approval of the merger agreement.

Platinum’s Reasons for the Merger; Recommendation of the Platinum Board of Directors (see page 36)

The Platinum board of directors has determined that the merger is fair, and in the best interests of, Platinum and its shareholders and unanimously recommends that Platinum shareholders vote “FOR” approval of the merger agreement and “FOR” the approval of the other proposals described in this proxy statement/prospectus.

In determining whether to approve the merger agreement, the Platinum board of directors consulted with certain of its senior management and with its legal and financial advisors. In arriving at its determination, the Platinum board of directors also considered the factors described under “The Merger — Platinum’s Reasons for the Merger; Recommendation of the Platinum Board of Directors.”

Opinion of Hovde Group, LLC, Financial Advisor of Platinum (see page 39 and Appendix B)

On October 17, 2016, Hovde Group, LLC (“Hovde”) provided the Platinum board of directors with a written opinion regarding the fairness of the merger consideration to be received by Platinum shareholders from a financial point of view.

The Hovde opinion was directed to the Platinum board of directors and relates only to the fairness of the merger consideration to be received by Platinum shareholders, from a financial point of view. Hovde opinion does not address any other aspect of the merger and is not a recommendation to any Platinum shareholder as to how such shareholder should vote at the Special Meeting.

The full text of the Hovde’s October 17, 2016 opinion is included as Appendix B to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde in rendering its opinion. The description of the opinion is qualified in its entirety by reference to the opinion. Platinum shareholders are urged to read the entire opinion carefully in connection with their consideration of the merger agreement.

Interests of Platinum Directors and Executive Officers in the Merger (see page 47)

Some of the executive officers and directors of Platinum have interests in the merger that are in addition to, or different from, the interests of Platinum’s shareholders generally. These interests include the following:

•	The merger agreement provides for the acceleration of the vesting of the 20,000 Platinum stock options;

•	Certain Platinum executives are entitled to certain payments pursuant to the termination of their existing change in control agreements and supplemental retirement plan agreements between the executives and Platinum;

•	Certain Platinum Bank officers have entered into employment and consulting agreements with CenterState Bank, effective as of the closing of the merger; and

•	Platinum’s directors and executive officers will be entitled to indemnification by CenterState with respect to claims arising from matters occurring at or prior to the closing of the merger and to coverage under a directors’ and officers’ liability insurance policy for six years after the merger.

These interests are discussed in more detail in the Section entitled “The Merger — Interests of Platinum Executive Officers and Directors in the Merger.” The Platinum board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Treatment of Platinum Stock Options (see page 58 — Stock Options)

If the merger is completed, each option to acquire shares of Platinum common stock which is then outstanding shall automatically become vested and shall be settled in cash based upon the amount by which $76.00 exceeds the exercise price.

Regulatory Approvals (see page 50)

The merger and the bank merger are subject to various regulatory approvals, including approvals from the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Office of the Comptroller of the Currency (“OCC”). Notifications and/or applications requesting approvals for the merger or for the bank merger may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. The parties have filed notices and applications to obtain the necessary regulatory approvals. Although the parties currently believe they should be able to obtain all regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on the combined company after the completion of the merger. We make no assurance that the regulatory approvals received will not contain any condition, or carryover of any condition applicable to Platinum or Platinum Bank, that would increase any of the minimum regulatory capital requirements of CenterState following the merger or of CenterState Bank following the bank merger. It is a condition to CenterState’s obligation to complete the merger that no such regulatory condition be imposed. The regulatory approvals to which the completion of the merger and bank merger are subject are described in more detail under the section entitled “The Merger – Conditions to Completion of the Merger.”

Conditions to Completion of the Merger (see page 67)

The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:

•	the approval of the merger agreement by Platinum shareholders;

•	the authorization for listing on the Nasdaq Global Select Market of the shares of CenterState common stock to be issued in the merger;

•	the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”);

•	the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

•	the receipt of all regulatory approvals required to consummate the transactions contemplated by the merger agreement, without any condition that would reasonably be expected to constitute a material adverse effect on CenterState or CenterState Bank, or increase any of the minimum regulatory capital requirements of CenterState following the merger or CenterState Bank following the bank merger, and the expiration of all statutory waiting periods;

•	accuracy, generally in all material respects, of CenterState’s and Platinum’s respective representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement);

•	performance in all material respects by CenterState and Platinum of their respective obligations under the merger agreement; and

•

as a condition to CenterState’s obligation to complete the merger, (i) that any dissenting shares constitute less than 5% of the outstanding shares of Platinum’s common stock, (ii) that the consummation of the merger will not trigger any “excess parachute payment” under the Internal Revenue Code, (iii) that all change in control agreements, salary continuation agreements, severance agreements, employment agreements, and similar compensation arrangements between Platinum and/or Platinum Bank and any officer, director or employee shall be amended or terminated as of the effective time of the merger, and (iv) that there shall have been no event which would have a material adverse effect on Platinum.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Third Party Proposals (see page 64)

Platinum has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than CenterState, and to certain related matters. The merger agreement does not, however, prohibit Platinum from considering prior to the Special Meeting an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.

Termination (see page 68)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by Platinum shareholders:

•	by mutual written consent of CenterState and Platinum;

•	by either CenterState or Platinum, if (i) a regulatory or other governmental authority that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and non-appealable (provided that the denial is not attributable to the failure of the party seeking to terminate the merger agreement to perform any covenant in the merger agreement required to be performed prior to the effective time of the merger) or (ii) a regulatory or other governmental authority has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the completion of the merger or the bank merger;

•	by either CenterState or Platinum, if the merger has not been completed by May 15, 2017, unless the failure to complete the merger by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•	by either CenterState or Platinum, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the merger agreement, that would, individually or in the aggregate, result in the failure to satisfy the closing conditions of the party seeking termination and such breach is not cured within 20 days following written notice to the breaching party or by its nature or timing cannot be cured within that time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

•	by CenterState, if (i) the Platinum board of directors fails to recommend that the Platinum shareholders approve the merger agreement or withdraws or modifies, in a manner adverse to CenterState, such recommendation or makes, or causes to be made, any third party or public communication proposing or announcing an intention to withdraw or modify, in any manner adverse to CenterState, such recommendation (referred to as a “change in recommendation”), or (ii) Platinum materially breaches any of the provisions of the merger agreement relating to third party proposals;

•	by Platinum, prior to obtaining the approval of the merger agreement by the Platinum shareholders, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party proposals (provided that Platinum has not materially breached any such provisions and pays CenterState the required termination fee);

•

by either CenterState or Platinum, if the Platinum shareholders fail to approve the merger agreement at a duly held meeting of Platinum shareholders or any adjournment or postponement thereof (provided that the board of directors of Platinum has not failed to recommend that Platinum shareholders approve the merger agreement and Platinum has not materially breached any of the provisions of the merger agreement relating to third party proposals); and

•	by Platinum, if both of the following conditions exist:

(i)	the number obtained by dividing the average closing sales price of the CenterState common stock during a specified time prior to completion of the merger by $18.08 is less than 0.825, and

(ii)	the number obtained in (i) above is less than the number obtained by dividing the NASDAQ Bank Index during the same period by $3,019.48 (the “Index Ratio”), and then subtracting 0.175,

and Platinum complies with the following. First, Platinum must elect to terminate the merger agreement. If Platinum elects to exercise its termination right, it must give prompt written notice to CenterState. During the five business day period commencing with its receipt of such notice, CenterState has the option to increase the per share cash consideration by adjusting it to equal the lesser of

(x) the product of the Average Closing Price and an amount equal to (1) the quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of: (A) the Stock Consideration (as then in effect) and (B) the Index Ratio minus 0.175, and the denominator of which is equal to the CenterState Ratio, less (2) the Stock Consideration (as then in effect), or

(y) the product of the Average Closing Price and an amount equal to (1) the quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of: (A) the Stock Consideration (as then in effect), $18.08 and (B) 0.825, and the denominator or which is equal to the Average Closing Price, less (2) the Stock Consideration (as then in effect).

If CenterState so elects within such five business day period, it must give written notice to Platinum of such election and the amount of the increase in the per share cash consideration, whereupon no termination will have occurred and the merger agreement will remain in effect in accordance with its terms (except as the payment of cash to holders of Platinum common stock shall have been so modified).

•	by CenterState, if both of the following conditions exist:

(i)	the number obtained by dividing the average closing sales price of the CenterState common stock during a specified time prior to completion of the merger by $18.08 is greater than 1.175, and

(ii)	the number obtained in (i) above is greater than the number obtained by adding 0.175 to the Index Ratio,

and CenterState complies with the following. First, CenterState must elect to terminate the merger agreement. If CenterState elects to exercise its termination right, it must give prompt written notice to Platinum. During the five business day period commencing with its receipt of such notice, Platinum has the option to accept a reduction in the per share stock consideration by adjusting it to equal the higher of:

(x) the quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of (A) the Stock Consideration (as then in effect) and (B) the Index Ratio plus 0.175, and the denominator of which is equal to the CenterState Ratio, or

(y) the quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the Stock Consideration (as then in effect), $18.08 and 1.175, and the denominator of which is the Average Closing Price.

If Platinum so elects within such five business day period, it must give written notice to CenterState of its election to proceed with the merger by accepting the decrease in the per share stock consideration, whereupon no termination will have occurred and the merger agreement will remain in effect in accordance with its terms (except as the payment of such shares of CenterState common stock to holders of Platinum common stock shall have been so modified).

However, CenterState will not have the right to terminate the merger agreement if there is an announcement of an acquisition proposal for CenterState or CenterState Bank between the date of the merger agreement and the Determination Date and, following such announcement, the CenterState Ratio increases to an amount in excess of 1.175.

For purposes of the above termination provisions of the merger agreement by Platinum and CenterState, the following terms have the meanings indicated:

“Average Closing Price” means the closing price of the CenterState common stock as reported on the Nasdaq Stock Market over the 10 consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.

“CenterState Ratio” means the number obtained by dividing the Average Closing Price by $18.08.

“Determination Date” means the later of (i) the date on which the last required regulatory approval is obtained without regard to any requisite waiting period, or (ii) the date on which the Platinum shareholders approve the merger agreement.

“Final Index Price” means the average of the Index Prices for the 10 consecutive trading days ending on the trading day prior to the Determination Date.

“Index Group” means the Nasdaq Bank Index.

“Index Price” means the closing price of the Index Group on any applicable Trading Day.

“Index Ratio” means the number obtained by dividing the Final Index Price by $18.08.

“Trading Day” means any day on which the Nasdaq Stock Market is open for trading; provided that, a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

Termination Fee (see page 70)

Platinum must pay CenterState a termination fee of $4.1 million:

•	if the merger agreement is terminated by CenterState because the Platinum board of directors did not recommend that the Platinum shareholders approve the merger agreement or made a change in recommendation, or because Platinum materially breaches certain of the provisions of the merger agreement relating to third party proposals;

•	if the merger agreement is terminated by Platinum, prior to obtaining approval of the merger agreement by the Platinum shareholders, in order to enter into an agreement relating to a superior proposal and Platinum has not materially breached certain of the provisions of the merger agreement relating to third party proposals; or

•	if the merger agreement is terminated by CenterState or Platinum because the Platinum shareholders fail to approve the merger agreement and, if prior to such termination, there is a publicly announced acquisition proposal (as defined in the merger agreement) and, within 12 months of such termination, Platinum or Platinum Bank enters into a definitive agreement with respect to such acquisition proposal or completes such acquisition proposal.

Nasdaq Listing (see page 61)

CenterState will use its commercially reasonable best efforts to cause the shares of CenterState common stock to be issued to the holders of Platinum common stock in the merger to be authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.

Accounting Treatment (see page 50)

CenterState will account for the merger under the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America.

Resale of CenterState Common Stock

All shares of CenterState common stock received by Platinum shareholders in the merger will be freely tradeable for purposes of the Securities Act, except for shares of CenterState common stock received by any such holder who becomes an “affiliate” of CenterState after the completion of the merger. This proxy statement/prospectus does not cover resales of shares of CenterState common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Market Prices and Dividend Information (see page 28)

CenterState

CenterState common stock is traded on the Nasdaq Global Select Market under the symbol “CSFL.” The following table sets forth the reported high and low sales prices of shares of CenterState common stock and the quarterly cash dividends per share of CenterState common stock declared, in each case for the periods indicated.

	CenterState Common Stock
	High	Low	Dividends
2016
First Quarter	$15.72	$12.57	$0.04
Second Quarter	$16.59	$14.49	$0.04
Third Quarter	$18.27	$15.30	$0.04
Fourth Quarter (through December 6, 2016)	$24.85	$17.09	$0.04
2015
First Quarter	$12.35	$10.94	$0.01
Second Quarter	$13.98	$11.70	$0.02
Third Quarter	$15.00	$12.20	$0.02
Fourth Quarter	$16.24	$14.24	$0.02
2014
First Quarter	$11.65	$9.87	$0.01
Second Quarter	$11.60	$10.28	$0.01
Third Quarter	$11.60	$10.03	$0.01
Fourth Quarter	$12.00	$10.10	$0.01

The holders of CenterState common stock receive dividends if and when declared by the CenterState board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws. As of December 6, 2016, there were 48,046,419 shares of CenterState common stock outstanding and owned by approximately 1,245 registered shareholders of record.

Platinum

Platinum common stock is not listed or traded on any established market. The following table sets forth the high and low sales prices of shares of Platinum common stock to the extent known to management of Platinum. These transactions represent privately negotiated transactions directly between the purchaser and seller and do not include all transactions that have occurred, because such transactions are not subject to any reporting system. The shares of Platinum common stock are not traded frequently. The following also sets forth the cash dividends per share of Platinum common stock declared, in each case for the periods indicated.

	Platinum Common Stock
	High	Low	Dividends
2016
First Quarter	—	—	—
Second Quarter	—	—	$1.57
Third Quarter	—	—	—
Fourth Quarter (through December 6, 2016)	—	—	—
2015
First Quarter	—	—	—
Second Quarter	$36.44	$36.44	$1.45
Third Quarter	$36.44	$36.44	—
Fourth Quarter	—	—	—
2014
First Quarter	$33.50	$30.00	—
Second Quarter	$34.00	$34.00	$1.40
Third Quarter	$34.22	$34.22	—
Fourth Quarter	—	—	—

The holders of Platinum common stock receive dividends if and when declared by the Platinum board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws. As of December 6, 2016, there were 1,111,134 shares of Platinum common stock outstanding and owned by approximately 91 registered shareholders of record.

Comparative Rights of CenterState Shareholders and Platinum Shareholders (Page 77)

Platinum shareholders, whose rights are currently governed by Platinum’s articles of incorporation, the Platinum’s bylaws and Florida law, will, upon completion of the merger, become shareholders of CenterState and their rights will be governed by CenterState’s articles of incorporation, the CenterState’s bylaws, and Florida law. The material differences between the rights of shareholders of CenterState and Platinum are (i) CenterState is authorized to issue up to 5,000,000 shares of preferred stock that it can issue from time to time, while Platinum is not authorized to issue any shares of preferred stock, (ii) CenterState has a director nomination policy providing a process for CenterState shareholders to nominate directors to the CenterState board, while Platinum’s articles of incorporation and bylaws do not provide for any such process, and (iii) holders of at least one-third of CenterState’s shares may call a special meeting of CenterState shareholders, while the call of the special meeting by Platinum’s shareholders requires the holders of at least a majority of the Platinum shares.

RISK FACTORS

In addition to the other information contained in, or incorporated by reference into, this proxy statement/prospectus, including CenterState’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, subsequent quarterly reports on Form 10-Q, and the matters addressed under “Forward-Looking Statements,” Platinum shareholders should consider the matters described below carefully in determining whether to vote to approve the merger agreement. Additional Risk Factors included in Item 1A in CenterState’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 are incorporated by reference. Platinum shareholders should read and consider those Risk Factors in addition to the Risk Factors listed below.

Because the sale price of the CenterState common stock may fluctuate, you cannot be sure of the value of the merger consideration that you will receive in the merger.

Under the terms of the merger agreement, each share of Platinum common stock outstanding immediately prior to the effective time of the merger (excluding dissenting shares) will be converted into the right to receive either 3.7832 shares of CenterState common stock (the “Stock Consideration”) and $7.60 in cash (the “Cash Consideration”), subject to certain limitations. The value of the shares of CenterState common stock to be issued to Platinum shareholders in the merger will fluctuate between now and the closing date of the merger due to a variety of factors, including general market and economic conditions, changes in the parties’ respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of CenterState and Platinum. We make no assurances as to whether or when the merger will be completed. Platinum shareholders should obtain current sale prices for shares of CenterState common stock before voting their shares of Platinum common stock at the Special Meeting.

Combining the two companies may be more difficult, costly or time consuming than expected, and CenterState may fail to realize all of the anticipated benefits of the merger.

CenterState and Platinum have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger will depend on, among other things, CenterState’s ability to realize anticipated cost savings and to combine the businesses of CenterState and Platinum in a manner that does not materially disrupt the existing customer relationships of either CenterState or Platinum or result in decreased revenues from customers of either of them. If CenterState is not able to successfully achieve these objectives, then the anticipated benefits of the merger may not be realized fully, if at all, or may take longer to realize than expected.

It is possible that the integration process could result in the loss of key employees, the disruption of either CenterState’s or Platinum’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of CenterState or Platinum to maintain relationships with their respective clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts by CenterState and Platinum will also divert management attention and resources. These integration matters could have an adverse effect on each of CenterState and Platinum during the transition period and on the combined company following completion of the merger.

The termination fees and the restrictions on third party proposals set forth in the merger agreement may discourage others from trying to acquire Platinum.

Until the completion of the merger, with some exceptions, Platinum is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to a proposal to acquire Platinum, such as a merger or other business combination transaction, with any person other than CenterState. In addition, Platinum has agreed to pay to CenterState in certain circumstances a termination fee equal to $4.1 million. These provisions could discourage other companies from trying to acquire Platinum even though those other companies might be willing to offer greater value to Platinum shareholders than CenterState has offered in the merger. The payment of any termination fee could also have a material adverse effect on Platinum’s financial condition. See “The Merger Agreement — Third Party Proposal,” “The Merger Agreement — Termination” and “The Merger Agreement — Termination Fee.”

If (a) the average closing price of CenterState common stock divided by $18.08 is less than 0.825 and (b) this ratio is less than the number obtained by dividing the Final Index Price by $3,019.48, and subtracting 0.175, then Platinum has the right to terminate the merger agreement and the merger would not occur.

If (a) the average closing price of CenterState common stock divided by $18.08 is less than 0.825 and (b) this ratio is less than the number obtained by dividing the Final Index Price by $3,019.48, and subtracting 0.175, then CenterState has the discretion, but not the obligation, to increase the merger consideration by increasing the Cash Consideration. If CenterState elects not to increase the Cash Consideration, Platinum may terminate the merger agreement.

As a result, even if Platinum shareholders approve the merger agreement, the merger may ultimately not be completed. Although the CenterState board of directors has the ability to increase the merger consideration and Platinum’s board of directors has the power to choose not to terminate the merger agreement and proceed with the merger if CenterState does not increase the Cash Consideration, there is no obligation of either board to exercise such power.

If (a) the average closing price of CenterState common stock divided by $18.08 is greater than 1.175 and (b) this ratio is greater than the number obtained by adding 0.175 to the Index Ratio, CenterState has the right to terminate the merger agreement and the merger would not occur.

If (a) the average closing price of CenterState common stock divided by $18.08 is greater than 1.175 and (b) this ratio is greater than the number obtained by adding 0.175 to the Index Ratio, Platinum has the discretion, but not the obligation, to accept a decrease in the merger consideration by decreasing the Stock Consideration. If Platinum elects not to accept a decrease in the merger consideration, CenterState may terminate the merger agreement.

As a result, even if Platinum shareholders approve the merger agreement, the merger may ultimately not be completed. Although the Platinum board of directors has the ability to accept a decrease in the Stock Consideration and CenterState’s board of directors has the power to choose not to terminate the merger agreement and proceed with the merger if Platinum does not accept a decrease in the Stock Consideration, there is no obligation of either board to exercise such power.

The opinion that Platinum has obtained from Hovde has not been, and is not expected to be, updated to reflect any changes in circumstances that may have occurred since the signing of the merger agreement.

The opinion issued to the Platinum board of directors by Hovde, financial advisor to Platinum, with respect to the fairness of the merger consideration to be received by Platinum shareholders, from a financial point of view, speaks only as of October 17, 2016. Changes in the operations and prospects of CenterState or Platinum, general market and economic conditions and other factors which may be beyond the control of CenterState and Platinum, and on which the opinion was based, may have altered the value of CenterState or Platinum or the sale prices of shares of CenterState common stock as of the date of this proxy statement/prospectus, or may alter such values and sale prices by the time the merger is completed. Hovde does not have any obligation to update, revise or reaffirm its opinion to reflect subsequent developments and has not done so. Because Platinum does not currently anticipate asking Hovde to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The Platinum board of directors’ recommendation that Platinum shareholders vote for approval of the merger agreement, however, is made as of the date of this proxy statement/prospectus. See “Agreement and Plan of Merger — Opinion” and Appendix B to this proxy statement/prospectus.

The merger and the bank merger are subject to the receipt of consents and approvals from regulatory authorities that may impose conditions that could have an adverse effect on CenterState.

Before the merger and the bank merger can be completed, various approvals or consents must be obtained from bank regulatory authorities. These authorities may impose conditions on the completion of the merger or the bank merger or require changes to their terms. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or the bank merger, or imposing additional costs on or limiting the revenues of CenterState following the merger, any of which might have a material adverse effect on CenterState following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected. See “The Merger Agreement — Conditions to Completion of the Merger.”

The merger is expected to, but may not, qualify as a tax-free “reorganization” within the meaning of the Code.

It is currently expected the merger will qualify as a tax-free “reorganization” within the meaning of the Code. If the merger does not qualify as a tax-free reorganization, then the holders of shares of Platinum common stock would recognize any gain with respect to the entire consideration received in the merger, including the per share stock consideration received. Tax matters are very complicated and the consequences of the merger to any particular Platinum shareholder will depend on that shareholder’s particular facts and circumstances. You should consult your own tax advisor to determine the particular tax consequences of the merger to you.

CenterState and Platinum may waive one or more of the conditions to the merger without re-soliciting shareholder approval for the merger.

Each of the conditions to the obligations of CenterState and Platinum to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of CenterState and Platinum, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of CenterState and Platinum may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies are necessary. CenterState and Platinum, however, generally do not expect any such waiver to be significant enough to require re-solicitation of shareholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of shareholders, the companies will have the discretion to complete the merger without seeking further shareholder approval.

The combined company expects to incur substantial expenses related to the merger. If the merger is not completed, these expenses will have been incurred without realizing the expected benefits of the merger.

The combined company expects to incur substantial expenses in connection with completing the merger and combining the businesses, operations, networks, systems, technologies, policies and procedures of CenterState and Platinum. Although CenterState and Platinum have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger. In addition, prior to completion of the merger, each of Platinum and CenterState will incur or have incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, CenterState and Platinum would have to recognize these expenses without realizing the anticipated benefits of the merger.

CenterState and Platinum shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

CenterState shareholders currently have the right to vote in the election of the board of directors of CenterState and on other matters affecting CenterState. Platinum shareholders currently have the right to vote in the election of the board of directors of Platinum and on other matters affecting Platinum. Upon the completion of the merger, each party’s shareholders will be shareholders of CenterState with a percentage ownership of CenterState that is smaller than such shareholders’ current percentage ownership of CenterState or Platinum, as applicable. It is currently expected that the former shareholders of Platinum as a group will receive shares in the merger constituting approximately 8% of the outstanding shares of the combined company’s common stock immediately after the merger. Because of this, Platinum and CenterState shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of CenterState or Platinum, as applicable.

Shares of CenterState common stock to be received by Platinum shareholders as a result of the merger will have rights different from the shares of Platinum common stock.

Upon completion of the merger, the rights of former Platinum shareholders will be governed by the article of incorporation and bylaws of CenterState. The rights associated with Platinum common stock are different from the rights associated with CenterState common stock, although both companies are organized under Florida law. Please see the section entitled “Comparison of Shareholders’ Rights” for a discussion of the different rights associated with CenterState common stock.

CenterState and Platinum will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of Platinum and CenterState. These uncertainties may impair CenterState’s or Platinum’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with us to seek to change existing business relationships with us or fail to extend an existing relationship with us. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.

The pursuit of the merger and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations. Retention of certain employees by CenterState or Platinum also may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with CenterState after the merger. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with CenterState or Platinum, CenterState’s business or Platinum’s business could be harmed.

In addition, in the merger agreement each party has agreed to operate its business in the ordinary course prior to closing, and is restricted from taking certain actions without the other party’s consent while the merger is pending. These restrictions may, among other matters, prevent such party from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the merger agreement, entering into other transactions or making other changes to such party’s business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on the party’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement — Conduct of Business Pending the Merger” for a description of the restrictive covenants applicable to Platinum and CenterState.

Failure of the merger to be consummated, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact CenterState and Platinum.

If the merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of the each party’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, the business, financial condition and results of operations of each company may be materially adversely affected. If the merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger.

Platinum’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Platinum shareholders.

Executive officers of Platinum negotiated the terms of the merger agreement with CenterState, and the Platinum board of directors unanimously approved and recommended that Platinum shareholders vote to approve the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that certain Platinum executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Platinum shareholders generally. See “The Merger Agreement — Interests of Platinum Executive Officers and Directors in the Merger” for information about these financial interests.

Future capital needs could result in dilution of shareholder investment.

CenterState’s board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of CenterState’s common stock. New investors may also have rights, preferences and privileges senior to CenterState’s shareholders which may adversely impact its shareholders.

The trading volume in CenterState’s common stock and the sale of substantial amounts of its common stock in the public market could depress the price of its common stock.

CenterState cannot predict the effect, if any, that future sales of its common stock in the market, or availability of shares of its common stock for sale in the market, will have on the market price of its common stock. CenterState therefore can give no assurance that sales of substantial amounts of its common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of its common stock to decline or impair its ability to raise capital through sales of its common stock.

CenterState’s ability to pay dividends is limited and it may be unable to pay future dividends.

During the last three fiscal quarters, CenterState has paid cash dividends of $0.04 per common share. CenterState’s ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. The ability of CenterState’s subsidiary bank to pay dividends to it is limited by its obligations to maintain sufficient capital and by other general restrictions on its dividends that are applicable to national banks that are regulated by the OCC. If CenterState does not satisfy these regulatory requirements, it will be unable to pay dividends on its common stock.

Holders of CenterState’s junior subordinated debentures have rights that are senior to those of its common shareholders.

CenterState has helped support its continued growth through the issuance of, and the acquisition of, through prior mergers, trust preferred securities from special purpose trusts and accompanying junior subordinated debentures. At September 30, 2016, CenterState had outstanding trust preferred securities and accompanying junior subordinated debentures totaling $30.5 million. Payments of the principal and interest on these debt instruments are conditionally guaranteed by it. Further, the accompanying junior subordinated debentures CenterState issued to the special purpose trusts are senior to CenterState’s shares of common stock. As a result, CenterState must make payments on the junior subordinated debentures before any dividends can be paid on its common stock and, in the event of CenterState’s bankruptcy, dissolution or liquidation, the holders of the junior subordinated debentures must be satisfied before any distributions can be made on CenterState’s common stock. CenterState has the right to defer distributions on its junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid on its common stock.

The market price of CenterState common stock after the merger may be affected by factors different from those affecting the shares of CenterState or Platinum currently.

Upon completion of the merger, holders of Platinum common stock will become holders of CenterState common stock. CenterState’s businesses differ from those of Platinum, and accordingly, the results of operations of CenterState will be affected by some factors that are different from those currently affecting the results of operations of Platinum. For a discussion of the businesses of CenterState and Platinum and of some important factors to consider in connection with those businesses, see the section entitled “The Parties to the Merger” and the documents incorporated by reference referred to under the section entitled “Where You Can Find More Information,” including, in particular, in the section entitled “Risk Factors” in CenterState’s Annual Report on Form 10-K for the year ended December 31, 2015.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included in, or incorporated by reference into, this proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to: (i) statements about the benefits of the merger, including future financial and operating results and cost savings that may be realized from the merger; (ii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of CenterState’s and Platinum’s managements, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond CenterState’s and Platinum’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of CenterState with the SEC that are incorporated by reference into this proxy statement/prospectus, as well as the following:

•	the merger may not be completed when expected because the requisite regulatory approvals for the merger, and/or the approval of the merger agreement by Platinum shareholders, might not be obtained or other conditions to the completion of the merger set forth in the merger agreement might not be satisfied or waived;

•	the sale price for the CenterState common stock could decline, before the completion of the merger, including as a result of the financial performance of Platinum, or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

•	the expected cost savings, synergies and other financial benefits from the merger might not be realized within the expected time frames or at all as a result of, among other things, changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the markets in which CenterState and Platinum operate;

•	Platinum’s business may not be integrated into CenterState’s business successfully, or such integration may take longer to accomplish than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse developments in relationships with employees, may be greater than expected; and

•	management time and effort may be diverted to the resolution of merger-related issues.

Because these forward-looking statements are subject to assumptions and uncertainties, CenterState’s and Platinum’s actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference into this proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus, and attributable to CenterState or Platinum or any person acting on their behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to in this “Forward-Looking Statements.” CenterState and Platinum undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CENTERSTATE

The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2015, 2014, 2013, 2012 and 2011 is derived from the audited consolidated financial statements of CenterState. The following selected historical consolidated financial data as of and for the nine months ended September 30, 2016 and 2015, is derived from the unaudited consolidated financial statements of CenterState and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of CenterState’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.

The results of operations as of and for the nine months ended September 30, 2016, are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2016 or any future period. You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and CenterState’s audited consolidated financial statements and accompanying notes included in CenterState’s Annual Report on Form 10-K for the twelve months ended December 31, 2015; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and CenterState’s unaudited consolidated financial statements and accompanying notes included in CenterState’s Quarterly Report on Form 10-Q for the nine months and three months ended September 30, 2016, both of which are incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated by Reference.”

(amounts are in thousands, except ratios, per share data, banking locations and FTEs)

	(unaudited) Nine months ended September 30,		Year ended December 31,
	2016	2015	2015	2014	2013	2012	2011

SUMMARY OF OPERATIONS:
Total interest income	$138,510	$121,222	$162,320	$138,227	$100,378	$94,950	$82,243
Total interest expense	(6,719)	(5,467)	(7,286)	(7,356)	(5,885)	(8,481)	(12,207)
Net interest income	131,791	115,755	155,034	130,871	94,493	86,469	70,036
Provision for loan losses	(2,696)	(3,950)	(4,493)	(826)	76	(9,220)	(45,991)
Net interest income after provision for loan losses	129,095	111,805	150,541	130,045	94,569	77,249	24,045
Non-interest income	25,332	9,809	9,883	6,027	12,445	20,336	14,422
Income from correspondent banking and bond sales division	21,801	17,971	27,563	20,153	20,410	35,707	27,066
Net gain on sale of securities available for sale	13	4	4	46	1,060	2,423	3,464
Bargain purchase gain, acquisition of institution	—	—	—	—	—	453	57,020
Gain on sale of bank branch office real estate	—	—	—	—	31	342	—
Credit related expenses	(1,157)	(989)	(2,295)	(5,282)	(12,730)	(11,206)	(12,696)
Non-interest expense	(135,073)	(93,007)	(123,787)	(130,899)	(98,032)	(110,774)	(101,993)
Income (loss) before income taxes	40,011	45,593	61,909	20,090	17,753	14,530	11,328
Income tax (expense) benefit	(13,697)	(16,651)	(22,571)	(7,126)	(5,510)	(4,625)	(3,419)
Net income (loss)	$26,314	$28,942	$39,338	$12,964	$12,243	$9,905	$7,909

	(unaudited) Nine months ended September 30,		Year ended December 31,
	2016	2015	2015	2014	2013	2012	2011

PER COMMON SHARE DATA:
Basic earnings (loss) per share	$0.55	$0.64	$0.87	$0.32	$0.41	$0.33	$0.26
Diluted earnings (loss) per share	$0.55	$0.63	$0.85	$0.31	$0.41	$0.33	$0.26
Common equity per common share outstanding	$11.51	$10.55	$10.79	$9.98	$9.08	$9.09	$8.74
Tangible common equity per common share outstanding (6)	$8.96	$8.57	$8.82	$7.95	$7.38	$7.36	$7.30
Dividends per common share	$0.12	$0.05	$0.07	$0.04	$0.04	$0.04	$0.04
Actual shares outstanding	48,017	45,469	45,459	45,324	30,112	30,080	30,055
Weighted average common shares outstanding	47,254	45,164	45,182	40,852	30,103	30,074	30,035
Diluted weighted average common shares outstanding	47,955	45,733	45,789	41,236	30,220	30,142	30,039

BALANCE SHEET DATA:
Assets	$5,014,512	$3,933,072	$4,022,717	$3,776,869	$2,415,567	$2,363,240	$2,284,459
Total loans	3,294,482	2,563,631	2,593,776	2,429,525	1,474,179	1,435,863	1,283,766
Allowance for loan losses	25,499	22,648	22,264	19,898	20,454	26,682	27,944
Total deposits	4,055,934	3,185,189	3,215,178	3,092,040	2,056,231	1,997,232	1,919,789
Short-term borrowings	285,218	189,815	252,722	179,014	50,366	57,724	69,276
Corporate debentures	25,899	24,049	24,093	23,917	16,996	16,970	16,945
Common shareholders’ equity	552,771	479,812	490,514	452,477	273,379	273,531	262,633
Total shareholders’ equity	552,771	479,812	490,514	452,477	273,379	273,531	262,633
Tangible capital	430,279	389,456	400,774	360,337	222,339	221,300	219,395
Goodwill	105,492	76,739	76,739	76,739	44,924	44,924	38,035
Core deposit intangible (CDI)	16,267	12,744	12,164	14,417	4,958	5,944	5,203
Trust intangible	733	873	837	984	1,158	1,363	—
Average total assets	4,781,307	3,885,815	3,928,523	3,419,541	2,381,620	2,445,902	2,176,571
Average loans	3,068,715	2,495,935	2,518,572	2,160,155	1,439,069	1,451,492	1,216,086
Average interest earning assets	4,272,762	3,439,412	3,484,739	2,995,845	2,034,542	2,070,990	1,914,812
Average deposits	3,936,131	3,148,567	3,178,569	2,891,459	2,087,004	2,062,682	1,800,998
Average interest bearing deposits	2,524,567	2,027,538	2,038,955	1,942,299	1,425,858	1,555,755	1,407,942
Average interest bearing liabilities	2,769,931	2,261,929	2,278,427	2,046,061	1,502,481	1,652,460	1,512,898
Average total shareholders’ equity	524,259	466,746	471,130	391,574	273,852	269,282	253,398

SELECTED FINANCIAL RATIOS:
(ratios are annualized where applicable)
Return on average assets	0.74%	1.00%	1.00%	0.38%	0.51%	0.40%	0.36%
Return on average equity	6.70%	8.29%	8.35%	3.31%	4.47%	3.68%	3.12%
Dividend payout	22%	8%	8%	13%	10%	12%	15%
Efficiency ratio (1)	57%	63%	62%	74%	78%	77%	84%
Efficiency ratio, excluding correspondent (2)	56%	62%	61%	71%	74%	77%	84%
Net interest margin, tax equivalent basis (3)	4.20%	4.56%	4.51%	4.41%	4.71%	4.24%	3.72%
Net interest spread, tax equivalent basis (4)	4.09%	4.45%	4.40%	4.30%	4.61%	4.14%	3.55%

CAPITAL RATIOS:
Tier 1 leverage ratio	8.96%	10.57%	10.53%	10.11%	10.38%	9.91%	10.49%
Risk-based capital
Tier 1	11.70%	14.93%	14.99%	14.36%	16.64%	16.63%	17.79%
Total	12.38%	15.76%	15.79%	15.14%	17.89%	17.89%	19.05%
Tangible common equity ratio	8.80%	10.13%	10.19%	9.78%	9.40%	9.58%	9.79%

	(unaudited) Nine months ended September 30,		Year ended December 31,
	2016	2015	2015	2014	2013	2012	2011

ASSET QUALITY RATIOS:
(ratios are annualized where applicable)
Net charge-offs to average loans (5)	-0.03%	0.06%	0.09%	0.07%	0.42%	0.93%	4.28%
Allowance to period end loans (5)	0.82%	0.97%	0.93%	0.90%	1.58%	2.11%	2.46%
Allowance for loan losses to non-performing loans (5)	128%	101%	106%	76%	73%	93%	71%
Non-performing assets to total assets (5)	0.58%	0.65%	0.56%	0.92%	1.39%	1.41%	2.16%

OTHER DATA:
Banking locations	66	57	57	58	55	55	58
Full-time equivalent employees	929	780	784	785	693	689	655

(1)	Efficiency ratio is non-interest expense (less non-recurring items, credit related expenses and intangible amortization) divided by the sum of the tax equivalent net interest income before the provision for loan losses plus non-interest income (less non-recurring items and FDIC indemnification income).
(2)	Efficiency ratio is same as (1) above excluding correspondent banking non-interest expense (including indirect expense allocations) from the numerator and excluding correspondent banking net interest income and non-interest income from the denominator.
(3)	Net interest margin is net interest income divided by total average earning assets.
(4)	Net interest spread is the difference between the average yield on earning assets and the average yield on average interest bearing liabilities.
(5)	Excludes purchased credit impaired loans and loans covered by FDIC loss share agreements.
(6)	Tangible common equity per common share outstanding is defined as tangible common equity divided by total common shares outstanding.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PLATINUM

The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2015, 2014, 2013, 2012 and 2011 is derived from the audited consolidated financial statements of Platinum. The following selected historical consolidated financial data as of and for the nine months ended September 30, 2016 and 2015, is derived from the unaudited consolidated financial statements of Platinum and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of Platinum’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.

The results of operations as of and for the nine months ended September 30, 2016, are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2015 or any future period.

	(unaudited) Nine months ended September 30,		Year ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(amounts are in thousands, except ratios, per share data, banking locations and FTEs)
SUMMARY OF OPERATIONS:
Total interest income	$17,715	$17,002	$22,743	$20,462	$18,885	$18,568	$18,406
Total interest expense	2,643	2,636	3,512	3,197	3,866	5,081	5,461
Net interest income	15,072	14,366	19,231	17,265	15,019	13,487	12,945
Provision for loan losses	362	37	37	430	214	562	999
Net interest income after provision for loan losses	14,710	14,329	19,194	16,835	14,805	12,925	11,946
Non-interest income	632	163	549	484	471	442	389
Net gain(loss) on sale of securities available for sale	—	(1)	(1)	—	43	163	—
Credit related expenses	417	444	611	770	1,214	840	2,274
Non-interest expense	10,346	9,736	13,420	12,715	10,904	9,873	8,178
Income (loss) before income taxes	4,579	4,311	5,711	3,834	3,201	2,817	1,883
Income tax (expense) benefit	—	—	—	—	—	—	—
Net income (loss)	4,579	4,311	5,711	3,834	3,201	2,817	1,883

PER COMMON SHARE DATA:
Basic earnings (loss) per share	$4.16	$5.24	$5.21	$3.53	$2.95	$2.59	$1.73
Diluted earnings (loss) per share	$4.15	$5.23	$5.19	$3.52	$2.94	$2.59	$1.73
Common equity per common share outstanding	$42.68	$38.72	$39.70	$36.44	$33.32	$32.64	$31.20
Tangible common equity per common share outstanding (6)	$42.68	$38.72	$39.70	$36.44	$33.32	$32.64	$31.20
Dividends per common share	$1.57	$1.44	$1.44	$1.40	$0.66	$1.01	$0.24
Actual shares outstanding	1,111	1,096	1,096	1,086	1,086	1,086	1,086
Weighted average common shares outstanding	1,102	1,096	1,096	1,086	1,086	1,086	1,086
Diluted weighted average common shares outstanding	1,104	1,100	1,100	1,091	1,089	1,087	1,086

	(unaudited) Nine months ended September 30,		Year ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(amounts are in thousands, except ratios, per share data, banking locations and FTEs)
BALANCE SHEET DATA:
Assets	$584,050	$554,118	$562,163	$496,532	$458,650	$416,939	$400,016
Total loans	452,421	447,359	433,809	404,232	338,270	338,403	292,179
Allowance for loan losses	5,084	4,877	4,802	4,843	4,677	5,048	5,242
Total deposits	493,811	457,904	465,539	404,436	371,407	330,499	315,245
Borrowings	33,441	37,590	37,299	35,775	34,882	34,406	34,581
Promissory Notes Payable	7,276	13,800	13,800	13,800	13,800	13,800	13,800
Common shareholders’ equity	47,423	42,444	43,513	39,575	36,189	35,448	33,884
Total shareholders’ equity	47,423	42,444	43,513	39,575	36,189	35,448	33,884
Tangible capital	47,423	42,444	43,513	39,575	36,189	35,448	33,884
Average total assets	530,397	529,741	536,429	457,025	428,140	389,956	378,909
Average loans	437,089	418,554	419,609	338,284	321,938	292,570	271,750
Average interest earning assets	538,721	505,078	512,554	415,629	380,571	373,681	361,252
Average deposits	469,624	442,374	442,404	338,708	340,860	302,325	301,025
Average interest bearing deposits	324,090	324,467	324,467	278,272	268,752	244,207	251,079
Average interest bearing liabilities	367,791	375,073	375,073	326,966	319,141	296,265	291,132
Average total shareholders’ equity	45,459	41,077	41,584	37,788	35,905	35,288	32,594

SELECTED FINANCIAL RATIOS:
(ratios are annualized where applicable)
Return on average assets	1.15%	1.09%	1.06%	0.84%	0.75%	0.72%	0.50%
Return on average equity	13.43%	13.99%	13.73%	10.15%	8.92%	7.98%	5.77%
Efficiency ratio (1)	65.88%	67.01%	67.85%	71.64%	70.20%	70.28%	74.08%
Net interest margin, tax equivalent basis (2)	3.73%	3.79%	3.75%	4.15%	3.95%	3.61%	3.62%
Net interest spread, tax equivalent basis (3)	4.39%	4.46%	4.42%	4.68%	4.60%	5.00%	3.28%

CAPITAL RATIOS (Bank Only)
Tier 1 leverage ratio	9.39%	10.27%	10.27%	11.04%	11.19%	11.97%	8.43%
Risk-based capital
Tier 1	11.41%	12.77%	12.98%	13.16%	14.98%	14.08%	10.90%
Total	12.51%	13.89%	14.07%	14.37%	16.24%	15.33%	16.77%
Tangible common equity ratio	11.41%	12.77%	12.98%	N/A	N/A	N/A	N/A

ASSET QUALITY RATIOS:
(ratios are annualized where applicable)
Net charge-offs to average loans	0.02%	0.00%	0.02%	0.07%	0.18%	0.26%	0.52%
Allowance to period end loans	1.12%	1.14%	1.12%	1.20%	1.38%	1.49%	1.79%
Allowance for loan losses to non-performing loans	392.28%	243.00%	176.51%	366.34%	210.11%	94.48%	88.52%
Non-performing assets to total assets	0.50%	0.84%	0.83%	0.95%	1.12%	2.06%	2.64%

OTHER DATA:
Banking locations	7	7	7	7	6	6	6
Full-time equivalent employees	98	97	102	88	82	77	67

(1)	Efficiency ratio is non-interest expense (less non-recurring items, credit related expenses and intangible amortization) divided by the sum of the tax equivalent net interest income before the provision for loan losses plus non-interest income (less non-recurring items and FDIC indemnification income).
(2)	Net interest margin is net interest income divided by total average earning assets.
(3)	Net interest spread is the difference between the average yield on earning assets and the average yield on average interest bearing liabilities.
(4)	Tangible common equity per common share outstanding is defined as tangible common equity divided by total common shares outstanding.

MARKET PRICES AND DIVIDEND INFORMATION

CenterState common stock is listed and trades on The Nasdaq Global Select Market under the symbol “CSFL.” As of September 30, 2016, there were 48,016,624 shares of CenterState common stock outstanding. Approximately 75% of these shares are owned by institutional investors, as reported by SNL Financial LC. CenterState’s top ten institutional investors own approximately 37% of its outstanding stock. CenterState has approximately 1,245 registered shareholders of record, as reported by its stock transfer agent, Continental Stock Transfer and Trust Company. Registered shareholders are defined as those shareholders who hold a valid paper CenterState stock certificate. The stock for all other CenterState shareholders are beneficially held for them by a bank, broker or other nominee, commonly referred to as held in “street name.” To CenterState’s knowledge, the only shareholders who owned more than 5% of the outstanding shares of CenterState common stock on September 30, 2016 were: BlackRock, Inc. (9.8%), 55 East 52nd Street, New York, NY 10055 and Capital Research and Management Company (5.9%), 333 South Hope Street, 55th Floor, Los Angeles, CA 90071

As of September 30, 2016, there were 1,111,134 shares of Platinum common stock outstanding, which were held by approximately 91 holders of record. In addition, there were outstanding options that were exercisable on that date for 20,000 additional shares of Platinum common stock.

The following tables show, for the indicated periods, the high and low sales prices per share for CenterState common stock, as reported by Nasdaq, and for Platinum common stock, as to the extent known to management of Platinum. The transactions in Platinum common stock represent privately negotiated transactions directly between the purchaser and seller and do not include all transactions that have occurred, because such transactions are not subject to any reporting system. Platinum common shares do not trade frequently. Cash dividends declared and paid per share on CenterState common stock and Platinum common stock are also shown for the periods indicated below.

	CenterState			Platinum Common Stock
	High	Low	Dividend	High	Low	Dividend
2016
First Quarter	$15.72	$12.57	$0.04	—	—	—
Second Quarter	$16.59	$14.49	$0.04	—	—	$1.57
Third Quarter	$18.27	$15.30	$0.04	—	—	—
Fourth Quarter (through December 6, 2016)	$24.85	$17.09	$0.04	—	—	—
2015
First Quarter	$12.35	$10.94	$0.01	—	—	—
Second Quarter	$13.98	$11.70	$0.01	$36.44	$36.44	$1.45
Third Quarter	$15.00	$12.20	$0.02	$36.44	$36.44	—
Fourth Quarter	$16.24	$14.24	$0.02	—	—	—
2014
First Quarter	$11.65	$9.87	$0.01	$33.50	$30.00	—
Second Quarter	$11.60	$10.28	$0.01	$34.00	$34.00	$1.40
Third Quarter	$11.60	$10.03	$0.01	$34.22	$34.22	—
Fourth Quarter	$12.00	$10.10	$0.01	—	—	—

On October 17, 2016, the last full trading day before the announcement of the merger agreement which occurred after the market closed on October 17, 2016, the high and low sales prices of shares of CenterState common stock as reported on Nasdaq were $18.08 and $17.72, respectively. On             , 2016, a date shortly before the date of this proxy statement/prospectus, the high and low sales prices of shares of CenterState common stock as reported on Nasdaq were $            and $            , respectively.

The last trade of Platinum common stock known to Platinum’s management that occurred prior to the day of the announcement of the merger agreement, was a sale for $36.44 per share on August 14, 2015. The last trade of

Platinum common stock known to Platinum management before the date of this proxy statement/prospectus was $36.44 on August 14, 2015.

Platinum shareholders are advised to obtain current market quotations for CenterState common stock. The market price of CenterState common stock will fluctuate between the date of this proxy statement/prospectus and the effective date of the merger. No assurance can be given concerning the market price of CenterState common stock before or after the effective date of the merger.

INFORMATION ABOUT THE SPECIAL MEETING

This section contains information about the Special Meeting that Platinum has called to allow Platinum shareholders to vote on the approval of the merger agreement. The Platinum board of directors is mailing this proxy statement/prospectus to you, as a Platinum shareholder, on or about                     , 2017. Together with this proxy statement/prospectus, the Platinum board of directors is also sending to you a notice of the Special Meeting of Platinum shareholders and a form of proxy that the Platinum board of directors is soliciting for use at the Special Meeting and at any adjournments or postponements of the Special Meeting.

Time, Date, and Place

The Special Meeting is scheduled to be held on                     , 2017 at 4:30 p.m., local time, at its corporate headquarters, located at 802 West Lumsden Road, Brandon, Florida 33511.

Matters to be Considered at the Meeting

At the Special Meeting, Platinum shareholders will be asked to consider and vote on:

•	a proposal to approve the merger agreement;

•	any proposal of the Platinum board of directors to adjourn or postpone the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the merger agreement; and

•	any other matters as may properly be brought before the Special Meeting or any adjournment or postponement of the Special Meeting.

At this time, the Platinum board of directors is unaware of any other matters that may be presented for action at the Special Meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.

Recommendation of the Platinum Board of Directors

The Platinum board of directors unanimously recommends that Platinum shareholders vote “FOR” approval of the merger agreement and “FOR” approval of any proposal of the Platinum board of directors to adjourn or postpone the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the merger agreement. See “The Merger — Platinum’s Reasons for the Merger; Recommendation of the Platinum Board of Directors.”

Record Date and Quorum

                    , 2017 has been fixed as the record date for the determination of Platinum shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 1,111,134 shares of Platinum common stock outstanding and entitled to vote at the Special Meeting, held by approximately 91 shareholders of record.

A quorum is necessary to transact business at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Platinum common stock entitled to vote at the Special Meeting is necessary to constitute a quorum. Shares of Platinum common stock represented at the Special Meeting but not voted, including shares that a shareholder abstains from voting and shares held in “street name” with a bank, broker or other nominee for which a shareholder does not provide voting instructions, will be counted for purposes of establishing a quorum. Once a share of Platinum common stock is represented at the Special Meeting, it will be counted for the purpose of determining a quorum not only at the Special Meeting but also at any adjournment or postponement of the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned or postponed.

Required Vote

The affirmative vote of the holders of at least a majority of the outstanding shares of Platinum common stock entitled to vote at the Special Meeting is necessary to approve the merger agreement.

In that regard, Platinum’s directors have entered into shareholder voting agreements with CenterState under which they have agreed, among other things, to vote all of the shares they beneficially own for approval of the merger agreement. A total of 255,445 shares of Platinum common stock, representing approximately 22.99% of the outstanding shares of Platinum common stock entitled to vote at the Special Meeting, are subject to these shareholder voting agreements.

With respect to the proposal to approve the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you vote to abstain or if you fail to vote, this will have the same effect as voting against approval of the merger agreement.

A proposal of the Platinum board of directors to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Platinum common stock represented in person or by proxy at the Special Meeting. Abstentions on this proposal will have the same effect as voting against the proposal. A failure to vote on this proposal will have no effect on the outcome of the vote on this proposal.

Each share of Platinum common stock you own as of the record date for the Special Meeting entitles you to one vote at the Special Meeting on all matters properly presented at the meeting.

Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers

A total of 255,445 shares of Platinum common stock, representing approximately 22.99% of the outstanding shares of Platinum common stock entitled to vote at the Special Meeting, are subject to shareholder voting agreements between CenterState and each of Platinum’s directors. Pursuant to his respective shareholder voting agreement, each director has agreed to, at any meeting of Platinum shareholders, however called, or any adjournment thereof:

•	appear at such meeting or otherwise cause the shares of Platinum common stock held by such director to be counted as present for purposes of calculating a quorum; and

•	vote all shares of Platinum common stock beneficially owned by such director (i) in favor of the approval of the merger agreement, (ii) against action or agreement that would result in a breach of any covenant, representation or warranty or other obligation of Platinum in the merger agreement and (iii) against any acquisition proposal (as defined in “The merger agreement — Third Party Proposals”) or any other action, agreement or transaction that is intended or could reasonably be expected to impede, delay, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement.

Pursuant to the shareholder voting agreement, each director has further agreed not to sell or otherwise dispose of any shares of Platinum common stock; provided, however, that transfers by will or operation of law, transfers subject to a pledge agreement and transfers in connection with estate and tax planning purposes are permitted, subject to the transferee being bound by the terms of the shareholder voting agreement.

As of the record date, Platinum’s directors and executive officers and their affiliates beneficially owned and were entitled to vote, in the aggregate, a total of 265,445 shares of Platinum common stock (excluding shares issuable upon the exercise of outstanding options), representing approximately 23.89% of the outstanding shares of Platinum common stock entitled to vote at the Special Meeting. For more information about the beneficial ownership of the Platinum common stock by each, each director and executive officer of Platinum and all Platinum directors and executive officers as a group, as well as each other person who is the beneficial owner of 5% or more of Platinum’s common stock, see “The Companies — Security Ownership of Certain Beneficial Owners and Management of Platinum.”

How to Vote — Shareholders of Record

Voting in Person. If you are a shareholder of record, you can vote in person by submitting a ballot at the Special Meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the Special Meeting. This will ensure that your vote is received. If you attend the Special Meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting by Proxy. Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” approval of the merger agreement and “FOR” approval of any proposal to adjourn or postpone the Special Meeting, if necessary. Please do not send in your Platinum stock certificates with your proxy card.

How to Vote — Shares Held in “Street Name”

If your shares of Platinum common stock are held through a bank, broker or other nominee, you are considered the beneficial owner of such shares held in “street name.” In such case, this proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee, who is considered, with respect to such shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote the shares by following the voting instructions that they have sent, or will send, to you. Without specific instructions from you, your bank, broker or other nominee is not empowered to vote your shares on the proposal to approve the merger agreement or any proposal of the Platinum board of directors to adjourn or postpone the Special Meeting, if necessary. Not voting these shares will have the effect of voting against these proposals. Alternatively, if you are a beneficial owner and wish to vote in person at the Special Meeting, you must provide a proxy executed in your favor by your bank, broker or other nominee.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:

•	submitting another valid proxy card bearing a later date;

•	attending the Special Meeting and voting your shares in person; or

•	delivering prior to the Special Meeting a written notice of revocation to Platinum’s Corporate Secretary.

Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy.

If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.

Solicitation of Proxies

The proxy for the Special Meeting is being solicited on behalf of the Platinum board of directors. Platinum will bear the entire cost of soliciting proxies from you. All other costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses. See “The merger agreement — Expenses.” Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of Platinum in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

Attending the Meeting

All holders of Platinum common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the Special Meeting. Shareholders of record can vote in person at the Special Meeting. If you are not a shareholder of record and would like to vote in person at the Special Meeting, you must produce a proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the Special Meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Special Meeting without Platinum’s express written consent is prohibited.

Adjournments and Postponements

Although it is not currently expected, the Special Meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Special Meeting to approve the proposal to approve the merger agreement or if a quorum is not present at the Special Meeting. Other than an announcement to be made at the Special Meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Platinum at:

Platinum Bank Holding Company

802 West Lumsden Road, Brandon

Florida 33511Telephone: (813) 655-1234

Attn: Jerry M. Kyle

THE MERGER

Background of the Merger

From time to time, the board of directors of Platinum has reviewed and discussed Platinum’s long-term strategies and objectives, considering ways in which Platinum might enhance shareholder value and performance in light of competitive and other relevant factors. Generally, these reviews have centered on strategies to improve Platinum’s existing operations or to pursue opportunities in new markets or lines of business. Often these reviews included discussions and analyses of potential merger transactions as a means to enhance or improve shareholder value.

On November 18, 2015, the Strategic Planning Subcommittee of Platinum’s board of directors (the “Subcommittee”) met with representatives of the Hovde Group, LLC, investment bankers and financial advisors (“Hovde”), to discuss current trends with regard to bank merger and acquisition transactions, active buyers in the Florida market, valuation considerations and sales processes. On December 10, 2015, the Subcommittee met with another investment banking firm to obtain another view with respect to these matters. On January 26, 2016, the Subcommittee reported the substance of these meetings to Platinum’s board of directors. After considering alternative strategies, the board of directors of Platinum determined that the best course for enhancing long-term shareholder value was to find a suitable merger partner, and on February 4, 2016 Platinum engaged Hovde to assist the board in analyzing the potential for such a transaction and in selecting the most appropriate merger partner. In undertaking this engagement, Hovde agreed, among other things, to:

•	Analyze Platinum’s business, operations and strategic options;

•	Assist Platinum in formulating its objectives with regard to any business combination;

•	Use its knowledge and contacts in the banking industry to identify suitable merger partners;

•	Conduct a confidential solicitation of proposals from prospective merger partners consistent with Platinum’s objectives;

•	Advise Platinum as to the suitability and feasibility of any such proposals;

•	Assist Platinum in analyzing, clarifying and negotiating the terms of any proposed transaction;

•	Analyze and make a recommendation with respect to any securities that might be exchanged for the shares of Platinum; and

•	Provide an opinion with respect to the fairness of the consideration to be received by Platinum’s shareholders in any such proposed transaction.

During February and March 2016, Hovde prepared a confidential memorandum describing the business of Platinum and its financial condition and results of operations and contacted 26 prospective transaction partners. After receiving expressions of interest and non-disclosure agreements from 13 interested institutions, detailed information concerning Platinum was made available to those companies to facilitate non-binding offers.

In May 2016, Platinum received non-binding offers with respect to the potential acquisition of Platinum from six of the interested institutions, including CenterState. The offers ranged from a low of $51.44 per diluted common share to a high of $81.48 per diluted common share. On June 2, 2016, Hovde presented a comparative summary of the offers to the Subcommittee. Based on this review, the Subcommittee invited the party making the highest offer to conduct a due diligence investigation. Additionally, on June 3, 2016, Platinum and this party entered into a letter of intent and exclusivity agreement. This party presented Platinum with a proposed merger agreement on July 20, 2016. The parties negotiated the terms of that agreement during July and August, 2016, while the parties conducted due diligence investigations. The parties were ultimately unable to reach a mutually acceptable agreement, however; and Platinum’s board of directors elected to terminate those negotiations on August 26, 2016, at the end of the agreed exclusivity period.

On August 29, 2016, Hovde contacted CenterState and invited it to submit a better offer than its initial bid of $73-$75 per diluted common share, consisting of 75% in stock and 25% in cash. On September 7, 2016, CenterState presented an offer of $76.00 per diluted common share plus 40% of Platinum’s net income in 2016 and 2017, with an increase in the stock portion of the consideration from 75% to 85%. Based on CenterState’s trading price at the time, the revised offer provided total merger consideration of approximately $84.9 million, not including any distribution of net income prior to the merger. On this basis, Platinum’s board of directors determined to pursue a merger transaction with CenterState, and on September 9, 2016, CenterState and Platinum entered into a letter of intent outlining the principal terms of the proposed transaction.

During the next five weeks, the parties, together with their respective financial advisors and counsel, worked to complete their respective due diligence investigations in order to reach a definitive agreement with respect to the terms and conditions of the proposed merger. On September 12, 2016, Platinum’s President and Chief Executive Officer contacted outside legal counsel, Shutts & Bowen LLP, to discuss the proposed merger transaction and related matters, including the fiduciary duties of the board of directors of Platinum, the nature and scope of due diligence with respect to CenterState’s financial condition and operations, and regulatory and shareholder approval requirements. On September 23, 2016 CenterState provided an initial draft of a definitive agreement with respect to the proposed merger based on the terms previously outlined in the letter of intent, and on September 27, 2016 Platinum’s board of directors approved the engagement of Shutts & Bowen to represent Platinum in connection with the proposed transaction.

Over the course of the next three weeks, Platinum and CenterState worked during their ongoing negotiations to address various issues and various aspects of the terms and conditions as set forth in the draft merger agreement. During this period, Platinum’s management also engaged an accounting and consulting firm (“Due Diligence Assist Firm”) to assist Platinum’s management with an on-site due diligence review of CenterState’s operations, policies and procedures, loan and investment portfolios and other matters, and consulted with its independent auditors and tax advisors with regard to the tax implications of the proposed merger for Platinum’s shareholders. As part of this process, the parties agreed to increase the portion of the merger consideration payable in the form of common shares of CenterState from 85% of the consideration to 90% and to make corresponding changes in the exchange ratio of CenterState shares for Platinum shares and the cash consideration payable to Platinum’s shareholders.

The parties also negotiated provisions addressing the termination of certain of Platinum’s existing benefit arrangements, including its change in control and supplemental executive retirement plan benefits and paid time off for employees; certain covenants related to the conduct of Platinum’s business, including dividend payments, prior to completion of the merger; provisions governing indemnification of Platinum’s executive officers and directors following the merger; plans for disposition of a parcel of real property adjacent to Platinum’s branch office in Tampa; and the rights and obligations of each of the parties in the event the merger agreement were terminated prior to consummation of the merger, including the date after which either party may terminate the merger agreement if the merger has not been completed by then. As a result of these negotiations, the parties agreed to a number of changes in their respective covenants and agreements related to the merger and in the effects or consequences of potential adverse changes in circumstances.

During the week of October 10, 2016, the management of Platinum met on several occasions with the senior management of CenterState to discuss the prospects for the merger and remaining unresolved issues and then consulted with Platinum’s legal and financial advisors to discuss the principal terms of the proposed merger agreement and strategies for reaching agreement with respect to the remaining issues. Counsel for the parties worked to incorporate the revisions agreed to by during these negotiations, and a revised draft of the merger agreement was circulated to the members of Platinum’s board of directors on October 14, 2016.

On October 17, 2016, the board of directors of Platinum met to consider the revised draft of the merger agreement in consultation with their respective legal and financial advisors. Hovde provided a detailed review of its analysis of the financial condition and future prospects of both Platinum and CenterState as summarized below, including the values obtained in recent comparable merger transactions, the logistical and procedural aspects of the proposed merger transaction, including timing issues affected by CenterState’s status as a public company. Shutts & Bowen provided a detailed overview of the principal terms of the latest draft of the merger agreement, including the changes that had been made to the merger agreement since the previous draft, changes related to the termination provisions of the agreement, and the termination fee that would be payable by Platinum under certain circumstances. The Due Diligence Assist Firm presented a report summarizing the findings of its due diligence review of CenterState, and Platinum’s tax advisor reviewed the tax implications of the merger for Platinum’s shareholders.

Hovde’s review of the financial terms of the agreement included discussion of the fixed exchange ratio of 3.7832 shares of CenterState common stock for each share of Platinum common stock, the $7.60 cash component of the merger consideration, providing a mix of approximately 90% stock and 10% cash, the aggregate merger consideration of approximately $84.9 million, and a price to tangible book value multiple of 179%. Hovde also provided a detailed review of the price collar provisions in the merger agreement and analyzed the potential effects of these provisions under different scenarios. Hovde then orally presented to the Platinum board its opinion that the terms of the merger agreement were fair to the Platinum shareholders from a financial point of view. The fairness opinion of Hovde, dated as of October 17, 2016, was subsequently delivered to Platinum in writing.

Following further discussion, and based on its conclusions that Platinum had employed a thorough process for obtaining a favorable transaction for its shareholders, that the financial terms of the merger agreement were both attractive and fair to Platinum’s shareholders, and that the complementary features of the two organizations could help create a larger, stronger and more diverse organization with enhanced prospects of success, the board of directors of Platinum unanimously approved the merger agreement.

On October 17, 2016, the CenterState board and the board of directors of CenterState Bank held a joint meeting, and at which representatives from their legal counsel and financial advisors were present, to consider approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the bank merger. At the meeting, the boards received an update from CenterState’s management team on the status of the negotiations with Platinum and information regarding the proposed merger and the combined business. Counsel also reviewed for the directors the terms and conditions of the merger agreement and related agreements. Following the discussion among the members of the boards, the CenterState board determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and voted to unanimously approve the merger agreement and the transactions contemplated by the merger agreement, and the other transaction agreements.

Following the approvals by their respective boards of directors, Platinum and CenterState signed the merger agreement on October 17, 2016.

Recommendation of Platinum’s Board of Directors and Reasons for the Merger

Platinum’s board of directors, with the assistance of its financial advisor, evaluated the financial, market and other considerations bearing on the decision to recommend approval of the merger agreement by Platinum’s shareholders. The terms of the merger, including the consideration to be received in the merger, are a result of arm’s-length negotiations between the representatives of Platinum and CenterState. In reaching its conclusion that the transaction is in the best interest of Platinum and its shareholders, Platinum’s board of directors considered a number of factors, including the following:

•	the board’s knowledge of the current and prospective economic environment in which Platinum operates, including national and local economic conditions, the competitive environment, the increased regulatory burden and expense imposed on financial institutions as a result of recent legislation, the trend toward consolidation in the financial services industry and the likely effect of these factors on Platinum’s potential growth, development, profitability and strategic options;

•	the board’s view that the size of the institution and related economies of scale were becoming increasingly important to continued success in the current financial services environment;

•	the board’s belief that the number of potential acquirers interested in smaller institutions like Platinum, with total assets less than $1 billion and limited geographic markets, has diminished and may diminish even further over time;

•	the board’s understanding of each of Platinum’s and CenterState’s business, operations, management, financial condition, asset quality, credit culture, earnings and prospects;

•	the results of Platinum’s due diligence investigation of CenterState and the reputation, business practices and experience of CenterState and its management, including the experience of CenterState’s senior management related to integration of acquired businesses;

•	the fact that the combined company will have a more diversified market, which should decrease risk to the shareholders relating to asset quality issues, particularly in connection with real estate lending;

•	the fact that approximately 90% of the merger consideration will be shares of CenterState common stock, which would allow Platinum’s shareholders who receive CenterState common stock to participate to a greater extent in the future performance of the combined Platinum and CenterState businesses and synergies resulting from the merger, and the value to Platinum shareholders represented by that consideration;

•	the expected treatment of the merger as a “reorganization” for federal income tax purposes;

•	the historical and current market prices of CenterState common stock;

•	the fact that the merger consideration consists primarily of CenterState common stock, which would allow Platinum shareholders to benefit from the upside of the future performance of the combined company generally;

•	the fact that certain Platinum directors, officers and principal shareholders entered into voting agreements with CenterState agreeing to, among other things, vote their shares of Platinum common stock (which constitute approximately 23% of the outstanding shares of Platinum common stock) in favor of the merger, thereby providing evidence as to the support for the merger proposal for all Platinum shareholders. For further information, see “The Voting Agreements”;

•	the Platinum board of directors’ belief that the merger consideration exceeds Platinum’s likely value as a stand alone company, including its potential for future growth, which belief was based on a number of factors, including:

•	the risks and uncertainties associated with Platinum’s potential performance as a stand alone company;

•	the Platinum board of directors’ analysis of other strategic alternatives available to Platinum;

•	the analyses provided by Hovde;

•	CenterState’ successful track record, including, among other things, with respect to the integration of acquisitions;

•	the greater liquidity in the trading market for CenterState common stock relative to the market for Platinum common stock due to the listing of CenterState’s shares on the Nasdaq Stock Market;

•	CenterState’s experience in completing numerous similar transactions and the likelihood that the merger will be completed, including the likelihood that the regulatory and shareholder approvals needed to complete the merger will be obtained in a timely fashion; and

•	the opinion and financial presentations of Hovde to the Platinum board of directors as to the fairness, from a financial point of view of the merger consideration to be received by holders of Platinum common stock, as more fully described below under “—Opinion of Financial Advisor to Platinum.”

Platinum’s board of directors believes that by becoming part of a larger organization with greater resources, the resulting institution will be able to expand more rapidly, serve its customers and communities more effectively and provide a broader array of services that will be competitive in the Central Florida area.

Platinum’s board also considered potential risks relating to the merger, including the following:

•	the challenges associated with seeking the regulatory approvals required to complete the merger in a timely manner;

•	the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on its business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

•	the requirement that Platinum conduct its business in the ordinary course and the other restrictions on the conduct of Platinum’s business prior to completion of the merger, which may delay or prevent Platinum from undertaking business opportunities that may arise pending completion of the merger;

•	the substantial transaction costs that Platinum will incur even if the merger is not consummated;

•	the risk that potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of the two companies;

•	the loss of autonomy that Platinum currently has as an independent financial institution;

•	the fact that the majority of CenterState’s operations are in slower growth markets;

•	the adverse effects of continued weak loan demand and narrow interest margin;

•	the more retail-oriented business model of CenterState and the possible difficulty of integrating that with the commercial business-oriented model of Platinum;

•	the substantial increase in the trading price of CenterState’s common stock during the past 12 months and the risk that the higher trading price may not be sustained;

•	the risk that the value of consideration to be received by Platinum’s shareholders would be reduced if there is a decrease in the trading price of CenterState common stock during the pendency of the merger due to the fixed exchange ratio;

•	the provisions of the merger agreement that prohibit Platinum from soliciting alternative transactions and limit its ability to respond to unsolicited proposals;

•	the right of CenterState to terminate the merger agreement if, among other things, Platinum commences negotiations regarding an alternative acquisition proposal and the related obligation to pay CenterState a termination fee of $4.1 million if Platinum recommends or accepts an alternative acquisition proposal, which may deter others from proposing an alternative transaction that may be more advantageous to Platinum’s shareholders;

•	the deal protection measures in the merger agreement, including the potential effects of the price “collars”, the termination fee of $4.1 million if the merger agreement is terminated under certain circumstances and the non-solicitation provision, and the fact that the voting agreements require the Platinum shareholders that are parties thereto to vote in favor of approving the merger agreement even if the Platinum board changes its recommendation in favor of such approval, and the potential impact of such measures on the willingness of other potential acquirers to propose alternative transactions;

•

the fact that certain of Platinum’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of Platinum’s shareholders generally, including certain interests arising from the employment and compensation arrangements, and the manner in which they would be affected by the merger and potential related transactions, as described in the section entitled “The Merger Agreement — Interests of Platinum Executive Officers and Directors in the Merger”; and

•	the fact that because Platinum currently does not anticipate asking Hovde to update its opinion, the opinion will not address the fairness of the merger consideration, from a financial point of view, to Platinum’s shareholders at the time the merger is completed.

The foregoing discussion of the information and factors considered by the Platinum board is not exhaustive, but includes all material factors considered by the Platinum board. In view of the wide variety of factors considered by the Platinum board in connection with its evaluation of the merger and the complexity of these matters, the Platinum board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Platinum board evaluated the factors described above with Platinum’s management and legal and financial advisors. In considering the factors described above, individual members of Platinum’s board of directors may have given different weights to different factors. Platinum’s board of directors realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, the board concluded the potential positive factors outweighed the potential risks of completing the merger. It should be noted that this explanation of the Platinum board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section of this proxy statement/prospectus titled “Forward-Looking Statements.”

During its consideration of the merger described above, Platinum’s board of directors was also aware that some of its directors and executive officers may have interests in the merger that are different from or in addition to those of its shareholders generally, as described in the section of this proxy statement/prospectus titled “The Merger—Interests of Platinum Executive Officers and Directors in the Merger.”

The Platinum board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of, Platinum and its shareholders. Accordingly, the Platinum board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement.

THE PLATINUM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PLATINUM’S SHAREHOLDERS VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.

Opinion of Financial Advisor of Platinum

The fairness opinion and a summary of the underlying financial analyses of Platinum’s financial advisor, Hovde Group, LLC, is described below. The description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of Platinum. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by Platinum or CenterState. You should review the copy of the fairness opinion, which is attached as Appendix B.

Hovde has acted as Platinum’s financial advisor in connection with the proposed merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Platinum and its operations. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions.

Hovde reviewed the financial aspects of the proposed merger with Platinum’s board of directors and, on October 17, 2016, delivered a written opinion to Platinum’s board of directors that the merger consideration to be received by the shareholders of Platinum in connection with the merger is fair to the shareholders of Platinum from a financial point of view.

The full text of Hovde’s written opinion is included in this proxy statement as Appendix B and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of the Hovde opinion included in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Hovde’s opinion was directed to Platinum’s board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to be received by Platinum’s shareholders in connection with the merger. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any of the shareholders as to how such shareholder should vote at the special meeting on the merger or any related matter.

During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating conditions of Platinum and material prepared in connection with the merger, including, among other things, the following:

•	reviewed a draft of the Merger Agreement dated October 14, 2016, as provided to Hovde by Platinum;

•	reviewed certain unaudited financial statements for Platinum and CenterState for the nine-month period ended September 30, 2016;

•	reviewed certain historical annual reports of Platinum and CenterState, including audited annual reports for the year ending December 31, 2015;

•	reviewed certain historical publicly available business and financial information concerning Platinum and CenterState;

•	reviewed certain internal financial statements and other financial and operating data concerning of Platinum and CenterState;

•	reviewed financial projections prepared by certain members of senior management of Platinum;

•	reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hovde considered relevant;

•	assessed the general economic, market and financial conditions;

•	analyzed the pro forma financial impact of the merger on the combined company’s earnings per share, consolidated capitalization and financial ratios;

•	reviewed historical market prices and trading volumes of CenterState’s common stock; and

•	reviewed certain publicly available financial and stock market data relating to selected public companies that Hovde deemed relevant to its analysis.

Hovde also conducted meetings and had discussions with members of senior management of Platinum and CenterState for purposes of reviewing the business, financial condition, results of operations and future prospects of Platinum and CenterState, as well as the history and past and current operations of Platinum and CenterState and Platinum’s and CenterState’s historical financial performance, outlook and future prospects. Hovde also discussed with management of Platinum its assessment of the rationale for the merger. Hovde also performed such other analyses and considered such other factors as Hovde deemed appropriate, and took into account its experience in other similar transactions, as well as its knowledge of the banking and financial services industry and its general experience in securities valuations.

In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to it by Platinum, and in the discussions it had with management of Platinum. Hovde relied upon the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to Hovde by Platinum, and assumed that the financial forecasts, including without limitation, the projections regarding under-performing and non-performing assets and net charge-offs were reasonably prepared by Platinum on a basis reflecting the best currently available information and judgments and estimates by Platinum, and that such forecasts would be realized in the amounts and at the times contemplated thereby. Hovde did not assume any responsibility to independently verify such information or assumptions.

Hovde is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses with respect thereto. Hovde assumed that such allowances for Platinum and CenterState, are in the aggregate, adequate to cover such losses, and would be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not conduct, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities or liabilities (contingent or otherwise) of Platinum or CenterState, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals, nor did Hovde review any loan or credit files of Platinum or CenterState.

Hovde assumed that the merger would be consummated substantially in accordance with the terms set forth in the Merger Agreement, without any waiver of material terms or conditions by Platinum or any other party to the Merger Agreement and that the final Merger Agreement would not differ materially from the draft Hovde reviewed. Hovde assumed that the merger would be in compliance with all laws and regulations that are applicable to Platinum and CenterState. Platinum advised Hovde that there are no factors that would impede any necessary regulatory or governmental approval of the merger. Hovde further assumed that, in the course of obtaining the necessary regulatory and government approvals, no restriction would be imposed on Platinum or on CenterState that would have a material adverse effect on the contemplated benefits of the merger. Hovde also assumed that no changes in applicable law or regulation would occur that would cause a material adverse change in the prospects or operations of Platinum and CenterState after the merger.

Platinum engaged Hovde on February 4, 2016, to provide Platinum with financial services relating to, among other things, issuing a fairness opinion to Platinum’s board of directors. Pursuant to the terms of the engagement, Hovde will receive consideration in the amount of $75,000 for the delivery of its fairness opinion. At the time the merger is completed, Platinum will pay Hovde a completion fee, which is contingent upon the completion of the merger. Pursuant to the engagement agreement, in addition to its fees and regardless of whether the merger is consummated, Platinum has agreed to reimburse Hovde for certain reasonable out-of-pocket expenses incurred in performing its services and to indemnify Hovde against certain claims, losses and expenses arising out of the merger or Hovde’s engagement.

In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hovde, Platinum and CenterState. Hovde’s opinion was necessarily based on financial, economic, market and other conditions and circumstances as they existed on, and on the information made available to Hovde as of, the dates used in its opinion. Any estimates contained in the analyses performed by Hovde are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may be sold or the prices at which any securities may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Hovde’s opinion does not address the relative merits of the merger as compared to any other business combination in which Platinum might engage. In addition, Hovde’s fairness opinion was among several factors taken into consideration by Platinum’s board of directors in making its determination to approve the Merger Agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of Platinum’s board of directors or Platinum’s management with respect to the fairness of the merger consideration to be received by Platinum’s shareholders in connection with the merger.

The following is a summary of the material analyses prepared by Hovde and delivered to Platinum’s board of directors on October 17, 2016, in connection with the delivery of its fairness opinion. This summary is not a complete description of the analyses underlying the fairness opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables alone are not a complete description of the financial analyses.

Market Approach — Comparable Transactions. As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (a “Regional Group” and a “Nationwide Group”) of select acquisition transactions of banks. The Regional Group consisted of acquisition transactions of banks headquartered in the Southeast Region of the United States (consisting of the states of Virginia, West Virginia, Tennessee, North Carolina, South Carolina, Georgia, Alabama, Arkansas, Mississippi, Louisiana, and Florida) announced since January 1, 2014, in which the target had assets between $350 million and $1 billion, nonperforming assets (“NPAs”) to assets of less than 2.5%, and a return on average assets (“ROAA”) between 0.50% and 1.50% over the last twelve months (“LTM”). The Nationwide Group consisted of acquisition transactions of banks in the United States announced since January 1, 2014, in which the target had assets between $500 million and $1 billion, NPAs to assets of less than 1.5%, and a return on average assets between 0.50% and 1.50% over the last twelve months. In each case, for which financial information was available, no transaction that fit the selection criteria was excluded. Information for the target institutions was based on balance sheet data as of, and income statement data for the twelve months preceding, the most recent quarter prior to announcement of the transactions. The resulting two groups consisted of the following transactions (18 transactions for the Regional Group and 19 transactions for the Nationwide Group):

Regional Group:

Buyer (State)	Target (State)
Simmons First National Corporation (AR)	Citizens National Bank (TN)
State Bank Financial Corporation (GA)	NBG Bancorp, Inc. (GA)
BNC Bancorp (NC)	High Point Bank Corporation (NC)
Seacoast Banking Corp. of Florida (FL)	Floridian Financial Group, Inc. (FL)
Renasant Corporation (MS)	KeyWorth Bank (GA)
Park Sterling Corporation (NC)	First Capital Bancorp, Inc. (VA)
BNC Bancorp (NC)	Southcoast Financial Corporation (SC)
Home BancShares, Inc. (AR)	Florida Business BancGroup, Inc. (FL)
Pinnacle Financial Partners, Inc. (TN)	Magna Bank (TN)
Pinnacle Financial Partners, Inc. (TN)	CapitalMark Bank & Trust (TN)
Ameris Bancorp (GA)	Merchants & Southern Banks Florida, Inc. (FL)
United Community Banks, Inc. (GA)	MoneyTree Corporation (TN)
BNC Bancorp (NC)	Valley Financial Corporation (VA)
First Horizon National Corporation (TN)	TrustAtlantic Financial Corporation (NC)
State Bank Financial Corporation (GA)	Georgia-Carolina Bancshares, Inc. (GA)
Eagle Bancorp, Inc. (MD)	Virginia Heritage Bank (VA)
Seacoast Banking Corp. of Florida (FL)	BANKshares, Inc. (FL)
Simmons First National Corporation (AR)	Delta Trust & Banking Corporation (AR)

Nationwide Group:

Buyer (State)	Target (State)
Revere Bank (MD)	Monument Bank (MD)
First Mid-Illinois Bancshares, Inc. (IL)	First Clover Leaf Financial Corp. (IL)
Guaranty Bancorp (CO)	Home State Bancorp (CO)
BOK Financial Corporation (OK)	MBT Bancshares, Inc. (MO)
WSFS Financial Corporation (DE)	Penn Liberty Financial Corp.(PA)
Pacific Premier Bancorp, Inc. (CA)	Security California Bancorp (CA)
Park Sterling Corporation (NC)	First Capital Bancorp, Inc. (VA)
Prosperity Bancshares, Inc. (TX)	Traditions Bancshares, Inc. (TX)
Independent Bank Group, Inc. (TX)	Grand Bank (TX)
Heartland Financial USA, Inc. (IA)	Premier Valley Bank (CA)
Pinnacle Financial Partners, Inc. (TN)	CapitalMark Bank & Trust (TN)
Farmers National Banc Corp. (OH)	National Bancshares Corporation (OH)
Bridge Bancorp, Inc. (NY)	Community National Bank (NY)
Peoples Bancorp, Inc. (OH)	NB&T Financial Group, Inc. (OH)
Allegiance Bancshares, Inc. (TX)	Farmers & Merchants Bancshares, Inc. (TX)
Eagle Bancorp, Inc. (MD)	Virginia Heritage Bank (VA)
CU Bancorp (CA)	1st Enterprise Bank (CA)
Eastern Bank Corporation (MA)	Centrix Bank & Trust (NH)
IBERIABANK Corporation (LA)	Teche Holding Company (LA)

For each precedent transaction, Hovde compared the implied ratio of deal value to certain financial characteristics of Platinum as follows:

•	the multiple of the purchase consideration to the acquired company’s tangible common book value (the “Price-to-Tangible Common Book Value Multiple”);

•	the multiple of the purchase consideration to the acquired company’s LTM net earnings per share (the “Price-to-LTM Earnings Multiple”); and

•	the multiple of the difference between the purchase consideration and the acquired company’s tangible book value to the acquired company’s core deposits (the “Premium-to-Core Deposits Multiple”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were derived from the estimated per share purchase price of $75.70, which implied a merger consideration of $84,901,000 for Platinum and were based on September 30, 2016 financial results of Platinum.

Implied Value for Platinum Based On:	Price-to-Tangible Common Book Value Multiple	Price-to-LTM Earnings Multiple	Premium-to-Core Deposits Multiple
Total Deal Value	179.0%	22.8x	10.41%

Precedent Transactions Regional Group:
Median	157.2%	18.1x	8.6%
Minimum	127.3%	14.8x	4.3%
Maximum	243.0%	33.5x	21.0%

Precedent Transactions Nationwide Group:
Median	173.4%	18.8x	9.1%
Minimum	130.2%	11.5x	4.5%
Maximum	347.2%	37.6x	21.0%

Using publicly available information, Hovde compared the financial performance of Platinum with that of the median of the precedent transactions from the Regional Group and Nationwide Group. The performance highlights are based on September 30, 2016 financial results of Platinum.

	Tangible Equity/ Tangible Assets	Core Deposits	LTM ROAA	LTM ROAE[1]	Efficiency Ratio	NPAs/ Assets	ALLL/ NPLs[2]
Platinum	8.12%	72.87%	0.66%	8.46%	68.18%	0.52%	167.8%

Precedent Transactions Regional Group:
Median	10.50%	80.49%	0.81%	7.93%	67.80%	1.82%	90.21%

Precedent Transactions Nationwide Group:
Median	9.16%	88.30%	0.81%	8.52%	68.02%	0.85%	120.54%

[1]	Return on average equity [2]Allowance for loan and lease losses as a percentage of nonperforming loans

No company or transaction used as a comparison in the above transaction analyses is identical to Platinum, and no transaction was consummated on terms identical to the terms of the Merger Agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The resulting values of the Precedent Transactions Regional Group indicated an implied aggregate valuation ranging between $67,665,000 and $78,371,000 compared to the proposed merger consideration of $84,901,000. The resulting values of the Precedent Transactions Nationwide Group indicated an implied aggregate valuation ranging between $69,958,000 and $82,221,000 compared to the proposed merger consideration of $84,901,000.

Income Approach — Discounted Cash Flow Analysis. Taking into account various factors including, but not limited to, Platinum’s recent performance, the current banking environment and the local economy in which Platinum operates, Hovde determined, in consultation with and based on information provided by management of Platinum, after-tax earnings estimates for Platinum over a forward looking five year period, and Platinum management developed the forward-looking projections and key assumptions, which formed the basis for the discounted cash flow analyses. The resulting projected after-tax net income numbers used for the analysis were $5,059,000 for 2017, $6,135,000 for 2018, $6,749,000 for 2019, $7,424,000 for 2020 and $8,166,000 for 2021.

To determine present values of Platinum based on these projections, Hovde utilized two discounted cash flow models, each of which capitalized terminal values using a different methodology: (1) Terminal Price/Earnings Multiple (“DCF Terminal P/E Multiple”); and, (2) Terminal Price/Tangible Book Value Multiple (“DCF Terminal P/TBV Multiple”).

In the DCF Terminal P/E Multiple analysis, an estimated value of Platinum’s common stock was calculated based on the present value of Platinum’s after-tax net income based on Platinum management’s forward-looking projections. Hovde utilized a terminal value at the end of 2021 by applying a range of price-to-earnings multiples of 16.8x to 20.8x, with a midpoint of 18.8x, which is the median price-to-earnings multiple derived from transactions in the Nationwide Group. The present value of Platinum’s projected dividends, if any, plus the terminal value was then calculated assuming a range of discount rates between 11.0% and 14.0%. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Platinum’s common stock. The resulting aggregate values of Platinum’s common stock of the DCF Terminal P/E Multiple ranged between $71,083,000 and $100,607,000, with a midpoint of $85,013,000.

In the DCF Terminal P/TBV Multiple model, the same earnings estimates and projected net income were used; however, in arriving at the terminal value at the end of 2021, Hovde applied a range of price-to-tangible book value multiples of 1.53x to 1.93x with the midpoint being 1.73x, which is the median price-to-tangible book value multiple derived from transactions in the Nationwide Group. The present value of projected dividends, if any, plus the terminal value, was then calculated assuming a range of discount rates between 11.0% and 14.0%. The resulting aggregate values of Platinum’s common stock of the DCF Terminal P/TBV Multiple ranged between $62,882,000 and $90,590,000, with a midpoint of $75,949,000.

These analyses and their underlying assumptions yielded a range of values for Platinum, which are outlined in the table below:

Implied Value for Platinum Based On:	Price-to-Tangible Book Value Multiple	Price-to-LTM Earnings Multiple	Premium-to-Core Deposits Multiple
Total Deal Value	179.0%	22.8x	10.4%

DCF Analysis — Terminal P/E Multiple
Midpoint	179.3%	22.8x	10.5%

DCF Analysis — Terminal P/TBV Multiple
Midpoint	160.2%	20.4x	7.9%

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, projected dividend payouts, terminal values and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected values of Platinum’s common stock.

CenterState Comparable Companies Analysis: Hovde used publicly available information to compare selected financial and trading information for CenterState and a group of 15 publicly-traded financial institutions selected by Hovde which was based on active publicly-traded acquirers in the Southeast United States:

Ameris Bancorp	Renasant Corporation
BNC Bancorp	Seacoast Banking Corp. of Florida
Capital Bank Financial Corp.	ServisFirst Bancshares, Inc.
Cardinal Financial Corporation	Simmons First National Corporation
City Holding Company	State Bank Financial Corporation
FCB Financial Holdings, Inc.	TowneBank
Fidelity Southern Corporation	Union Bankshares Corporation
First Bancorp

The analysis compared publicly available financial and market trading information for CenterState and the data for the 15 financial institutions identified above as of and for the most recent nine-month period which was publicly available. The table below compares the data for CenterState and the median data for the 15 financial institutions identified above, with pricing data as of October 14, 2016.

	Market Cap ($M)	Price/ Tangible Book Value	Price/ LTM EPS	Price/ 2016E EPS	Dividend Yield	YTD/ Price Change	Two Year Total Return
CenterState	$4,995.3	208.3%	13.6x	14.4x	0.89%	15.0%	72.1%

Comparable Companies:
Median	$6,221.3	202.2%	17.9x	16.5x	1.90%	5.6%	36.3%

CenterState fell within the range of pricing metrics of comparable companies. No company used as a comparison in the above analyses is identical to CenterState. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Accretion / Dilution Analysis: Hovde performed pro forma merger analyses that combined projected income statement and balance sheet information of Platinum and CenterState. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of CenterState. In the course of this analysis, Hovde used earnings estimates provided by Platinum’s management for Platinum for the years ending December 31, 2016, December 31, 2017 and December 31, 2018 and used the FactSet consensus estimates for earnings estimates for CenterState for the years ending December 31, 2016, December 31, 2017 and December 31, 2018. This analysis indicated that the merger is expected to be breakeven in 2017 and accretive by five cents per share to CenterState’s consensus estimated earnings per share of $1.39 in 2018. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for CenterState by eleven cents per share (or -1.04%) in 2017 and dilutive by six cents per share (or -0.51%) in 2018 and that CenterState would maintain capital ratios in excess of those required for CenterState to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by Platinum and CenterState prior to and following the merger will vary from the projected results, and the variations may be material.

Other Factors and Analyses. Hovde took into consideration various other factors and analyses, including but not limited to: current market environment; merger and acquisition environment; movements in the common stock valuations of selected publicly-traded banking companies; and movements in the S&P 500 Index.

Conclusion. Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the merger consideration to be received in connection with the merger is fair from a financial point of view to Platinum’s shareholders. Each shareholder is encouraged to read Hovde’s fairness opinion in its entirety. The full text of this fairness opinion is included as Appendix B to this proxy statement.

CenterState’s Reasons for the Merger

In reaching its decision to approve the merger agreement, the CenterState board of directors consulted with CenterState’s management, as well as its financial and legal advisors, and considered a number of factors, including:

•	its knowledge of CenterState’s business, operations, financial condition, earnings and prospects and of Platinum’s business, operations, financial condition, earnings and prospects, taking into account the results of CenterState’s due diligence review of Platinum;

•	its belief that Platinum and CenterState share a compatible community banking model;

•	that Platinum would enable CenterState to expand its existing presence in West Central Florida;

•	that, on a pro forma basis giving effect to the merger, the combined entity would be one of the largest community banks (based on deposits) based in the State of Florida;

•	that Platinum shareholders would own less than 9% of the outstanding shares of common stock of the combined company immediately following the merger (assuming the exercise of Platinum’s stock options prior to the closing of the merger);

•	the financial and other terms and conditions of the merger agreement, including provisions for the payment by Platinum to CenterState of a termination fee if the merger agreement is terminated under certain circumstances; and

•	the regulatory and other approvals required in connection with the transaction and the likelihood such approvals would be received in a timely manner and without unacceptable conditions.

CenterState’s board of directors also considered potential risks relating to the merger including the following:

•	CenterState may not realize all of the anticipated benefits of the merger, including cost savings, maintenance of existing customer and employee relationships, and minimal disruption in the integration of the Platinum operations with CenterState;

•	approvals from regulatory authorities could impose conditions that could have the effect of delaying completion of the merger or imposing additional costs;

•	the substantial costs that CenterState will incur in connection with the merger even if it is not consummated; and

•	pursuing a merger transaction with Platinum could preclude other expansion opportunities during the pendency of the merger transaction.

The foregoing discussion of the factors considered by the CenterState board of directors is not intended to be exhaustive, but rather includes the material factors considered by the CenterState board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the CenterState board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The CenterState board of directors considered all these factors as a whole, including discussions with, and questioning of, CenterState management and CenterState’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

Interests of Platinum Executive Officers and Directors in the Merger

In the merger, the directors and executive officers of Platinum will receive the same merger consideration for their Platinum shares as the other Platinum shareholders. In considering the recommendation of the Platinum board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of Platinum may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of Platinum shareholders generally. The Platinum board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that you vote in favor of approving the merger agreement. See “— Platinum’s Reasons for the Merger; Recommendation of the Platinum Board of Directors.”

Under the merger agreement, certain of Platinum’s executive officers will receive change in control payments pursuant to the provisions of their existing employment agreements and other payments in connection with the termination of Platinum’s supplemental executive retirement plan. Some of these executive officers (as well as others) have entered into employments with CenterState Bank that are contingent and will take effect only upon completion of the merger. See “The Merger Agreement — Employee Matters.”

Instead of entering into a new employment agreement with CenterState Bank, Jerry M. Kyle (President and Chief Executive Officer of Platinum) has entered into a consulting agreement with CenterState Bank which is to be effective upon the closing of the merger through June 30, 2017, unless extended on a month-to-month basis by mutual agreement of the parties. Pursuant to this consulting agreement, Mr. Kyle will advise and assist CenterState Bank regarding community relations following the merger, business development opportunities as well as customer and employee retention and will receive a consulting fee of $19,000 per month, or a pro-rated amount for any partial month in which his services continue. See “The Merger Agreement — Employee Matters.”

Mr. Kyle’s present services as an executive officer and employee of Platinum and Platinum Bank will be ended upon completion of the merger and the bank merger pursuant to a severance agreement which includes non-solicitation and non-compete restrictions for a period of 18 months after the effective date of the merger within a restricted territory covering Hillsborough and all contiguous Counties in Florida.

Four of Platinum’s officers, including one who is an executive officer, have options to purchase up to an aggregate of 20,000 shares of Platinum’s common stock. These options will become fully vested at the effective time of the merger and will be redeemed for cash payments equal to $76.00 minus the exercise price of the options.

Platinum employees employed at the merger closing will become CenterState Bank employees and be brought onto CenterState Bank’s payroll with comparable compensation and benefits. Platinum employees will remain employed for a period of time in order to accomplish a successful conversion of Platinum’s core data processing system data into CenterState Bank’s system. After the conversion has occurred, Platinum employees who are not retained will receive a severance payment based on their respective compensation levels and years of service.

In addition, retention payments will be made to certain key Platinum employees whose continued services is integral to completion of the data processing conversion to ensure their continued service during this period. The aggregate amount of these retention payments is expected to be approximately $133,700.

Platinum’s directors and executive officers will be entitled to indemnification by CenterState with respect to claims arising from matters occurring at or prior to the effective time of the merger and to coverage under a directors’ and officers’ liability insurance policy for six years after the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following sets forth the opinion of Hacker, Johnson & Smith, P.A., tax advisor to CenterState, as to the material U.S. federal income tax consequences of the merger to holders who hold shares of Platinum common stock as capital assets. This section does not address state, local or foreign tax consequences of the merger.

The opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”) currently in effect, and the applicable provisions of appropriate Treasury Regulations, existing judicial authority and current administrative rulings, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein and thus affect the continuing validity of the opinion and this discussion. The following discussion is intended only as a general summary of the material federal income tax consequences of the merger and is neither tax or legal advice nor a complete analysis or listing of all potential tax effects.

The opinion does not address all aspects of federal income taxation that may be relevant to Platinum shareholders in light of their particular circumstances or that may be applicable to them if they are subject to special treatment under the Code, including, without limitation, shareholders who are:

•	persons who are not for United States federal income tax purposes a citizen or resident of the United States;

•	financial institutions, mutual funds or insurance companies;

•	dealers in securities or foreign currencies or traders in securities who elect to apply a mark-to-market method of accounting;

•	tax-exempt organizations;

•	Domestic corporations, S corporations, partnerships or other pass-through entities;

•	persons whose Platinum shares are qualified small business stock for purposes of Section 1202 of the Code or who may otherwise be subject to the alternative minimum tax provisions of the Code;

•	persons who received their Platinum common stock through the exercise of employee stock options or otherwise as compensation;

•	persons who hold Platinum common stock as part of a hedge, straddle, or conversion transaction;

•	an estate whose income is subject to United States federal income tax regardless of its source.

The Hacker, Johnson & Smith, P.A. opinion states that:

•	The merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

•	each of Platinum and CenterState will be a party to the reorganization within the meaning of Section 368(b) of the Code.

The Opinion also provides that Platinum shareholders who exchange their shares of Platinum common stock for CenterState common stock pursuant to the merger will be subject to the following material U.S. federal income tax consequences:

•	On the receipt of a combination of shares of CenterState common stock and cash in exchange for their shares of Platinum common stock, the shareholders of Platinum will recognize gain, but not loss, in an amount equal to the lesser of (a) the gain realized on the exchange (computed by reference to the fair value of the CenterState common stock received, plus any cash received, over the basis of their Platinum common stock), or (b) the amount of cash received;

•	The tax basis of the CenterState common stock received will be equal to the tax basis of the exchanged Platinum common stock, decreased by the amount of cash received and increased by the amount of any gain recognized;

•	The holding period of the CenterState common stock received by each Platinum shareholder will include the holding period of the Platinum common stock exchanged in the merger, provided the shares of Platinum common stock were held as a capital assets at the effective date;

•	On the receipt of cash for fractional shares, the shareholders of Platinum will recognize gain or loss in an amount equal to the difference between the cash received and the tax basis of the fractional shares of Platinum exchanged.

Any gain that holders of Platinum common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held (or are treated as having held) their Platinum common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate holders of Platinum common stock is generally taxed at preferential rates (such gain may also be subject to an additional 3.8% Medicare Tax, as discussed below). In some cases, particularly if a holder actually or constructively owns CenterState stock other than CenterState stock received pursuant to the merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain could be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstance, including the application of the constructive ownership rules, holders of Platinum common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances. The deductibility of capital losses is subject to limitations under the Code.

U.S. shareholders that are individuals, estates, and certain trusts are now subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized or amounts received with respect to their shares of Platinum common stock, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. Platinum shareholders should consult their own tax advisors with respect to the applicability of this additional 3.8% tax on any payments received by such shareholder.

The discussion above does not apply to Platinum shareholders who dissent to the merger by properly perfecting statutory appraisal rights with respect to such shareholder’s shares of Platinum Common Stock. Holders of shares of Platinum common stock who dissent with respect to the merger and who receive cash in respect of their shares of Platinum common stock will be treated as if the CenterState common stock had been received and then redeemed for cash by CenterState. A holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the holder’s aggregate tax basis in the Platinum shares unless the payment under the holder’s particular facts and circumstances is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code. Any Platinum shareholder that plans to exercise appraisal rights in connection with the merger is urged to consult its own tax advisor to determine the relevant tax consequences.

The opinion will not be binding on the Internal Revenue Service (the “IRS”). Neither CenterState nor Platinum intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain a position contrary to any of the tax consequences set forth below.

TAX MATTERS CAN BE QUITE COMPLICATED. THE FOREGOING SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES DOES NOT CONSTITUTE TAX OR LEGAL ADVICE AND IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE SUMMARY DOES NOT ADDRESS ANY U.S. FEDERAL NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER, NOR ANY TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, EACH PLATINUM SHAREHOLDER IS STRONGLY URGED TO CONSULT HIS, HER, OR ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL, OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH COMMUNITY SHAREHOLDER.

Accounting Treatment

The merger will be accounted for using the acquisition method of accounting with CenterState treated as the acquiror. Under this method of accounting, Platinum’s assets and liabilities will be recorded by CenterState at their respective fair values as of the date of completion of the merger. Financial statements of CenterState issued after the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of CenterState.

Regulatory Approvals

Under federal law, the merger must be approved by the Federal Reserve and the bank merger must be approved by the OCC. Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations. The parties have filed, or are in the process of filing, applications and notifications to obtain these regulatory approvals.

Although we currently believe that we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to CenterState after the completion of the merger or will contain a materially burdensome regulatory condition.

Federal Reserve Board. Completion of the merger is subject, among other things, to approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended, which we refer to as the “BHC Act.” In considering the approval of an application under Section 3 of the BHC Act, the Federal

Reserve Board reviews factors including: (1) the effect of the proposal on competition in the relevant markets, (2) the financial and managerial resources of the companies involved, including pro forma capital ratios of the combined company (both in terms of absolute capital ratios and capital ratios relative to peer groups determined by the regulators), (3) the risk to the stability of the United States banking or financial system, (4) the convenience and needs of the communities to be served and (5) the effectiveness of the companies in combatting money laundering.

The Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977, which we refer to as the “CRA,” and considers the concentration of deposits on a nationwide basis. In their most recent respective CRA examinations, CenterState Bank received an overall “satisfactory” CRA performance rating and Platinum Bank received an overall “satisfactory” CRA performance rating. Furthermore, the BHC Act and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve Board, and authorize the Federal Reserve Board to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. The Federal Reserve Board takes into account the views of third party commenters, particularly on the subject of the merging parties’ service to their communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve Board.

OCC. The prior approval of the OCC will be required under the federal Bank Merger Act to merge Platinum Bank with and into CenterState Bank. In evaluating an application filed under the Bank Merger Act, the OCC generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of the banks party to the bank merger, (3) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings, (4) the banks’ effectiveness in combating money-laundering activities and (5) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the OCC provides an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Transactions approved by the Federal Reserve Board and the OCC generally may not be completed until 30 days after the approval is received, during which time the Department of Justice, which we refer to as the “DOJ,” may challenge the transaction on antitrust grounds. With the approval of the Federal Reserve Board or the OCC, as the case may be, and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board or the OCC, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board or the OCC does regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

Appraisal Rights for Platinum Shareholders

Holders of Platinum common stock as of the record date are entitled to appraisal rights under the Florida Business Corporation Act (the “FBCA”). Pursuant to Section 607.1302 of the FBCA, a Platinum shareholder who does not wish to accept the consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the fair value of his or her shares of Platinum common stock immediately prior to the date of the Special Meeting to vote on the proposal to approve the merger agreement, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable. You should note that if 5% or more of the outstanding shares of Platinum common stock validly exercise, or remain entitled to exercise, their appraisal rights, then CenterState will have the right to terminate the merger agreement.

In order to exercise appraisal rights, a dissenting Platinum shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1333 of the FBCA, which are summarized below. A copy of the full text of those Sections is included as Appendix C to this proxy statement/prospectus. Platinum shareholders are urged to read Appendix C in its entirety and to consult with their legal advisors. Each Platinum shareholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.

Procedures for Exercising Dissenters’ Rights of Appraisal. The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which are included as Appendix C to this proxy statement/prospectus.

A dissenting shareholder, who desires to exercise his or her appraisal rights, must file with Platinum, prior to the taking of the vote on the merger, a written notice of intent to demand payment for his or her shares if the merger is effectuated. A vote against the merger agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA. A dissenting shareholder need not vote against the merger agreement, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her shares of Platinum common stock in favor of the merger agreement. A vote in favor of the merger agreement will constitute a waiver of the shareholder’s appraisal rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:

Platinum Bank Holding Company

802 West Lumsden Road

Brandon, Florida 33511

Attn: Jerry M. Kyle

All such notices must be signed in the same manner as the shares are registered on the books of Platinum. If a Platinum shareholder has not provided written notice of intent to demand fair value before the vote on the proposal to approve the merger agreement is taken at the Special Meeting, then the Platinum shareholder will be deemed to have waived his or her appraisal rights.

Within 10 days after the completion of the merger, CenterState must provide to each Platinum shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an appraisal election form that specifies, among other things:

•	the date of the completion of the merger;

•	CenterState’s estimate of the fair value of the shares of Platinum common stock;

•	where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which they must be received by CenterState or its agent, which date may not be fewer than 40, nor more than 60, days after the date CenterState sent the appraisal notice and appraisal election form to the shareholder; and

•	the date by which a notice from the Platinum shareholder of his or her desire to withdraw his or her appraisal election must be received by CenterState, which date must be within 20 days after the date set for receipt by CenterState of the appraisal election form from the Platinum shareholder.

The form must also contain CenterState’s offer to pay to the Platinum shareholder the amount that it has estimated as the fair value of the shares of Platinum common stock, and request certain information from the Platinum shareholder, including:

•	the shareholder’s name and address;

•	the number of shares as to which the shareholder is asserting appraisal rights;

•	whether the shareholder voted for the merger;

•	whether the shareholder accepts the offer of CenterState to pay its estimate of the fair value of the shares of Platinum common stock to the shareholder; and

•	if the shareholder does not accept the offer of CenterState, the shareholder’s estimated fair value of the shares of Platinum common stock and a demand for payment of the shareholder’s estimated value plus interest.

A dissenting shareholder must submit the certificate(s) representing his or her shares with the appraisal election form. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the merger agreement.

Upon returning the appraisal election form, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the applicable sections of the FBCA and will not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.

A dissenting shareholder who has delivered the appraisal election form and his or her Platinum common stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to CenterState within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of CenterState. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the merger consideration.

If the dissenting shareholder accepts the offer of CenterState in the appraisal election form to pay CenterState’s estimate of the fair value of the shares of Platinum common stock, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by CenterState or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares.

A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify Platinum in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the beneficial shareholder only if the beneficial shareholder submits to Platinum the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal notice, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

Section 607.1330 of the FBCA addresses what should occur if a dissenting shareholder fails to accept the offer of CenterState to pay the value of the shares as estimated by CenterState, and CenterState fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest.

If a dissenting shareholder refuses to accept the offer of CenterState to pay the value of the shares as estimated by CenterState, and CenterState fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest, then within 60 days after receipt of a written demand from any dissenting shareholder given within 60 days after the date on which the merger was effected, CenterState shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in Florida where the registered office of CenterState, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.

If CenterState fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of CenterState. A copy of the initial pleading will be served on each dissenting shareholder. CenterState is required to pay each dissenting shareholder the amount found to be due within 10 days after final determination of the proceedings, which amount may, in the discretion of the court, include a fair rate of interest, which will also be determined by the court. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in such shares.

Section 607.1331 of the FBCA, provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against CenterState, except that the court may assess costs against all or some of the dissenting shareholders, in amounts determined by the court, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts determined by the court, against: (i) CenterState and in favor of any or all dissenting shareholders if the court finds CenterState did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either CenterState or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against CenterState, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that CenterState fails to make a required payment when a dissenting shareholder accepts CenterState’s offer to pay the value of the shares as estimated by CenterState, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from CenterState all costs and expenses of the suit, including counsel fees.

For a discussion of tax consequences with respect to dissenting shares, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.

Board of Directors and Management of CenterState Following the Merger

The directors and officers of CenterState immediately prior to the effective time of the merger will be the directors and officers of the surviving company and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. Information regarding the executive officers and directors of CenterState is contained in documents filed by CenterState with the SEC and incorporated by reference into this proxy statement/prospectus, including CenterState’s Annual Report on Form 10-K for the year ended December 31, 2015 and its Definitive Proxy Statement on Schedule 14A for its 2016 annual meeting, filed with the SEC on March 3, 2016. See “Documents Incorporated By Reference.”

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The Merger

The boards of directors of Platinum and CenterState have each unanimously approved the merger agreement, which provides for the merger of Platinum with and into CenterState, with CenterState as the surviving company in the merger. Each share of CenterState common stock outstanding immediately prior to the effective time of the merger will remain outstanding as one share of CenterState common stock. Each share of Platinum common stock outstanding immediately prior to the effective time of the merger (excluding dissenting shares) will be entitled to converted into the right to receive 3.7832 share of CenterState common stock (the “Stock Consideration”) and $7.60 (the “Cash Consideration”), with the Stock Consideration and Cash Consideration subject to adjustment as set forth below under “— Merger Consideration”.

All shares of CenterState common stock received by Platinum shareholders in the merger will be freely tradable, except that shares of CenterState received by persons who become affiliates of CenterState for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

The merger agreement also provides that, after the effective time of the merger and at or after the close of business on the closing date of the merger, Platinum Bank, a Florida state-chartered bank and wholly owned subsidiary of Platinum, will merge with and into CenterState Bank, a national banking association and wholly owned subsidiary of CenterState, with CenterState Bank as the surviving bank of such merger. The terms and conditions of the merger of CenterState Bank and Platinum Bank will be set forth in a separate merger agreement (referred to as the “Bank merger agreement”), the form of which is attached as an exhibit to the merger agreement. As provided in the Bank merger agreement, the merger of CenterState Bank and Platinum Bank may be abandoned at the election of CenterState Bank at any time, whether before or after filings are made for regulatory approval of such merger. We refer to the merger of CenterState Bank and Platinum Bank as the “Bank Merger.”

Closing and Effective Time of the Merger

Unless both CenterState and Platinum agree to a later date, the closing of the merger will take place on the first day of the calendar month after the satisfaction or waiver, subject to applicable law, of the latest to occur of the conditions for closing of the merger. Simultaneously with the closing of the merger, CenterState will file articles of merger with the Department of State of the State of Florida. The merger will become effective at such time as the last articles of merger are filed or such other time as may be specified in the articles of merger.

We currently expect that the merger will be completed in the second quarter of 2017, subject to the approval of the merger agreement by Platinum shareholders, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods and other conditions. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. No assurance is made as to whether, or when, CenterState and Platinum will obtain the required approvals or complete the merger. See “— Conditions to Completion of the Merger.”

Merger Consideration

Under the terms of the merger agreement, each share of Platinum common stock outstanding immediately prior to the effective time of the merger (excluding dissenting shares) will be converted into the right to receive:

•	3.7832 shares of CenterState common stock; and

•	$7.60 in cash.

However, if both of the following events related to a decline in the average closing price of the CenterState common stock should occur, then the board of directors of Platinum may terminate the merger agreement unless CenterState contributes sufficient additional Cash Consideration for the total merger consideration payable to Platinum shareholders (cash and stock) equal to a maximum of $64.03 for each share of Platinum common stock (or such lesser amount as adjusted for the performance of the Nasdaq Bank Index). The two events that would trigger such a potential adjustment are:

(i)	the number obtained by dividing the average closing sales price of the CenterState common stock during a specified time prior to completion of the merger by $18.08 is less than 0.825, and

(ii)	the number obtained in (i) above is less than the number obtained by dividing the NASDAQ Bank Index during the same period by $3,019.48 (the “Index Ratio”), and then subtracting 0.175.

Additionally, if both of the following events related to an increase in the average closing price of the CenterState common stock should occur, then the board of directors of CenterState may terminate the merger agreement unless Platinum elects to accept a reduction in the Stock Consideration for the total merger consideration payable to Platinum shareholders (cash and stock) to equal a minimum of $87.97 for each share of Platinum common stock (or such greater amount as adjusted for the performance of the Nasdaq Bank Index). The two events that would trigger such an adjustment are:

(i)	the number obtained by dividing the average closing sales price of the CenterState common stock during a specified time prior to completion of the merger by $18.08 is greater than 1.175, and

(ii)	the number obtained in (i) above is greater than the number obtained by adding 0.175 to the Index Ratio.

These provisions allow the total value of the merger consideration to fluctuate with the changing price of CenterState common stock. For additional information on these possible merger consideration adjustment provisions, please see pages 68 through 70 of this proxy statement/prospectus.

No fractional shares of CenterState common stock will be issued in connection with the merger. Instead, CenterState will make to each Platinum shareholder who would otherwise receive a fractional share of CenterState common stock a cash payment (rounded to the nearest whole cent) equal to: (i) the fractional share amount multiplied by (ii) the Average Closing Stock Price (which is the average closing sale price of CenterState common stock as reported on the Nasdaq Stock Market for the 10 consecutive trading days ending on the trading day immediately prior to the later of (i) the date on which the latest required regulatory approval is obtained without regard to any requisite waiting period, or (ii) the date on which the Platinum shareholders approve the merger agreement). We refer to the per share stock consideration, the per share cash consideration and cash in lieu of any fractional shares, collectively, as the “merger consideration.”

A Platinum shareholder also has the right to obtain the fair value of his or her shares of Platinum common stock in lieu of receiving the merger consideration by strictly following the appraisal procedures under the FBCA. Shares of Platinum common stock outstanding immediately prior to the effective time of the merger and which are held by a shareholder who does not vote to approve the merger agreement and who properly demands the fair value of such shares pursuant to, and who complies with, the appraisal procedures under the FBCA are referred to as “dissenting shares.” See “The Merger — Appraisal Rights for Platinum Shareholders.”

Based upon the closing sale price of the CenterState common stock on the Nasdaq Global Select Market of $            on             , 2016, a date shortly before the date of this proxy statement/prospectus, each common share of Platinum will be entitled to be exchanged for total merger consideration equal to $            per share.

If CenterState changes the number of shares of CenterState common stock outstanding prior to the effective time of the merger as a result of a stock split, stock combination, stock dividend or similar recapitalization with respect to the CenterState common stock and the record date for such corporate action is prior to the effective time of the merger, then the per share stock consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to CenterState and Platinum.

The value of the shares of CenterState common stock to be issued to Platinum shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the CenterState common stock. See “Risk Factors — Because the sale price of the CenterState common stock may fluctuate, you cannot be sure of the value of the merger consideration that you will receive in the merger.”

Surrender of Platinum Stock Certificates

CenterState has appointed as the exchange agent under the merger agreement its transfer agent, Continental Stock Transfer and Trust Company. The exchange agent will mail to each holder of record of Platinum common stock the Letter of Transmittal along with instructions for completing the Letter of Transmittal and delivering back to the exchange agent the completed Letter of Transmittal along with the stock certificates representing the shares of Platinum common stock held by the shareholder.

Upon surrender to the exchange agent of the certificate(s) representing his or her shares of Platinum common stock, accompanied by a properly completed Letter of Transmittal, a Platinum shareholder will be entitled to receive the merger consideration promptly after the effective time of the merger (including any cash in lieu of fractional shares). Until surrendered, each such certificate will represent after the effective time of the merger, for all purposes, only the right to receive the merger consideration, without interest (including any cash in lieu of fractional shares) and any dividends or distributions to which such holder is entitled pursuant to the merger agreement.

No dividends or other distributions with respect to CenterState common stock after completion of the merger will be paid to the holder of any unsurrendered Platinum stock certificates with respect to the shares of CenterState common stock represented by those certificates until those certificates have been properly surrendered. Subject to applicable abandoned property, escheat or similar laws, following the proper surrender of any such previously unsurrendered Platinum stock certificate, the holder of the certificate will be entitled to receive, without interest: (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of CenterState common stock represented by that certificate; and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of CenterState common stock represented by that certificate with a record date after the effective time of the merger (but before the date on which the certificate is surrendered) and with a payment date subsequent to the issuance of the shares of CenterState common stock issuable in exchange for that certificate.

Shares of CenterState common stock and cash in lieu of any fractional shares may be issued or paid in a name other than the name in which the surrendered Platinum stock certificate is registered if: (i) the certificate surrendered is properly endorsed or otherwise in a proper form for transfer; and (ii) the person requesting the payment or issuance pays any transfer or other similar taxes due or establishes to the satisfaction of CenterState that such taxes have been paid or are not applicable.

None of CenterState, the exchange agent or any other person will be liable to any former Platinum shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

In the event any Platinum stock certificate is lost, stolen or destroyed, in order to receive the Merger Consideration (including cash in lieu of any fractional shares), the holder of that certificate must provide an affidavit of that fact and, if reasonably required by CenterState or the exchange agent, post a bond in such amount as CenterState determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.

Stock Options

If the merger is completed, each option to acquire shares of Platinum common stock which is then outstanding shall automatically become vested and shall be settled in cash based upon the amount by which $76.00 exceeds the exercise price.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, Platinum and CenterState have agreed to certain restrictions on their activities until the effective time of the merger. In general, each party has agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law or a governmental entity, or with the prior written consent of the other party, it will:

•	use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships;

•	not take any action that is intended to or that would reasonably be expected to adversely affect or materially delay the ability of either party or its subsidiaries to obtain any necessary regulatory approvals or to complete the merger; and

•	not take any action that is likely to materially impair the party’s ability to perform any of its obligations under the merger agreement or its subsidiary bank to perform any of its obligations under the Bank merger agreement.

Platinum also has agreed that it will conduct its business in the ordinary course consistent with past practice.

CenterState has also agreed that it will not, and will not permit any of its subsidiaries to without the prior written consent of Platinum:

•	amend its Articles of Incorporation or bylaws in a manner that would adversely affect Platinum;

•	take any action that is likely to materially impair the ability of CenterState to perform any of its obligations under the merger agreement or to satisfy any of the conditions to closing or of CenterState Bank to perform any of its obligations under the bank merger agreement or enter into any other agreement with another depository institution with respect to an acquisition transaction that might materially delay the issuance of or materially adversely affect the conditions of any regulatory approval or materially hinder the ability of CenterState to consummate its transactions;

•	take any action or knowingly fail to take any action that could reasonably be expected to prevent the merger from qualifying as a reorganization under the Code;

•	agree or commit to do any of the foregoing.

Platinum has also agreed that it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice. Platinum has further agreed that it will not, and will not permit any of its subsidiaries, to do any of the following without the prior written consent of CenterState:

•	issue or sell, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any rights to acquire stock or voting debt securities, except pursuant to Platinum stock options issued under the Platinum stock plans and outstanding on the date of the merger agreement;

•	issue or repurchase any other capital securities, including trust preferred or other similar securities, voting debt securities or other securities, debentures or subordinated notes;

•

make, declare, pay or set aside for payment any dividend or other distribution on its capital stock or other ownership interests (other than dividends from wholly owned subsidiaries to Platinum or to another wholly owned subsidiary of Platinum and other than distributions by Platinum to its shareholders in an amount no greater than 40% of Platinum’s taxable income for calendar year 2016 (with Platinum understanding and agreeing that no distribution shall be made to its shareholders based on Platinum’s net income after December 31, 2016), and will not, directly or indirectly, adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other than ownership interests or stock options;

•	(i) enter into, amend, renew or terminate any employment, consulting, severance, change in control or similar agreement or arrangement with any director, officer or employee, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (a) at will agreements, (b) normal increases in salary to rank and file employees, (c) payment of bonuses consistent with past practice, (not to exceed 5% per annum) and (d) severance in accordance with past practice, (ii) hire any new officers, (iii) promote any employee to a rank of vice president or a more senior position, or (iv) pay any incentive or bonus except pursuant to existing employment agreements and for all other employees not to exceed $557,000 in the aggregate;

•	except with respect to the acceleration of vesting under Platinum benefit plans, including its stock option plans and restricted stock plan, pursuant to the provisions of such plans, establish, amend, renew or terminate any employee benefit plan or accelerate the vesting of benefits under any employee benefit plan;

•	sell, transfer or encumber any of its assets, except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any of its deposit liabilities;

•	enter into, amend or renew any data processing contract, service provider agreement or any lease, license or maintenance agreement relating to real or personal property or intellectual property, other than any annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice, or to permit to lapse its rights in any material intellectual property;

•	acquire the assets, business or properties of any person (other than pursuant to foreclosures or acquisitions of control, in a fiduciary capacity or in satisfaction of debts contracted prior to the date of the merger agreement, in each case in the ordinary course of business consistent with past practice);

•	sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but, in the case of a sale, after giving CenterState or CenterState Bank a first right of refusal to acquire such loan or participation), or sell or acquire any servicing rights;

•	amend its organizational documents or similar governing documents;

•	materially change its accounting principles, practices or methods, except as may be required by accounting principles generally accepted in the United States or any governmental entity;

•	enter into or terminate any material contract, or amend or modify in any material respect or renew any existing material contract;

•	settle any claim, action or proceeding outside the ordinary course of business consistent with past practice and involving an amount in excess of $50,000, excluding amounts paid or reimbursed under any insurance policy;

•	in the case of Platinum Bank (i) increase or decrease the interest rate paid on its time deposits or certificates of deposit, except in a manner consistent with past practice and competitive factors in the marketplace, (ii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice, (iii) open any new branch or deposit taking facility, or (iv) close or relocate any existing branch or other facility;

•	acquire any investment securities outside of the limits specified in the merger agreement;

•	purchase any fixed assets where the amount paid or committed is in excess of $100,000 individually or $250,000 in the aggregate, except for emergency repairs or replacements;

•	materially change its loan underwriting policies or which classes of persons may approve loans or fail to comply with such policies as previously disclosed to CenterState as provided in the merger agreement, or make loans on extensions of credit except in the ordinary course of business consistent with past practice and otherwise within the limits specified in the merger agreement;

•	materially change its interest rate and other risk management policies, procedures and practices, fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

•	incur any debt for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year, or incur, assume or become subject to any obligations or liabilities of any other person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions specified in the merger agreement;

•	develop market or implement any new lines of business;

•	make, change or revoke any material tax election (other than in a manner consistent with prior elections), materially amend any tax return, enter into any material tax closing agreement, or settle or compromise any material liability with respect to disputed taxes;

•	take any action that is likely to materially impair its ability to perform any of its obligations under the merger agreement or Platinum Bank’s ability to perform any of its obligations under the Bank merger agreement;

•	take any action or knowingly fail to take any action that could reasonably be expected to prevent the merger from qualifying as a reorganization under the Code; or

•	agree or commit to do any of the foregoing.

Regulatory Matters

This proxy statement/prospectus forms part of a Registration Statement on Form S-4 which CenterState has filed with the SEC. Each of CenterState and Platinum have agreed to use its commercially reasonable best efforts to maintain the effectiveness of the Registration Statement for as long as necessary to complete the merger and the other transactions contemplated by the merger agreement.

CenterState has agreed to use its commercially reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement, and Platinum has agreed to furnish all information concerning Platinum and the holders of Platinum common stock as may be reasonably requested in connection with any such action.

CenterState and Platinum have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and regulatory and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations.

Platinum and CenterState have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable laws, all the information relating to Platinum or CenterState, as the case may be, and any of their respective subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the merger agreement. In addition, CenterState and Platinum will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement, and each party will keep the other apprised of the status of matters relating to the completion of the merger. CenterState and Platinum shall promptly deliver to each other copies of all filings, orders and material correspondence to and from all governmental entities in connection with the transactions contemplated by the merger agreement.

Additionally, each of CenterState and Platinum has agreed to furnish to the other, upon request, all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement/prospectus, the Registration Statement on Form S-4 or any other statement, filing, notice or application made by or on behalf of CenterState, Platinum or any of their respective subsidiaries to any regulatory or governmental entity in connection with the merger, the bank merger of any or the other transactions contemplated by the merger agreement.

Each of CenterState and Platinum will promptly advise the other upon receiving any communication from any regulatory or governmental entity the consent or approval of which is required for completion of the merger that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval may be materially delayed.

Nasdaq Listing

CenterState has agreed to use its commercially reasonable best efforts to cause the shares of CenterState common stock to be issued to the holders of Platinum common stock in the merger to be authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.

Employee Matters

General

Following the effective time of the merger, CenterState must maintain employee benefit plans and compensation opportunities for those persons (as a group) who are full-time, active employees of Platinum and its subsidiaries on the closing date of the merger (referred to below as “covered employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are available on a uniform and non-discriminatory basis to similarly situated employees of CenterState or its subsidiaries (except that no covered employee may participate in any closed or frozen plan of CenterState or its subsidiaries). CenterState shall give the covered employees full credit for their prior service with Platinum and its subsidiaries for purposes of eligibility and vesting under any qualified or non-qualified employee benefit plan maintained by CenterState in which covered employees may be eligible to participate and for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by CenterState.

With respect to any CenterState health, dental, vision or other welfare plan in which any covered employee is eligible to participate, for the first plan year in which the covered employee is eligible to participate, CenterState or its applicable subsidiary must use its commercially reasonable best efforts to: (i) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee to the extent the condition was, or would have been, covered under the Platinum benefit plan in which the covered employee participated immediately prior to the effective time of the merger; and (ii) recognize any health, dental, vision or other welfare expenses incurred by the covered employee in the year that includes the closing date of the merger (or, if later, the year in which the covered employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements.

If, within six months after the effective time of the merger, any covered employee is terminated by CenterState or its subsidiaries other than “for cause” or as a result of unsatisfactory job performance, then CenterState will pay severance to the covered employee in an amount equal to two weeks of base salary for each 12 months of such covered employee’s prior employment with Platinum or Platinum Bank; provided, however, that in no event will the total amount of severance for any current employee be less than four weeks of such base salary, nor greater than 26 weeks of such base salary. Any severance to which a covered employee may be entitled in connection with a termination occurring more than six months after the effective time of the merger will be as set forth in the severance policies of CenterState and its subsidiaries as then in effect.

Prior to the effective time in the merger, Platinum will cause the Platinum Bank paid time off (“PTO”) program (which includes sick time and vacation time) (the “PTO Program”) to be terminated with the following effects: (i) until the effective time, Platinum Bank will continue to pay benefits in accordance with the terms of the PTO Program, (ii) at the effective time in the merger, all accrued and unused paid time off for all employees of Platinum and its subsidiaries, including awarded, unused PTO in the Excess PTO Bank and the Catastrophic Leave Bank, to be eliminated, (iii) no PTO will be carried over to CenterState or its subsidiaries. However, employees of Platinum and its subsidiaries who, at the effective time are receiving PTO benefits from the Excess PTO Bank due to personal or family extended illness or Catastrophic Leave (in either case, as awarded in accordance with the terms of the PTO Program) will receive a lump sum benefit equal to the amount of the remaining benefits previously awarded, and all other employees of Platinum and its subsidiaries who will receive a lump sum benefit from earned, awarded and unused PTO in an amount equal to that which otherwise would have been paid upon termination of employment in accordance with the terms of the PTO Program.

Employment Agreements

Pursuant to the merger agreement six of Platinum Bank’s officers, Robert F. Cobb, Michael Compton, Kenneth D. Ely (an executive officer), James A. Ray, Gene Snyder, and David Sullivan have entered into rolling three year employment agreements with CenterState Bank, to be effective upon the closing of the merger of Platinum Bank with and into CenterState Bank. Pursuant to these agreements, Mr. Cobb will become Senior Vice President/Area Executive/Commercial Team Leader — Brandon; Mr. Compton will become Senior Vice President/Area Executive/Commercial Team Leader — Winter Haven; Mr. Ely will become Senior Vice President/Area Executive/Commercial Team Leader — Lakeland; Mr. Ray will become Senior Vice President/Area Executive — Pinellas; Mr. Snyder will become Senior Vice President/Commercial Relationship Manager 3; and Mr. Sullivan will become Senior Vice President/Area Executive/Commercial Team Leader — Plant City.

In accordance with their respective employment agreements, each of these officers will be entitled to receive a base salary, participate in benefits and arrangements offered by CenterState Bank, and receive an incentive compensation opportunity up to a certain percent of the officer’s base salary. These agreements include provision for a severance payment equal to the officer’s base annual salary if he terminates his employment for good reason or his employment is terminated by CenterState without cause. The employment agreements also contain one year non-competition and non-solicitation covenants following termination of employment, with such covenants terminating if there is a change of control of CenterState (as such term is defined in the employment agreements); however, such covenants will not apply if the officer waives the right receive the severance payment.

Finally, each of these officers will receive a cash payment from CenterState Bank that will be considered a self-amortizing interest free loan, a pro-rated portion of which will become repayable upon termination of the officer’s employment prior to the third anniversary of the date of employment. In such case, upon termination of employment, the officer will be required to repay an amount equal to an interest free loan (which the officer must repay on the date of termination of employment equal to 1/36th of the amount of the loan multiplied by the number of full calendar months remaining from the date of such termination to the third anniversary of the closing of the merger, but the loan will be repayable only where the officer’s employment is terminated for any reason other than the officer’s death or disability, by CenterState Bank without cause, or by the officer for good reason). The employment agreements provide for the following base salaries and loan amounts:

Name	Base Salary	Loan
Robert F. Cobb	$136,000	$30,000
Michael Compton	$149,000	$60,000
Kenneth D. Ely	$162,500	$75,000
James A. Ray	$144,000	$50,000
Gene Snyder	$110,000	$30,000
David Sullivan	$151,000	$50,000

Supplement Retirement Agreements and Change in Control Payments

In connection with the termination of Platinum Bank’s existing supplemental executive retirement plan immediately prior to the closing of the merger, the following officers of Platinum Bank will receive approximately the amounts indicated:

Name	SERP Payment	Change of Control Payment
Jerry M. Kyle	$913,088	$773,447
Kenneth D. Ely	$469,773	$365,984
David Sullivan	$405,376	$271,889
Michael Compton	$477,476	$300,735
William Little	$608,725	—

Consulting Agreement

Jerry M Kyle (President and Chief Executive Officer of Platinum) has entered into a Consulting Agreement with CenterState Bank, to be effective upon the closing of the merger of Platinum Bank with and into CenterState Bank and for a term ending on June 30, 2017, unless extended by mutual agreement. Mr. Kyle has agreed to perform such duties and provide assistance to CenterState Bank as requested and to consult on matters relating to community relations, business development opportunities, customer retention, joint costumer calling, marketing opportunities, and employee retention. He will be paid a monthly consulting fee of $19,000 for such services and reimbursement of reasonable expenses incurred by him in connection with his business on behalf of CenterState Bank.

Indemnification and Directors’ and Officers’ Insurance

After the effective time of the merger, CenterState must indemnify and defend the present and former directors, officers and employees of Platinum and its subsidiaries and all such directors, officers and employees of Platinum and its subsidiaries serving as fiduciaries under any of the respective benefits plans of Platinum and its subsidiaries against all costs or expenses, damages or other liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of actions or omissions of such persons in the course of performing their duties for Platinum occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement), to the fullest extent permitted by applicable law. CenterState also has agreed to provide advancement of expenses to an indemnified party, provided that the indemnified party to whom expenses are advanced provides an undertaking to repay advances if it is determined that such party is not entitled to be indemnified pursuant to the merger agreement.

For a period of six years after the effective time of the merger, CenterState will provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Platinum or its subsidiaries with respect to claims against them arising from facts or events occurring before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified person as the coverage currently provided by Platinum; provided, however, that: (i) if CenterState is unable to obtain or maintain the directors’ and officers’ liability insurance, then CenterState will provide as much comparable insurance as is reasonably available; (ii) officers and directors of Platinum or its subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the insurance risk; and (iii) in satisfaction of its obligations to provide the liability insurance, CenterState may require Platinum to purchase, prior to but effective as of the effective time of the merger, tail insurance providing such coverage prior to the closing of the merger. In no event shall Platinum expend, or CenterState be required to expend, for the tail insurance a premium amount in excess of 200% of the annual premiums paid by Platinum for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement. If the cost of the tail insurance exceeds such maximum premium for the tail insurance, then Platinum or CenterState, as applicable, will obtain tail insurance or a separate tail insurance policy with the greatest coverage available for a cost not exceeding such maximum premium.

CenterState has agreed that it will not consolidate with or merge with any other corporation or entity where it is not the continuing or surviving corporation, or transfer all or substantially all of its property or assets, unless proper provision is made so that the successors and assigns of CenterState and its subsidiaries assume the obligations of indemnification under the merger agreement.

Third Party Proposals

Platinum has agreed that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, it will not, and will cause its subsidiaries and their officers, directors, and employees not to, and will use its commercially reasonable best efforts to cause its agents, advisors, accountants, legal counsel, and financial advisors, not to: (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide to any person any confidential or nonpublic information concerning, its and its subsidiaries’ business, properties or assets (referred to as “Platinum confidential information”); or (ii) have any discussions with any person relating to any tender or exchange offer, proposal for a merger or consolidation or other business combination involving Platinum or any of its significant subsidiaries, or any proposal to acquire more than 50% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Platinum or any of its significant subsidiaries (referred to as an “acquisition proposal”).

Notwithstanding this agreement, at any time prior to the approval of the merger agreement by the Platinum shareholders, if Platinum receives an unsolicited acquisition proposal that the Platinum board of directors determines in good faith is reasonably likely to constitute or result in a superior proposal (as defined below), then Platinum may: (i) negotiate and enter into a confidentiality agreement with the third party making the acquisition proposal with terms and conditions no less favorable to Platinum than the confidentiality agreement entered into by Platinum and CenterState prior to the execution of the merger agreement; (ii) furnish Platinum confidential information to the third party making the acquisition proposal pursuant to such confidentiality agreement; and (iii) negotiate with the third party making the acquisition proposal regarding such proposal, if the Platinum board of directors determines in good faith (following consultation with counsel) that failure to take such actions would, or would be reasonably likely to result in, a violation of its fiduciary duties under applicable law. Platinum must advise CenterState in writing within twenty-four (24) hours following receipt of any acquisition proposal and the substance thereof and must keep CenterState apprised of any related developments, discussions and negotiations on a current basis.

A “superior proposal” means a written acquisition proposal that the Platinum board of directors concludes in good faith is more favorable from a financial point of view to the Platinum shareholders than the merger (after receiving the advice of its financial advisors, taking into account the likelihood of consummation of such transaction on the terms set forth in such proposal and taking into account all legal, financial, regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law). Furthermore, in order to constitute a “superior proposal”, an acquisition proposal must be for a tender or exchange offer, proposal for a merger or consolidation or other business combination involving Platinum or any of its significant subsidiaries or any proposal to acquire more than 50% of the voting power in, or more than 50% of the fair market value of the business, assets or deposits of, Platinum or any of its significant subsidiaries.

The merger agreement generally prohibits the Platinum board of directors making a change in recommendation (i.e., from withdrawing or modifying in a manner adverse to CenterState the recommendation of the Platinum board of directors’ set forth in this proxy statement/prospectus that the Platinum shareholders vote to approve the merger agreement, or from making or causing to be made any third party or public communication proposing or announcing an intention to withdraw or modify in a manner adverse to CenterState such recommendation). At any time prior to the approval of the merger agreement by the Platinum shareholders, however, the Platinum board of directors may effect a change in recommendation or terminate the merger agreement to enter into an agreement with respect to a superior proposal, in response to a bona fide written unsolicited acquisition proposal that the Platinum board of directors determines in good faith constitutes a superior proposal if the Platinum board of directors determines (after consultation with counsel) that the failure to do so could be inconsistent with its fiduciary obligations to Platinum shareholders under applicable law. The Platinum board of directors may not make a change in recommendation, or terminate the merger agreement to pursue a superior proposal, unless: (i) Platinum has not breached any of the provisions of the merger agreement relating to third party proposals; and (ii) the Platinum board of directors determines in good faith (after consultation with counsel) that such superior proposal continues to be a superior proposal (after taking into account all adjustments to the terms of the merger agreement offered by CenterState), Platinum has given CenterState at least five (5) business days’ prior written notice of its intention to take such action and before making such change in recommendation, Platinum has negotiated in good faith with CenterState during the notice period (to the extent CenterState wishes to negotiate) to enable CenterState to adjust the terms of the merger agreement so that such superior proposal no longer constitutes a superior proposal.

If the Platinum board of directors makes a change in recommendation, or if Platinum pursues a superior proposal, Platinum could be required to pay CenterState a termination fee of $4.1 million in cash. See “— Termination,” and “— Termination Fee.”

Representations and Warranties

The merger agreement contains generally customary representations and warranties of CenterState and Platinum relating to their respective businesses that are made as of the date of the merger agreement and as of the closing date of the merger. The representations and warranties of each of CenterState and Platinum have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:

•	have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement—the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The representations and warranties made by CenterState and Platinum to each other primarily relate to:

•	corporate organization, existence, power and authority;

•	capitalization;

•	corporate authorization to enter into the merger agreement and to consummate the merger;

•	absence of any breach of organizational documents, violation of law or breach of agreements as a result of the merger;

•	regulatory approvals required in connection with the merger;

•	reports filed with governmental entities, including, in the case of CenterState, the SEC;

•	financial statements;

•	absence of material adverse effect on each party since December 31, 2015;

•	compliance with laws and the absence of regulatory agreements;

•	litigation;

•	tax matters;

•	accuracy of the information supplied by each party for inclusion or incorporation by reference in this proxy statement/prospectus; and

•	fees paid to financial advisors.

Platinum has also made representations and warranties to CenterState with respect to:

•	tax matters;

•	its status as an S corporation and related tax matters;

•	environmental matters;

•	labor and employee relations;

•	employee benefits plans;

•	material contracts;

•	intellectual properties;

•	loan and investment portfolios;

•	adequacy of allowances for loan losses;

•	loans to executive officers and directors;

•	compliance with the Community Reinvestment Act;

•	privacy of customer information;

•	technology systems;

•	insurance policies;

•	furnishing of corporate documents;

•	absence of state takeover laws applicability;

•	real and personal property matters;

•	receipt of fairness opinion; and

•	transactions with affiliates.

Conditions to Completion of the Merger

Mutual Closing Conditions. The obligations of CenterState and Platinum to complete the merger are subject to the satisfaction of the following conditions:

•	the approval of the merger agreement by Platinum shareholders;

•	the authorization for listing on the Nasdaq Global Select Market of the shares of CenterState common stock to be issued in the merger;

•	the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/ prospectus is a part, under the Securities Act, and the absence of a stop order suspending the effectiveness of the Registration Statement on Form S-4 or any proceeding initiated or threatened by the SEC for that purpose;

•	the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

•	the receipt of all regulatory approvals required to consummate the transactions contemplated by the merger agreement, without any condition, that would (i) require CenterState to maintain any increased capital or reduce any levels of classified assets, (ii) require CenterState or CenterState Bank to originate any loans or make any payments to any one or more parties other than pursuant to contracts or commitments in effect as of the date of the merger agreement in order procure such regulatory approvals, (iii) raise common equity capital at CenterState or CenterState Bank, or (iv) agree to any strategic operational restriction, which, in the case of any of the foregoing, would reduce the economic benefits of the transactions contemplated by the merger agreement to CenterState to such degree that CenterState would not have entered into the merger agreement had such condition been known to it at the date of the merger agreement;

•	the accuracy of such party’s representations and warranties, as of the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement), other than, in most cases, inaccuracies that would not reasonably be expected to have a material adverse effect on such parties;

•	the absence of any event which is expected to have or result in a material adverse effect on the other;

•	the performance in all material respects by the other party of its obligations under the merger agreement; and

•	the receipt of all consents, approvals, authorizations, clearances, exemptions, waivers or similar affirmation required for consummation of the merger with no such consent, conditioned or restricted in a manner which in the reasonable judgment of the board of directors of either Platinum or CenterState would so materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement as to render inadvisable the consummation of the merger.

Additional Closing Conditions for the Benefit of CenterState. In addition to the mutual closing conditions, CenterState’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the dissenting shares constituting less than 5% of the outstanding shares of Platinum common stock;

•	CenterState’s satisfaction as to the absence of any “excess parachute payments” in connection with the closing of the merger, and the termination of all Platinum compensation agreements with its officers, directors, and employees, and the termination of its benefit plans; and

•	all change in control agreements, salary continuation agreements, severance agreements, employment agreements, and similar compensation agreements between Platinum and/or Platinum Bank and any officer, director or employee shall be amended or terminated, and CenterState shall have received such evidence and documentation as it shall have reasonably requested to establish that Platinum and/or Platinum Bank has effectuated the termination of their 401(k) Plan, all effective as of the effective time of the merger.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by Platinum shareholders:

•	by mutual written consent of CenterState and Platinum;

•	by either CenterState or Platinum, if (i) a regulatory or other governmental authority that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and non-appealable (provided that the denial is not attributable to the failure of the party seeking to terminate the merger agreement to perform any covenant in the merger agreement required to be performed prior to the effective time of the merger) or (ii) a regulatory or other governmental authority has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the completion of the merger or the bank merger;

•	by either CenterState or Platinum, if the merger has not been completed by May 15, 2017, unless the failure to complete the merger by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•	by either CenterState or Platinum, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the merger agreement, that would, individually or in the aggregate, result in the failure to satisfy the closing conditions of the party seeking termination and such breach is not cured within 20 days following written notice to the breaching party or by its nature or timing cannot be cured within that time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

•	by CenterState, if (i) the Platinum board of directors fails to recommend that the Platinum shareholders approve the merger agreement or withdraws or modifies, in a manner adverse to CenterState, such recommendation or makes, or causes to be made, any third party or public communication proposing or announcing an intention to withdraw or modify, in any manner adverse to CenterState, such recommendation (referred to as a “change in recommendation”), or (ii) Platinum materially breaches any of the provisions of the merger agreement relating to third party proposals;

•	by Platinum, prior to obtaining the approval of the merger agreement by the Platinum shareholders, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party proposals (provided that Platinum has not materially breached any such provisions and pays CenterState the required termination fee);

•	by either CenterState or Platinum, if the Platinum shareholders fail to approve the merger agreement at a duly held meeting of Platinum shareholders or any adjournment or postponement thereof and where the board of directors of Platinum have not failed to recommend that Platinum shareholders approve the merger agreement and Platinum has not materially breached any of the provisions of the merger agreement relating to third party proposals; and

•	by Platinum, if:

(i)	the number obtained by dividing the average closing sales price of the CenterState common stock during a specified time prior to completion of the merger by $18.08 is less than 0.825,

(ii)	the number obtained in (i) above is less than the number obtained by dividing the NASDAQ Bank Index during the same period by $3,019.48 (the “Index Ratio”), and then subtracting 0.175,

(iii)	Platinum elects to terminate the merger agreement by giving prompt written notice to CenterState, and

(iv)	during the five business day period commencing with its receipt of such notice, CenterState elects not to increase the per share cash consideration by adjusting it to equal the lesser of

(x) the product of the Average Closing Price and an amount equal to (1) the quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of: (A) the Stock Consideration (as then in effect) and (B) the Index Ratio minus 0.175, and the denominator of which is equal to the CenterState Ratio, less (2) the Stock Consideration (as then in effect), or

(y) the product of the Average Closing Price and an amount equal to (1) the quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of: (A) the Stock Consideration (as then in effect), $18.08 and (B) 0.825, and the denominator or which is equal to the Average Closing Price, less (2) the Stock Consideration (as then in effect).

If CenterState so elects within such five business day period, it must give written notice to Platinum of such election and the amount of the increase in the per share cash consideration, whereupon no termination will have occurred and the merger agreement will remain in effect in accordance with its terms (except as the payment of cash to holders of Platinum common stock shall have been so modified).

•	by CenterState, if:

(i)	the number obtained by dividing the average closing sales price of the CenterState common stock during a specified time prior to completion of the merger by $18.08 is greater than 1.175,

(ii)	the number obtained in (i) above is greater than the number obtained by adding 0.175 to the Index Ratio,

(iii)	CenterState elects to terminate the merger agreement by giving prompt written notice to Platinum, and

(iv)	during the five business day period commencing with its receipt of such notice, Platinum elects not to accept a reduction in the per share stock consideration by adjusting it to equal the higher of:

(x) the quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of (A) the Stock Consideration (as then in effect) and (B) the Index Ratio plus 0.175, and the denominator of which is equal to the CenterState Ratio, or

(y) the quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the Stock Consideration (as then in effect), $18.08 and 1.175, and the denominator of which is the Average Closing Price.

If Platinum so elects within such five business day period, it must give written notice to CenterState of such election to proceed with the merger by accepting the decrease in the per share stock consideration, whereupon no termination will have occurred and the merger agreement will remain in effect in accordance with its terms (except as the payment of such shares of CenterState common stock to holders of Platinum common stock shall have been so modified).

However, CenterState will not have the right to terminate the merger agreement if there is an announcement of an acquisition proposal for CenterState or CenterState Bank between the date of the merger agreement and the Determination Date and, following such announcement, the CenterState Ratio increases to an amount in excess of 1.175.

For purposes of the above termination provisions of the merger agreement by Platinum and CenterState, the following terms have the meanings indicated:

“Average Closing Price” means the closing price of the CenterState common stock as reported on the Nasdaq Stock Market over the 10 consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.

“CenterState Ratio” means the number obtained by dividing the Average Closing Price by $18.08.

“Determination Date” means the later of (i) the date on which the last required regulatory approval is obtained without regard to any requisite waiting period, or (ii) the date on which the Platinum shareholders approve the merger agreement.

“Final Index Price” means the average of the Index Prices for the 10 consecutive trading days ending on the trading day prior to the Determination Date.

“Index Group” means the Nasdaq Bank Index.

“Index Price” means the closing price of the Index Group on any applicable Trading Day.

“Index Ratio” means the number obtained by dividing the Final Index Price by $18.08.

“Trading Day” means any day on which the Nasdaq Stock Market is open for trading; provided that, a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

Termination Fee

Platinum must pay CenterState a termination fee of $4.1 million:

•	if the merger agreement is terminated by CenterState because the Platinum board of directors did not recommend that the Platinum shareholders approve the merger agreement or made a change in recommendation, or because Platinum materially breaches certain of the provisions of the merger agreement relating to third party proposals;

•	if the merger agreement is terminated by Platinum, prior to obtaining approval of the merger agreement by the Platinum shareholders, in order to enter into an agreement relating to a superior proposal and Platinum has not materially breached certain of the provisions of the merger agreement relating to third party proposals; or

•	if the merger agreement is terminated by CenterState or Platinum because the Platinum shareholders fail to approve the merger agreement and, if prior to such termination, there is a publicly announced acquisition proposal (as defined in the merger agreement) and, within 12 months of such termination, Platinum or Platinum Bank enters into a definitive agreement with respect to such acquisition proposal or completes such acquisition proposal.

Effect of Termination

If the merger agreement is validly terminated, the merger agreement will become void and have no effect, and none of Platinum, CenterState, any of their respective subsidiaries or any of the officers or directors of any of them will have any liability under the merger agreement, or in connection with the transactions contemplated by the merger agreement, except that:

•	the provisions of the merger agreement relating to confidentiality obligations of the parties, the payment of expenses, the termination fees, publicity and certain other technical provisions will continue in effect notwithstanding termination of the merger agreement; and

•	termination will not relieve a breaching party from liability for any willful and material breach of any provision of the merger agreement.

Other than in a case of willful and material breach of the merger agreement, the payment of the termination fee fully discharges Platinum from, and is the sole and exclusive remedy of CenterState with respect to, any and all losses that may be suffered by CenterState based upon, resulting from or arising out of the circumstances giving rise to such termination of the merger agreement.

Amendment; Waiver

The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the merger agreement and the transactions contemplated thereby by the Platinum shareholders, in a writing signed on behalf of each of the parties, provided that after any approval of the transactions contemplated by the merger agreement by the Platinum shareholders, there may not be, without further approval of the Platinum shareholders, any amendment of the merger agreement that requires further approval under applicable law.

At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement; or (iii) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any extension or waiver must be in writing signed on behalf of such party. Any such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of any subsequent or other failure.

Expenses

Regardless of whether the merger is completed, all expenses incurred in connection with the merger, the bank merger, the merger agreement and other transactions contemplated thereby will be paid by the party incurring the expenses.

Non-Competition and Non-Disclosure Agreements

At the time of the execution of the merger agreement, each director of Platinum (other than Mr. Ely, who has entered into a separate employment agreement with CenterState Bank) executed a non-competition and non-disclosure agreement with CenterState, in which each such director has agreed, among other things:

•	not to disclose confidential information or trade secrets relating to the business of Platinum and of which the director became aware as a consequence of his relationship with Platinum; and

•	for a period of two years after the effective time of the merger, directly on his own behalf or on behalf any other person not to:

o	solicit any customer of CenterState, CenterState Bank or Platinum Bank, including actively sought prospective customers of Platinum Bank at the effective time of the merger, for the purpose of providing competitive products or services;

o	act as a director, manager, officer, or employee of any business that is the same or essentially the same as the business conducted by CenterState, CenterState Bank or Platinum and that has an office located within any County in Florida where CenterState Bank or Platinum Bank operate a banking office as of the closing of the merger and each County contiguous to each of such Counties; or

o	solicit or recruit or attempt to solicit or recruit any employee of CenterState, CenterState Bank or Platinum Bank.

Claims Letters with Directors

At the time of the execution of the merger agreement, each director of Platinum executed a letter agreement with CenterState, pursuant to which each such director released and discharged, effective upon the consummation of the merger, Platinum, its directors and officers (in their capacities as such), and their respective successors and assigns (including CenterState and CenterState Bank), of and from any and all liabilities or claims that the director has or claims to have, or previously had or claimed to have, solely in his capacity as an officer, director or employee of Platinum, as of the effective time of the merger. The release does not apply to (i) compensation for services that has accrued but not yet been paid in the ordinary course of business consistent with past practice; (ii) claims that the director may have in any capacity other than as an officer, director or employee of Platinum, such as claims as a borrower under loan commitments and loan agreements, claims as a depositor under any deposit account or as the holder of any certificate of deposit, claims on account of any services rendered by the director, claims in his or her capacity of a stockholder of Platinum and claims as a holder of any check issued by any other depositor of Platinum; (iii) any claims that the director may have under the merger agreement, including with respect to the indemnification provisions of the merger agreement; or (iv) any right to indemnification that the director may have under the articles of incorporation or bylaws of Platinum, under Florida law or the merger agreement.

THE COMPANIES

CenterState

CenterState is a financial holding company incorporated under the laws of the State of Florida on September 20, 1999, which owns CenterState Bank of Florida, N.A. (“CenterState Bank”). Headquartered in Winter Haven, Florida between Orlando and Tampa, CenterState provides a full range of consumer and commercial banking services to individuals, businesses and industries through its 67 bank office network located within 23 counties throughout Florida, as well as a loan production office in Macon, Georgia. As of September 30, 2016, CenterState Bank was the second largest Florida-based community banking organization in terms of publicly available deposit data. Centerstate also owns R4ALL, Inc. (“R4ALL”), which acquires and disposes of troubled assets from CenterState Bank.

CenterState has grown from its formation in 2000 primarily through a series of acquisitions, starting in June 2000 through 2016, including by acquiring six failed institutions between 2009 and 2012. Its most recent acquisitions include:

•	Gulfstream Bancshares, Inc., in January 2014, which added approximately $479 million in deposits;

•	First Southern Bancorp, Inc., in June 2014, which added approximately $853 million in deposits;

•	Community Bank of South Florida, Inc., in March 2016, which added approximately $453 million in deposits; and

•	Hometown of Homestead Banking Company, in March 2016, which added approximately $253 million in deposits.

CenterState also operates, through its subsidiary bank, a correspondent banking and capital markets service division for approximately 600 small and medium sized community banks throughout the United States. Based primarily in Atlanta, Georgia and Birmingham, Alabama, this division earns commissions on fixed income security sales, fees from hedging services, loan brokerage fees and consulting fees for services related to these activities.

At September 30, 2016, CenterState had total consolidated assets of $5.0 billion, total consolidated loans of $3.3 billion, total consolidated deposits of $4.1 billion, and total consolidated shareholders’ equity of $552.8 million.

CenterState’s executive offices are located at 1101 First Street South, Winter Haven, Florida 33880. CenterState’s telephone number is 863-293-4710 and its website is www.centerstatebanks.com.

The information on CenterState’s website is not part of this proxy statement/prospectus, and the reference to CenterState’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Additional information about CenterState is included in documents incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated By Reference.”

Pending Acquisition of Gateway Financial Holdings of Florida, Inc.

On November 30, 2016, CenterState and Gateway Financial Holdings of Florida, Inc. (“GFHF”) announced the signing of a definitive agreement for CenterState to acquire GFHF, the holding company of Gateway Bank of Florida, Gateway Bank of Central Florida, and Gateway Bank of Southwest Florida. The transaction was approved by the boards of directors of each of CenterState and GFHF and is expected to close in the second quarter of 2017. Completion of the transaction is subject to customary closing conditions, including receipt of required regulatory approvals and approval of GFHF’s shareholders. Under the terms of the agreement, holders of GFHF common stock will receive $18.00 in cash or 0.95 shares of CenterState common stock for each share of GFHF common stock; provided, however, that the aggregate cash payment shall constitute 30% of the merger consideration, which equates to an aggregate transaction value of approximately $132 million.

At September 30, 2016, GFHF had total consolidated assets of approximately $880 million, total consolidated loans, net of allowance for loan losses, of approximately $535 million, and total consolidated deposits of approximately $722 million. GFHF’s total common shareholders’ equity at September 30, 2016 was approximately $83 million.

Platinum

Platinum is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and owns all the outstanding shares of Platinum Bank, which is Platinum’s only subsidiary. Platinum Bank was formed and commenced operations in 1997. Platinum was organized under the laws of Florida in 2011 and became a bank holding company as a result of its acquisition of Platinum Bank in 2012.

Headquartered in Brandon, Hillsborough County, Florida, Platinum Bank provides a range of consumer and commercial banking services to individuals, businesses and industries through its network of six banking offices located in Hillsborough, Pinellas and Polk Counties, Florida.

The basic services Platinum Bank offers include: demand interest-bearing and noninterest-bearing accounts, money market and time deposit accounts, safe deposit services, cash management, direct deposits, notary services, money orders, night depository, travelers’ checks, cashier’s checks, domestic collections, savings bonds, bank drafts, automated teller services, drive-in tellers, and banking by mail and by internet. In addition, Platinum Bank makes residential and commercial real estate loans, secured and unsecured commercial loans and consumer loans. It provides automated teller machine (ATM) cards, thereby permitting customers to utilize the convenience of larger ATM networks. Platinum Bank also offers internet banking services to its customers.

Platinum Bank’s revenue is primarily derived from interest on, and fees received in connection with, real estate and other loans, interest and dividends from investment securities and short-term investments, and commissions on bond sales. The principal sources of funds for its lending activities are customer deposits, repayment of loans, and the sale and maturity of investment securities. Its principal expenses are interest paid on deposits, and operating and general administrative expenses.

As is the case with banking institutions generally, Platinum Bank’s operations are materially and significantly influenced by the real estate market, general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. Platinum faces strong competition in the attraction of deposits (our primary source of lendable funds) and in the origination of loans.

At September 30, 2016, Platinum had total consolidated assets of $584 million, total consolidated loans, net of allowance for loan losses, of $447 million and total consolidated deposits of $495 million. Total common shareholders’ equity at September 30, 2016 was $47 million.

Platinum’s executive offices are located at 802 West Lumsden Road, Brandon, Florida 33511. Platinum’s telephone number is (813) 655-1234 and its website is www.platinumbank.com. The information on Platinum’s website is not part of this proxy statement/prospectus, and the reference to Platinum’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Security Ownership of Certain Beneficial Owners and Management of Platinum

The following table sets forth the beneficial ownership of Platinum common stock as of December 6, 2016 by: (i) each person or entity who is known by Platinum to beneficially own more than 5% of the outstanding shares of Platinum common stock; (ii) each director and executive officer of Platinum and Platinum Bank; and (iii) all directors and executive officers of Platinum as a group. Platinum is not aware of any other person who beneficially owns 5% or more of the aggregate Platinum common stock.

The percentage of beneficial ownership is calculated in relation to the 1,111,134 shares of Platinum common stock and vested and outstanding stock options. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares issuable pursuant to the exercise of stock options that are exercisable within 60 days of             , 2016. There are stock options outstanding for 20,000 common shares of Platinum at December 6, 2016. Of this amount, 2,500 are owned by an executive officer but are not exercisable within the next 60 days. No other options are held by the directors and executive officers listed below. Unless otherwise indicated, to Platinum’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Beneficial Owner	Number of shares of Platinum Common Stock Beneficially Owned	Percent of Outstanding Shares of Platinum’s Common Stock
Director:

Philip Carroll	2,000	0.18%
Ross Elsberry	5,000	0.45%
Kenneth D. Ely	18,334	1.65%
W. Edward Gonzalez	26,823	2.41%
Robert Harper, IV	9,755	0.88%
Lawrence M. Heard	65,504	5.90%
Jerry M. Kyle	61,892	5.57%
Amy Carey Lee	7,214	0.65%
Richard Straughn	8,351	0.75%
Joe Williams	50,572	4.55%

Executive Officers (not listed above):

William Little	10,000	0.90%

All Directors and Executive Officers
as a group (11 individuals)	265,445	23.89%

Other 5% owners not listed above
Sembler Provision Fund Generation Skipping Trust Number Five	58,270	5.24%
Thomas J. Shannon, Jr.	65,371	5.88%
Jack D. Suarez	65,371	5.88%

DESCRIPTION OF CENTERSTATE’S CAPITAL STOCK

General

As of September 30, 2016, the authorized capital stock of CenterState consisted of 100,000,000 shares of common stock, 48,016,624 of which were outstanding and held by approximately 1,245 shareholders of record. The articles of incorporation also authorize CenterState to issue up to 5,000,000 shares of preferred stock, none of which are outstanding.

The following discussion is a brief summary of certain rights relating to CenterState common stock and preferred stock, as determined by the articles and the bylaws of CenterState. The following discussion is not intended to be a complete description of such capital stock and is qualified in its entirety by reference to governing laws and the Articles and CenterState bylaws.

Common Stock

Holders of common stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors of CenterState out of funds legally available therefor. Holders of common stock are entitled to one vote per share on all matters on which the holders are entitled to vote and do not have any cumulative votes in the election of Directors. Holders of common stock have no conversion, redemption, preemptive, or sinking fund rights. In the event of a liquidation, dissolution or winding-up of CenterState, holders of common stock are entitled to share equally and ratably in the assets of CenterState, if any, remaining after the payment of all debts and liabilities of CenterState, as well as any prior rights of payment to holders of shares of preferred stock.

Preferred Stock

Under CenterState’s articles of incorporation, it is authorized to issue up to 5,000,000 shares of preferred stock, none of which are outstanding. As to the shares of preferred stock, CenterState’s board of directors has the authority, without approval of CenterState’s shareholders, from time to time to authorize the issuance of such stock in one or more series for such consideration and, within certain limits, with such relative rights, preferences and limitations as CenterState’s board of directors may determine. A series of preferred stock upon issuance will have preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or dissolution of CenterState. The relative rights, preferences and limitations that CenterState’s board of directors has the authority to determine as to any such series of such stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights, and liquidation preferences. Because CenterState’s board of directors has the power to establish the relative rights, preferences and limitations of each series of such stock, it may afford to the holders of any such series, preferences and rights senior to the rights of the holders of the shares of common stock, as well as the shares of preferred stock to be issued in the reclassification transaction. Although CenterState’s board of directors has no intention at the present time of doing so, it could cause the issuance of any additional shares of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.

Transfer Agent and Registrar

The transfer agent and registrar for the CenterState common stock is Continental Stock Transfer and Trust Company.

COMPARISON OF SHAREHOLDER RIGHTS

Each of CenterState and Platinum is incorporated under the laws of the State of Florida and, accordingly, the rights of their shareholders are governed by Florida law and the respective articles of incorporation and bylaws of each. After the merger, the rights of former shareholders of Platinum who receive shares of CenterState common stock in the merger will be determined by reference to CenterState’s articles of incorporation and bylaws and Florida law. Set forth below is a description of the material differences between the rights of Platinum shareholders and CenterState shareholders.

	PLATINUM	CENTERSTATE
Capital Stock	Holders of Platinum capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and Platinum’s articles of incorporation and bylaws.	Holders of CenterState capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and CenterState’s articles of incorporation and bylaws.

Authorized	Platinum’s authorized capital stock consists of 3,000,000 shares of common stock, par value $5.00 per share	CenterState’s authorized capital stock consists of 100,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, stated value $.01 per share.

Outstanding	As of December 6, 2016, there were 1,111,134 shares of Platinum common stock outstanding.	As of December 6, 2016, there were 48,046,419 shares of CenterState common stock outstanding and no shares of CenterState preferred stock outstanding.

Voting Rights	Holders of Platinum common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.	Holders of CenterState common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.

Cumulative Voting	No shareholder has the right of cumulative voting in the election of directors.	No shareholder has the right of cumulative voting in the election of directors.

Stock Transfer Restrictions	None.	None.

Dividends

Under the FBCA, a corporation may make a distribution, unless after giving effect to the distribution:

•    the corporation would not be able to pay its debts as they come due in the usual course of business; or

•    the corporation’s assets would be less than the sum of its total liabilities plus the amount that would be needed, if

Holders of CenterState common stock are subject to the same provisions of the FBCA.

	PLATINUM	CENTERSTATE

the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Under the FBCA, a corporation’s redemption of its own common stock is deemed a distribution.

Number of Directors	Platinum’s bylaws provide that the number of directors serving on the Platinum board of directors shall be such number as determined from time to time by the board of directors. There are currently 10 directors serving on the Platinum board of directors. Platinum directors are elected annually and each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.	CenterState’s bylaws provide that the number of directors serving on the CenterState board of directors shall be such number as determined from time to time by the board of directors. There are currently eleven directors serving on the CenterState board of directors. CenterState directors are elected annually and each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.

Election of Directors	Under the FBCA, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election of directors at a meeting at which a quorum is present. Platinum’s articles of incorporation do not otherwise provide for the vote required to elect directors.	CenterState directors are similarly elected in accordance with the FBCA and its articles of incorporation do not otherwise provide for the vote required to elect directors.

Removal of Directors	Platinum’s bylaws provide that any director may be removed by majority vote of the shareholders, with or without cause.	CenterState’s bylaws have similar provisions.

Vacancies on the Board of Directors

Platinum’s bylaws provide that in case of any vacancy on the board occurring between annual shareholders’ meetings, the board may appoint a successor to serve.

The bylaws also provide that at any regular board meeting, the board may appoint additional directors to the board, not to exceed two during any one year, who may serve for the remainder of that year until the succeeding annual shareholders’ meeting.

CenterState’s bylaws have similar provisions.

	PLATINUM	CENTERSTATE
Action by Written Consent	Platinum’s bylaws provide that its shareholders may act by written consent	CenterState’s bylaws do not provide for shareholders to act by written consent.

Advance Notice Requirements for Shareholder Nominations and Other Proposals	Platinum’s bylaws have no provisions relating to advance notice of shareholder nomination or other proposals.

CenterState’s Nomination and Shareholder Communication Policy provides that a shareholder who desires to nominate a person for election to the CenterState board of directors at a meeting of shareholders and who is eligible to make such nomination must give written notice of the proposed nomination to the Secretary of CenterState at the principal executive office of CenterState not less than 120 calendar days in advance of the date which is one year later than the date of CenterState’s proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders.

Shareholder nominations and proposals are not otherwise addressed in CenterState’s articles of incorporation or bylaws.

Notice of Shareholder Meeting	Platinum’s bylaws provide that the Secretary or other person designated by the President, board or shareholders, shall cause notice of each shareholders’ meeting to be mailed to the shareholders of record not less than 10 and not more than 60 days prior to the meeting date. The notice must set forth the time, place and purpose of such meeting. Any shareholder may waive notice of such meeting either before, after or at such meeting.	CenterState’s bylaws have similar notice provisions.

Amendments to Charter	Platinum’s articles of incorporation may be amended in accordance with the FBCA.	CenterState’s articles of incorporation may be amended in accordance with the FBCA.

Amendments to Bylaws	Platinum’s bylaws may be amended by a vote of a majority of the directors at any regular or special board meeting.	CenterState’s bylaws have similar provisions.

	PLATINUM	CENTERSTATE
Special Meeting of Shareholders	Platinum’s bylaws provide that special meetings of the shareholders may be called at any time by the Chairman, the President, a majority of the directors or by holders of a majority of the outstanding shares of Platinum stock.	CenterState’s bylaws have similar provisions, except that, when requested by shareholders, it must be by the holders of at least one-third of the shares entitled to be voted at such meeting.
Quorum	Platinum’s bylaws provide that a majority of the outstanding Platinum stock entitled to vote shall constitute a quorum.	CenterState bylaws have a similar provision.
Proxy	Platinum’s bylaws provide that at any meeting of shareholders, any shareholder having the right to vote may be represented and may vote by proxy appointed in an instrument in writing.	CenterState bylaws have a similar provision.
Preemptive Rights	Platinum’s shareholders do not have preemptive rights.	CenterState’s shareholders do not have preemptive rights.
Shareholder Rights Plan/Shareholders’ Agreement	Platinum does not have a rights plan. Neither Platinum nor Platinum shareholders are parties to a shareholders’ agreement with respect to Platinum’s capital stock.	CenterState does not have a rights plan. Neither CenterState nor CenterState shareholders are parties to a shareholders’ agreement with respect to CenterState’s capital stock.
Indemnification of Directors and Officers	Platinum’s bylaws provide that Platinum may indemnify its current and former directors, officers, employees and agents in accordance with that provided un the FBCA.	CenterState’s bylaws provide that CenterState may indemnify its current and former directors, officers, employees and agents in accordance with that provided un the FBCA.
Certain Business Combination Restrictions	Platinum’s articles of incorporation do not contain any provision regarding business combinations between Platinum and significant shareholders.	CenterState’s articles of incorporation do not contain any provision regarding business combinations between CenterState and significant shareholders.
Prevention of Greenmail	Platinum’s articles of incorporation do not contain a provision designed to prevent greenmail.	CenterState’s articles of incorporation do not contain a provision designed to prevent greenmail.
Fundamental Business Transactions	Platinum’s articles of incorporation do not contain any provision regarding shareholder approval of any similar fundamental business transaction.	CenterState’s articles of incorporation do not contain any provision regarding shareholder approval of any similar fundamental business transaction.

	PLATINUM	CENTERSTATE
Non-Shareholder Constituency Provision	Platinum’s articles of incorporation do not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers	CenterState’s articles of incorporation do not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.
Dissenters’ Rights	Platinum shareholders are entitled to dissenters’ rights as permitted under the FBCA.	Under the FBCA, dissenters’ rights are not available to holders of shares of any class or series of shares which is designated as a national market system security or listed on an interdealer quotation system by the National Association of Securities Dealers, Inc. Accordingly, holders of CenterState common stock are not entitled to exercise dissenters’ rights under the FBCA.

LEGAL MATTERS

The validity of the shares of CenterState common stock to be issued in connection with the merger has been passed upon by Smith Mackinnon, PA, Orlando, Florida. A member of the Firm owns 18,364 shares of CenterState common stock.

EXPERTS

The consolidated financial statements of CenterState appearing in its Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of its internal control over financial reporting as of December 31, 2015, have been audited by Crowe Horwath LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows CenterState to “incorporate by reference” information into this proxy statement/prospectus, which means that CenterState can disclose important information to you by referring you to another document filed separately by it with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by any information in this proxy statement/prospectus. This document incorporates by reference the following documents that have previously been filed with the SEC by CenterState:

•	Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 3, 2016, including the portions of CenterState’s Definitive Proxy Statement on Schedule 14A filed on March 3, 2016, and incorporated into that Form 10-K by reference.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed on May 4, 2016;

•	Quarterly Report on Form 10-Q for the three month and six month periods ended June 30, 2016, filed on August 3, 2016;

•	Quarterly Report on Form 10-Q for the three month and nine month periods ended September 30, 2016, filed on November 3, 2016;

•	Current Reports on Form 8-K filed on January 26, 2016, February 4, 2016, March 1, 2016, April 25, 2016, May 2, 2016, July 25, 2016, September 15, 2016, October 18, 2016 and November 30, 2016; and

•	The description of the CenterState common stock contained in CenterState’s Registration Statement on Form 8-A filed with the SEC on November 27, 2000, and any amendments or reports filed for the purpose of updating such description.

In addition, CenterState is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the Special Meeting of Platinum’s shareholders, provided, however, that CenterState is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

CenterState files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials CenterState files with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this proxy statement/prospectus.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and between

CENTERSTATE BANKS, INC.

and

PLATINUM BANK HOLDING COMPANY

Dated as of October 17, 2016

-i-

(continued)

Exhibit A – Form of Shareholder Voting Agreement

Exhibit B – Form of Bank Plan of Merger and Merger Agreement

Exhibit C – Form of Director Non-Competition and Non-Disclosure Agreement

Exhibit D – Form of Claims Letter

-ii-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of the 17th day of October, 2016, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and Platinum Bank Holding Company a Florida corporation (“PBHC” and, together with CenterState, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which PBHC will, on the terms and subject to the conditions set forth in this Agreement, merge with and into CenterState (the “Merger”), with CenterState as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);

WHEREAS, as a condition to the willingness of CenterState to enter into this Agreement, all of the directors of PBHC have entered into voting agreements (each a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with CenterState, pursuant to which each such director has agreed, among other things, to vote all of the PBHC Common Stock owned by such director in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the Voting Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Florida Business Corporation Act (the “FBCA”), at the Effective Time, PBHC shall merge with and into CenterState. CenterState shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Florida. As of the Effective Time, the separate corporate existence of PBHC shall cease.

1.2 Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing, the Parties shall execute, and CenterState shall cause to be filed with the Department of State of the State of Florida and the Secretary of State of the State of Florida, articles of merger as provided in the FBCA (the “Articles of Merger”). The Merger shall become effective at such time as the Articles of Merger are filed or such other time as may be specified in such Articles of Merger (the “Effective Time”); provided, however, that the Effective Time shall occur no earlier than April 1, 2017.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the FBCA.

1.4 Conversion of Stock. By virtue of the Merger and without any action on the part of PBHC, CenterState or the holders of any of the following securities, at the Effective Time:

(a) Each share of common stock, par value $0.01 per share, of CenterState (“CenterState Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Company.

(b) Subject to Sections 1.4(c), 1.4(d), 1.4(e), 1.4(f), 8.1(viii), and 8.1(ix), each share of the common stock, par value $5.00 per share, of PBHC (the “PBHC Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares, but excluding any Cancelled Shares and any Dissenting Shares (collectively, the “Exchangeable Shares,” and each an

“Exchangeable Share”), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive (i) 3.7832 shares of CenterState Common Stock (the “Per Share Stock Consideration”), and (ii) a cash amount equal to $7.60 plus any cash dividends payable with respect to shares of the CenterState Common Stock that are payable to CenterState shareholders of record as of any date on or after the Closing Date, regardless of the issuance of certificates for shares of CenterState Common Stock to the former holders of the Exchangeable Shares, and any cash in lieu of fractional shares as specified in Section 2.2(g) (collectively, the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Merger Consideration”).

(c) All shares of PBHC Common Stock that are owned by PBHC or CenterState (other than (i) shares of PBHC Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and (ii) shares of PBHC Common Stock held, directly or indirectly, by PBHC or CenterState in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist (any such shares, the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(d) Notwithstanding anything in this Agreement to the contrary, shares of PBHC Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 607.1301 to 607.1333 of the FBCA (the “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead the holder of such Dissenting Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Sections 607.1301 to 607.1333 of the FBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist), unless and until such holder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of PBHC Common Stock under such provisions of the FBCA. If any shareholder dissenting pursuant to Sections 607.1301 to 607.1333 of the FBCA and this Section 1.4(d) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of PBHC Common Stock shall thereupon be treated as if they had been converted into and become Exchangeable Shares as of the Effective Time, eligible to receive the Merger Consideration in accordance with Section 1.4(b), without any interest thereon. PBHC shall give CenterState (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of PBHC Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the FBCA and received by PBHC relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the FBCA. PBHC shall not, except with the prior written consent of CenterState, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Article II to pay for shares of PBHC Common Stock for which dissenters’ rights have been perfected shall be returned to CenterState upon demand.

(e) If the number of shares of CenterState Common Stock or PBHC Common Stock issued and outstanding prior to the Effective Time shall be increased or decreased as a result of a stock split, stock combination, stock dividend, recapitalization or similar transaction, with respect to such stock, and the record date therefor shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to the Parties.

(f) All of the Exchangeable Shares of PBHC Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of PBHC Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of PBHC Common Stock represented by such Certificate have been converted pursuant to this Section 1.4.

1.5 Stock Options. Each valid option to purchase shares of PBHC Common Stock (each, a “PBHC Stock Option”), outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become fully vested and be converted into the right to receive an amount of cash equal to the product of (i) the number or shares of PBHC Common Stock subject to such PBHC Stock Option, and (ii) the excess, if any, of (x) $76.00, over (y) the exercise price per share provided for such PBHC Stock Option (the “Option Exchange Payment”); provided, however, that in the event that the Merger Consideration is modified as a result of the application of Section 1.4(e), then the Option Exchange Payment shall be appropriately adjusted in order to reflect the impact of such modification to the Merger Consideration. As a condition to receiving the Option Exchange Payment, each holder of a PBHC Stock Option receiving an Option Exchange Payment shall deliver to CenterState an acknowledgment in writing, in a form reasonably acceptable to CenterState, that (i) such payment is in full satisfaction of such holder’s rights under such PBHC Stock Options, or (ii) each holder of PBHC Stock Options whose options are not entitled to any payment based upon the foregoing, that such PBHC Stock Options are terminated and of no further force or effect.

1.6 Incorporation Documents and Bylaws of the Surviving Company. At the Effective Time, the articles of incorporation of CenterState in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The bylaws of CenterState in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such bylaws.

1.7 Directors and Officers. The directors of the Surviving Company immediately following the Effective Time shall consist of the directors of CenterState immediately prior to the Effective Time, and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Surviving Company immediately following the Effective Time shall consist of the officers of the CenterState immediately prior to the Effective Time, and such officers shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.8 The Bank Merger. Except as provided below, after the Effective Time and at or after the close of business on the Closing Date, Platinum Bank (“Bank”), a Florida state-charted bank and wholly owned first-tier subsidiary of PBHC, shall be merged (the “Bank Merger”) with and into CenterState Bank of Florida, N.A., a national banking association and wholly owned first-tier subsidiary of CenterState (“CenterState Bank, N.A.”), in accordance with the provisions of applicable federal and state banking laws and regulations, and CenterState Bank, N.A. shall be the surviving bank (the “Surviving Bank”). PBHC and the Bank are collectively referred to as the “PBHC Entities”. The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the Boards of Directors of the Parties shall cause the Boards of Directors of the Bank and CenterState Bank of Florida, N.A., respectively, to approve a separate merger agreement (the “Bank Merger Agreement”) in substantially the form attached hereto as Exhibit B, and cause the Bank Merger Agreement to be executed and delivered as soon as practicable following the date of execution of this Agreement. Each of CenterState and PBHC also shall approve the Bank Merger Agreement in their capacities as sole shareholders of CenterState Bank, N.A. and the Bank, respectively. The directors of the Surviving Bank immediately following the Effective Time shall consist of the directors of CenterState Bank, N.A. immediately prior to the Effective Time, and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Surviving Bank immediately following the Effective Time shall consist of the officers of CenterState Bank, N.A. immediately prior to the Effective Time, plus such officers of the Bank hired by CenterState, N.A. in the Bank Merger, and such officers shall hold office until their respective successors are duly elected and qualified or their earlier death, resignation or removal. As provided in the Bank Merger Agreement, the Bank Merger may be abandoned at the election of CenterState Bank, N.A. at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, the Bank shall continue to operate under the their respective names (together with any appendix required of national banking associations if its charter should be converted to that of a national bank).

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Agent. Prior to the Effective Time, CenterState shall appoint its transfer agent, Continental Stock Transfer and Trust Company, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2 Delivery of Merger Consideration.

(a) At or before the Effective Time, CenterState shall deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of CenterState Common Stock and cash sufficient to deliver the aggregate Merger Consideration payable under the terms hereof (together with, to the extent then determinable, any cash payable in lieu of shares of CenterState Common Stock as set forth in Section 2.2(g) in accordance with this Article II), and CenterState shall instruct the Exchange Agent to timely pay such consideration in accordance with this Agreement.

(b) Promptly after the Effective Time, but in no event later than five (5) Business Days after the Closing Date, the Exchange Agent shall mail to each holder of record of a Certificate which immediately prior to the Effective Time represented outstanding shares of PBHC Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4(b), including any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or affidavits of loss in lieu of such Certificate)) to the Exchange Agent and which shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering a Certificate in exchange for the Merger Consideration to be issued or paid in consideration therefor.

(c) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of PBHC Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration, including any dividends that are payable to CenterState shareholders of record as of any date on or after the Closing Date and cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor in respect of the shares of PBHC Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, including any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 1.4(b), in accordance with the provisions of this Article II.

(d) Notwithstanding the provisions of Section 1.4(b), no dividends or other distributions with respect to CenterState Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CenterState Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of CenterState Common Stock represented by such Certificate and not paid or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of CenterState Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the CenterState Common Stock issuable with respect to such Certificate or Book-Entry Shares.

(e) In the event of a transfer of ownership of a Certificate representing PBHC Common Stock that is not registered in the stock transfer records of PBHC, the shares of CenterState Common Stock and cash in lieu of fractional shares of CenterState Common Stock comprising the Merger Consideration shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such PBHC Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish to the satisfaction of CenterState that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, CenterState) shall be entitled to deduct and withhold from any cash consideration or cash in lieu of fractional shares of CenterState Common Stock otherwise payable pursuant to this Agreement to any holder of PBHC Common Stock such amounts as the Exchange Agent or CenterState, as the case may be, is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or CenterState, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of PBHC Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or CenterState, as the case may be.

(f) After the Effective Time, there shall be no transfers on the stock transfer books of PBHC of the shares of PBHC Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of PBHC Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(g) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of CenterState Common Stock shall be issued or upon the surrender of Certificates for exchange, no dividend or distribution with respect to CenterState Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of CenterState. In lieu of the issuance of any such fractional share, CenterState shall pay to each former shareholder of PBHC who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Average Closing Stock Price by (ii) the fraction of a share (after taking into account all shares of PBHC Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of CenterState Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(h) In the event any Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, mutilated or destroyed and, if reasonably required by CenterState or the Exchange Agent, the posting by such Person of a bond in such amount as CenterState may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, mutilated or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PBHC

3.1 Representations and Warranties of PBHC. Except as Previously Disclosed, PBHC hereby represents and warrants to CenterState as follows (and, for purposes of this Section 3.1, the term “Company” shall mean PBHC and the Bank):

(a) Organization, Standing and Power.

(i) Each of PBHC and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or formation, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on PBHC. The Subsidiaries of PBHC and the Bank are set forth on Section 3.1(a) of the PBHC Disclosure Schedule.

(ii) PBHC has previously made available to CenterState true and complete copies of PBHC’s articles of incorporation (the “PBHC Charter”) and bylaws (the “PBHC Bylaws”) and the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect. Neither PBHC nor any of its Subsidiaries is in violation of any provision of the PBHC Charter or PBHC Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.

(b) Capitalization.

(i) The authorized capital stock of PBHC consists of 3,000,000 shares of PBHC Common Stock, of which 1,111,134 shares are issued and outstanding as of the date hereof. As of the date hereof, PBHC held no shares of PBHC Common Stock in its treasury. As of the date hereof, there were 20,000 shares of PBHC Common Stock reserved for issuance for the 20,000 outstanding PBHC Stock Options, which are the only PBHC Stock Options that are outstanding. All of the issued and outstanding shares of PBHC Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of PBHC may vote (“Voting Debt”) are issued or outstanding. As of the date hereof, except as set forth in Section 3.1(b)(i) of the PBHC Disclosure Schedule, PBHC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, restricted shares, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of PBHC Common Stock, Voting Debt or any other equity securities of PBHC or any securities representing the right to purchase or otherwise receive any shares of PBHC Common Stock, Voting Debt or other equity securities of PBHC. There are no contractual obligations of PBHC or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of PBHC or any equity security of PBHC or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of PBHC or its Subsidiaries or (ii) pursuant to which PBHC or any of its Subsidiaries is or could be required to register shares of PBHC capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).

(ii) Other than 20,000 PBHC Stock Options, in each case that are outstanding as of the date hereof, no other equity-based awards issued by PBHC that are outstanding as of the date hereof. The name of each holder of a PBHC Stock Option, together with the date of each grant or award, the number of shares subject to each such stock option or warrant, the exercise price (or payment obligation of the holder) with respect to each share subject to such stock option or warrant, the vesting date(s) of unvested stock options and warrants, and the expiration dates thereof, as of the date hereof, have been Previously Disclosed.

(iii) Except as set forth in Section 3.1(b)(iii) of the PBHC Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of PBHC (and which, for purposes of this Agreement, shall include the Bank) are owned by PBHC, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. No Subsidiary of PBHC has issued or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except as Previously Disclosed, neither PBHC nor any of its Subsidiaries owns any equity or profit-and-loss interest in any Person, other than shares of the PBHC Subsidiaries, readily marketable securities, securities held-to-maturity in the Bank’s investment portfolio and stock in the Federal Home Loan Bank of Atlanta (“FHLB”), securities held in a bona fide fiduciary capacity and securities held in satisfaction of a debt previously contracted.

(iv) PBHC does not have a dividend reinvestment plan or any shareholder rights plan.

(c) Authority; No Violation.

(i) PBHC has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the PBHC Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of PBHC. As of the date of this Agreement, the Board of Directors of PBHC has determined that this Agreement is advisable and in the best interests of PBHC and its shareholders and has directed that this Agreement be submitted to PBHC’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for receipt of the affirmative vote to approve this Agreement by the holders of a majority of the outstanding shares of PBHC Common Stock at a meeting called therefor (the “PBHC Shareholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of PBHC. This Agreement has been duly and validly executed and delivered by PBHC and (assuming due authorization, execution and delivery by CenterState) constitutes the valid and binding obligation of PBHC, enforceable against PBHC in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”).

(ii) Neither the execution and delivery of this Agreement by PBHC or the Bank Merger Agreement by the Bank nor the consummation by PBHC of the transactions contemplated in this Agreement or by the Bank of the transactions contemplated in the Bank Merger Agreement, nor compliance by PBHC or the Bank with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) assuming that the PBHC Shareholder Approval is duly obtained or given, violate any provision of the PBHC Charter or PBHC Bylaws or the organizational documents of the Bank or (ii) assuming that the consents, approvals and filings referred to in Section 3.1(c)(iii) are duly obtained or made, (A) violate any law, judgment, order, injunction or decree applicable to PBHC, any of its Subsidiaries or any of their respective properties or assets in a manner that could reasonably be expected to have a Material Adverse Effect on PBHC or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of PBHC or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, bylaw or other instrument or obligation to which PBHC or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

(iii) Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the Securities and Exchange Commission (the “SEC”), the Nasdaq Global Select Market (“Nasdaq”), state securities authorities, the Financial Industry Regulatory Authority, Inc., applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board” or “FRB”), the Federal Deposit Insurance Corporation (the “FDIC”), the Office of the Comptroller of the Currency (the “OCC”), the Florida Office of Financial Regulation (the “FOFR”) and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Authority” or “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a registration statement on Form S-4 (the “Form S-4”) with respect to the shares of CenterState

Common Stock to be issued in the Merger pursuant to Section 1.4, in which a proxy statement relating to the meeting of the shareholders of PBHC to be held in connection with this Agreement (the “Proxy Statement”) will be included, and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the OCC, applicable Governmental Agencies, and the Secretary of State of the State of Florida to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement and approval of listing of such CenterState Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are required to be made or obtained by PBHC or any of its Subsidiaries in connection with the consummation by PBHC and its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are required to be made or obtained by PBHC or any of its Subsidiaries in connection with the execution and delivery by PBHC of this Agreement.

(d) Financial Statements; Regulatory Reports.

(i) PBHC has delivered or made available (which shall include access to the following by electronic data room) to CenterState true and complete copies of (A) all financial statements of PBHC and its Subsidiaries that were prepared for PBHC’s or the Bank’s Board of Directors since December 31, 2015, including the PBHC Financial Statements; (B) the annual report of PBHC filed by PBHC with the Federal Reserve Board for the year ended December 31, 2015; and (C) all call reports and consolidated and parent company only financial statements, including all amendments thereto, filed by PBHC or its Subsidiaries with the Federal Reserve Board and the FDIC since December 31, 2014.

(ii) PBHC’s Financial Statements, true and correct copies of which have been made available to CenterState, have been (and all financial statements to be delivered to CenterState as required by this Agreement will be) prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except, in each case, as indicated in such statements or in the notes thereto, subject, in the case of unaudited statements, to year-end audit adjustments not material in nature and amount, and to the absence of footnote disclosure. PBHC’s Financial Statements fairly present in all material respects (and all financial statements to be delivered to CenterState as required by this Agreement will fairly present in all material respects) the financial position, results of operations, changes in shareholders’ equity and cash flows of PBHC and its Subsidiaries as of the dates thereof and for the periods covered thereby, except, in each case, as indicated in such statements or in the notes thereto, subject, in the case of unaudited statements, to year-end audit adjustments not material in nature and amount, and to the absence of footnote disclosure. All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such forms’ instructions and the applicable rules and regulations of the regulating federal and/or state agency. As of the date of the latest balance sheet forming part of PBHC’s Financial Statements (the “PBHC Latest Balance Sheet”), none of PBHC or its Subsidiaries has had, nor are any of such entities’ assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) that is not reflected or adequately provided for in accordance with GAAP. No report, including any report filed by PBHC or any of its Subsidiaries with the FDIC, the Federal Reserve Board, the Florida Office of Financial Regulation or other banking regulatory agency or other federal or state regulatory agency, and no report, proxy statement, registration statement or offering materials made or given by PBHC to shareholders of PBHC since January 1, 2013, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No report filed by PBHC or any of its Subsidiaries, including any report with the FDIC, the Federal Reserve Board, or other banking regulatory agency, will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. PBHC’s Financial Statements are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, true and complete copies of which have been made available to CenterState. PBHC and the Bank have timely filed all reports and other documents required to be filed by them with the FDIC and the Federal Reserve Board. The call reports of the Bank and accompanying schedules as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2013, through the Closing Date have been, and will be, prepared in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices through periods covered by such reports.

(iii) Each of PBHC and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that (A) transactions are executed with management’s authorization; and (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of PBHC in accordance with GAAP and to maintain accountability for PBHC’s consolidated assets. Such records, systems, controls, data and information of PBHC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control PBHC or its Subsidiaries, except for any non-exclusive ownership and non-direct control would not reasonably be expected to have a Material Adverse Effect on PBHC’s (or any PBHC Subsidiary’s) system of internal accounting controls. The corporate record books of PBHCs and its Subsidiaries are complete and accurate in all material respects and reflect all meetings, consents and other actions of the boards of directors and shareholders of PBHC and its Subsidiaries, respectively.

(iv) Since January 1, 2013, neither PBHC nor any Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding a material weakness, significant deficiency or other defect or failure in the accounting or auditing practices, procedures, methodologies or methods of PBHC or any Subsidiary or their respective internal accounting controls.

(v) PBHC has no Knowledge of (A) any significant deficiency in the design or operation of internal controls which could adversely affect PBHC’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in PBHC’s internal controls. Since December 31, 2015, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls of PBHC.

(vi) As of the date hereof, none of PBHC or its Subsidiaries has any material Liabilities of the type required to be disclosed as liabilities on a balance sheet prepared in accordance with GAAP, except Liabilities which are accrued or reserved against in the PBHC Latest Balance Sheet included in the PBHC Financial Statements delivered prior to the date of this Agreement or incurred in the ordinary course of business since the date of the PBHC Latest Balance Sheet. Except as disclosed in Section 3.1(d)(vi) of the PBHC Disclosure Schedule, as of the date hereof, none of PBHC or its Subsidiaries is directly or indirectly liable, by guarantee or otherwise, to assume any Liability of any Person for any amount in excess of $50,000. PBHC has delivered to CenterState true and complete PBHC Financial Statements as of December 31, 2015, March 31, 2016, and June 30, 2016, and September 30, 2016.

(e) Absence of Certain Changes or Events. Except as Previously Disclosed, from January 1, 2015 to the date of this Agreement, (A) PBHC and each of its Subsidiaries has conducted its business only in the ordinary course, (B) neither PBHC nor any of its Subsidiaries has taken action which, if taken after the date of this Agreement, would constitute a breach of Section 5.1 or 5.2, and (C) there have been no facts, events, changes, occurrences, circumstances or effects that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PBHC and its Subsidiaries, taken as a whole.

(f) Tax Matters.

(i) All Taxes of PBHC and each of its Subsidiaries that are due or owing (whether or not shown or required to be shown on any Tax Return) have been fully and timely paid, other than Taxes that have been reserved or accrued on the balance sheet of Company and which Company is contesting in good faith. PBHC and each of its Subsidiaries has timely filed all Tax Returns in all jurisdictions in which Tax Returns are required to have been filed by it or on its behalf, and each such Tax Return is true, complete and accurate in all material respects and has been prepared in compliance with all applicable Laws. Neither PBHC nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. Since December 31, 2012, there have been no examinations or audits of any Tax Return by any Taxing Authority. PBHC and each of its Subsidiaries has made available to CenterState true and correct copies of the United States federal, state and local income Tax Returns filed by it for each of the three most recent fiscal years ended on or before December 31, 2015. No written notice or claim has ever been received by PBHC from a Taxing Authority in a jurisdiction where PBHC or any of its Subsidiaries does not file a Tax Return that PBHC or any of its Subsidiaries is or may be subject to Taxes by that jurisdiction, and to the Knowledge of PBHC and each of its Subsidiaries, no basis for such a claim exists.

(ii) Neither PBHC nor any of its Subsidiaries has received any written notice of assessment or proposed assessment in connection with any Tax, and there is no pending, or to the Knowledge of PBHC, threatened dispute, action, suit, proceeding, claim, investigation, audit, examination, or other Litigation regarding any Tax of PBHC, any of its Subsidiaries or the assets of PBHC or any of its Subsidiaries. PBHC and its Subsidiaries have not entered into any agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against PBHC or any of its Subsidiaries, and neither PBHC nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a Tax assessment or deficiency. The relevant statute of limitations is closed with respect to the federal and state and local income and franchise Tax Returns of PBHC and its Subsidiaries for all taxable periods through December 31, 2012.

(iii) Except as set forth in Section 3.1(f) of the PBHC Disclosure Schedule, neither PBHC nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnification or similar agreement or any agreement pursuant to which it has any obligation to any Person with respect to Taxes, and neither PBHC nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal, state or local income Tax Return or any combined, affiliated or unitary group for any Tax purpose (other than the group of which it is currently a member), and neither PBHC nor any of its Subsidiaries has any Tax liability under Treasury Regulation Section 1.1502-6 or any similar provision of Law, or as a transferee or successor, by contract or otherwise.

(iv) PBHC and its Subsidiaries have withheld and paid over to the appropriate Taxing Authority all amounts of Taxes required to have been withheld and paid over by them, and have complied in all respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442 and 3406 of the Internal Revenue Code or similar provisions under state, local or foreign Law.

(v) Neither PBHC nor any of its Subsidiaries has been a party to any distribution occurring during the five-year period ending on the date hereof in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code applied. No Liens for Taxes exist with respect to any assets of PBHC or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(vi) PBHC and each of its Subsidiaries has complied with all of the income inclusion and Tax reporting provisions of the U.S. anti-deferral Tax regimes, including the controlled foreign corporation, passive foreign investment company and foreign personal PBHC company regimes. PBHC has no Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957(a) of the Internal Revenue Code.

(vii) Neither PBHC nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code or any comparable provision of state or local Tax Law.

(viii) Neither PBHC nor any of its Subsidiaries is or has ever been a United States real property PBHC corporation within the meaning of Internal Revenue Code Section 897(c) or any comparable provision of state Tax Law. Neither PBHC nor any of its Subsidiaries has been or will be required to include any item in income or exclude any item of deduction from taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting (except as provided in Section 4.20(e) hereof) pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state, local or foreign Tax Laws; (B) ‘‘closing agreement’’ as described in Section 7121 of the Internal Revenue Code or any comparable provision under state, local, or foreign Tax Laws, executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Internal Revenue Code or any comparable provision under state, local, or foreign Tax Laws; (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(ix) PBHC and each of its Subsidiaries has disclosed on its Tax Returns any position taken for which substantial authority (within the meaning of Internal Revenue Code Section 6662(d)(2)(B)(i) or comparable provision of state or local Tax Law) did not exist at the time the return was filed. Neither PBHC nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1) or any comparable provision of state or local Law, or a transaction substantially similar to a reportable transaction. Neither PBHC nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income Tax purposes.

(x) The unpaid Taxes of PBHC and each of its Subsidiaries (A) did not, as of the date of the PBHC Latest Balance Sheet, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the PBHC Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of PBHC and each of its Subsidiaries in filing their Tax Returns. Since the date of the PBHC Latest Balance Sheet, neither PBHC nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.

(xi) S Corporation Status and Related Tax Matters.

(A) At all times during its existence, PBHC has been a validly electing S corporation within the meaning of Section 1361 and 1362 of the Internal Revenue Code, and for all applicable state and local income Tax purposes. At all times during its existence, each of PBHC’s Subsidiaries, including the Bank, has been a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Internal Revenue Code and for all applicable state and local income Tax purposes.

(B) Neither PBHC, any of its Subsidiaries, nor to the Knowledge of PBHC, any current or former stockholder of the PBHC has taken any action, or failed to take any required action, that would have caused PBHC to lose its status as an S corporation within the meaning of Sections 1361 and 1362 of the Internal Revenue Code or for any applicable state and local income Tax purposes.

(C) Neither PBHC nor any of its Subsidiaries acquired assets from a C corporation in a transaction that could give rise to any liability of PBHC or any of its Subsidiaries under Section 1374 of the Internal Revenue Code.

(D) PBHC will not owe or have any liability for any Taxes, including any federal built-in gains tax under Section 1374 of the Internal Revenue Code (or any corresponding provision of applicable state or local law), in connection with the transactions contemplated by this Agreement.

(E) Neither the IRS nor any other Governmental Authority has ever challenged, disputed, or otherwise contested PBHC’s status as an S corporation for federal, state or local income Tax purposes.

(F) No shares of capital stock of PBHC have ever been held by any Person that was ineligible to be an S corporation shareholder.

(g) Environmental Matters.

(i) PBHC and the Bank have delivered, or caused to be delivered to CenterState, or provided CenterState access to, true and complete copies of all environmental site assessments, test results, analytical data, boring logs and other environmental reports and studies held by PBHC and each of its Subsidiaries relating to their respective Properties and Facilities.

(ii) Except as disclosed in Section 3.1(g)(ii) of the PBHC Disclosure Schedule, PBHC and each of its Subsidiaries and their respective Facilities and Properties are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and, to the Knowledge of PBHC, there are no past or present events, conditions, circumstances, activities or plans related to the Properties or Facilities that did or would violate or prevent compliance or continued compliance with any of the Environmental Laws.

(iii) There is no pending or, to the Knowledge of PBHC, threatened Litigation before any Governmental Authority or other forum in which PBHC or its Subsidiaries or any of their respective Properties or Facilities (including but not limited to Properties and Facilities that secure or secured loans made by PBHC or its Subsidiaries and Properties and Facilities now or formerly held, directly or indirectly, in a fiduciary capacity by PBHC or its Subsidiaries) has been or, to the Knowledge of PBHC, with respect to threatened Litigation, may be named as a defendant (A) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (B) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) any such Properties or Facilities.

(iv) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on PBHC, during the period of (A) PBHC or any of its Subsidiaries’ ownership or operation (including but not limited to ownership or operation, directly or indirectly, in a fiduciary capacity) of, or (B) PBHC or any of its Subsidiaries’ participation in the management (including but not limited to such participation, directly or indirectly, in a fiduciary capacity) of their respective Properties and Facilities, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or, to the Knowledge of PBHC, adjacent to, or affecting (or potentially affecting) such Properties or Facilities.

(h) Compliance with Permits, Laws and Orders.

(i) PBHC and each of its Subsidiaries have in effect all material Permits and have made all filings, applications and registrations with Governmental Authorities that are required for them to own, lease or operate their respective properties and assets and to carry on their respective businesses as now conducted (and have paid all fees and assessments due and payable in connection therewith) and there has occurred no Default under any Permit applicable to their respective businesses or employees conducting their respective businesses, except as has not and would not reasonably be expected to have a Material Adverse Effect.

(ii) Neither PBHC nor any of its Subsidiaries is, or has been since December 31, 2013, in Default in any material respect under any Laws or Orders applicable to its business or employees conducting its business. As of the date of this Agreement, none of PBHCs or its Subsidiaries knows of any reason why any Regulatory Approvals required to be obtained by PBHC or the Bank for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

(iii) Neither PBHC nor any of its Subsidiaries has received any notification or communication from any Governmental Authority, (A) asserting that PBHC or any of its Subsidiaries is in Default under any of the Permits, Laws or Orders which such Governmental Authority enforces, (B) threatening or contemplating revocation or limitation of, or which could have the effect of revoking or limiting, any Permits, or (C) requiring or advising that it may require PBHC or any of its Subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its Board of Directors or similar undertaking that restricts materially the conduct of its business or in any material manner relates to its management.

(iv) PBHC and each of its Subsidiaries are and, at all times since December 31, 2013, have been, in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act, the Truth in Lending Act, the Sarbanes-Oxley Act of 2002, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Fair Credit Reporting Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices.

(v) Neither PBHC nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2013, a recipient of any supervisory letter from, or since December 31, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the PBHC Disclosure Schedule, a “Company Regulatory Agreement”), nor has PBHC or any of its Subsidiaries been advised in writing or, orally, since December 31, 2013, by any Regulatory Authority or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

(vi) (A) there is no written unresolved violation, criticism or exception with respect to any report or statement relating to any examinations or inspections of PBHC or any of its Subsidiaries, and (B) to the Knowledge of PBHC, there have been no written formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to its or any of its Subsidiaries’ business, operations, policies or procedures since December 31, 2013.

(vii) Neither PBHC, the Bank nor to PBHC’s Knowledge any of their respective directors, executives, officers, employees or Representatives in their capacity as such, (A) has used or is using any corporate funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.

(viii) Except as required by the Bank Secrecy Act, to the Knowledge of PBHC, no employee of PBHC or any Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by PBHC or any of its Subsidiaries or any employee thereof acting in its capacity as such. Neither PBHC nor any Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of PBHC or any Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(ix) Since December 31, 2013, PBHC and each of its Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, that PBHC and each of its Subsidiaries was required to file with any Governmental Authority, and PBHC and each of its Subsidiaries have paid all fees and assessments due and payable in connection therewith.

(x) Neither PBHC nor any of its Subsidiaries is authorized to act in any capacity as a corporate fiduciary.

(i) Labor Relations.

(i) Neither PBHC nor any of its Subsidiaries is a party to any pending, or, to the Knowledge of PBHC, threatened, Litigation asserting that PBHC or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel

PBHC or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is PBHC or any of its Subsidiaries a party to or bound by any Contract with a labor union or labor organization, nor is there any strike or other labor dispute involving it pending or, to its Knowledge, threatened, nor, to its Knowledge, is there any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(ii) (A) Each individual that renders services to PBHC or any of its Subsidiaries who is classified as (1) an independent contractor or other non-employee status or (2) an exempt or non-exempt employee, is properly so classified for all purposes and (B) PBHC and its Subsidiaries have paid or properly accrued in the ordinary course of business all wages and compensation due to employees of PBHC or any of its Subsidiaries, including all overtime pay, vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(iii) Neither PBHC nor any of its Subsidiaries is in conflict with, or in default or in violation of any applicable Federal, state or local Law, or any collective bargaining agreement or arrangement respecting employment, employment practices, terms and conditions of employment, Tax withholding, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, facility closings and layoffs (including the Worker Adjustment and Retraining Notification Action of 1988), or wages and hours.

(iv) To the Knowledge of PBHC, no current executive officer of PBHC or any of its Subsidiaries is in violation of any material term of any employment Contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject PBHC or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

(j) Employee Benefit Plans.

(i) Section 3.1(j)(i) of the PBHC Disclosure Schedule sets forth each Benefit Plan whether or not such Benefit Plan is or is intended to be (A) arrived at through collective bargaining or otherwise, (B) funded or unfunded, (C) covered or qualified under the Internal Revenue Code, ERISA, or other applicable law, (D) set forth in an employment agreement, consulting agreement, individual award agreement, or (E) written or oral.

(ii) The Company has delivered or made available (which shall include access to the following by electronic data room) to CenterState prior to the date of this Agreement correct and complete copies of the following documents: (A) all Benefit Plan documents (and all amendments thereto), (B) all trust agreements or other funding arrangements for its Benefit Plans (including insurance or group annuity Contracts), and all amendments thereto, (C) with respect to any Benefit Plans or amendments, the most recent determination letters, as well as a correct and complete copy of each pending application for a determination letter (if any), and all rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (D) for the past three (3) years, annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Benefit Plans, including but not limited to the annual report on Form 5500 (if such report was required), (E) the most recent summary plan description for each Benefit Plan for which a summary plan description is required by Law, including any summary of material modifications thereto, and (F) in the case of Benefit Plans that are Rights or individual award agreements under a PBHC Stock Plan, a representative form of award agreement together with a list of persons covered by such representative form and the number of shares of PBHC Common Stock covered thereby.

(iii) All of the Benefit Plans have been administered in all material respects in compliance with their terms and with the applicable provisions of ERISA; the Code; the Patient Protection and Affordable Care Act, in combination with the Health Care and Reconciliation Act of 2010 (together, the “Affordable Care Act”); and any other applicable Laws. All Benefit Plans that are employee pension benefit plans, as defined in Section 3(2) of ERISA, that are intended to be tax qualified under Section 401(a) of the Code, have received a current, favorable determination letter from the Internal Revenue Service or have filed a timely application therefor, and to the Knowledge of PBHC there are no circumstances that will or could reasonably be expected to result in revocation of any such favorable determination letter or negative consequences to an application therefor. Each trust created under any of its ERISA Plans has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and to the Knowledge of PBHC, there is no circumstance that will or could reasonably be expected to result in revocation of such exemption. With respect to each of its Benefit Plans, to the Company’s Knowledge, no event has occurred that will or could reasonably be expected to give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code. There are no pending or, to the Company’s Knowledge, threatened Litigation, governmental audits or investigations or other proceedings, or participant claims (other than claims for benefits in the normal course of business) with respect to any Benefit Plan.

(iv) The Company has not engaged in a transaction with respect to any of its Benefit Plans that, assuming the Taxable Period of such transaction expired as of the date of this Agreement or the Effective Time, would subject the Company to a Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Neither the Company nor to the Knowledge of PBHC, any administrator or fiduciary of any of its or its Subsidiaries’ Benefit Plans (or any agent of any of the foregoing), has engaged in any transaction, or acted or failed to act in any manner with respect to any of its Benefit Plans that could subject it to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the Benefit Plans of the Company or its Subsidiaries has been made to employees of the Company or any of its Subsidiaries that is not in conformity with the written or otherwise preexisting terms and provisions of such plans.

(v) The Company, any Subsidiaries, or any ERISA Affiliates thereof do not and have never sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to (A) a “defined benefit plan” (as defined in ERISA Section 3(35) or Internal Revenue Code Section 414(j); (B) a “multi-employer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3); (C) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Internal Revenue Code Section 413(c); or (D) a “multiple employer welfare arrangement” as defined in ERISA Section 3(40). The Company and its ERISA Affiliates have not incurred, and to the Knowledge of PBHC there are no circumstances under which the Company could reasonably incur, any Liability under Title IV of ERISA or Internal Revenue Code Section 412.

(vi) Neither the Company nor any of its Subsidiaries nor ERISA Affiliates has any incurred current or projected obligations or Liability for post-employment or post-retirement health, medical, or life insurance benefits under any of its Benefit Plans, other than with respect to benefit coverage mandated by Internal Revenue Code Section 4980B or other applicable Law.

(vii) Except as Previously Discussed, no Benefit Plan exists and there are no other Contracts, plans, or arrangements (written or otherwise) to which the Company is a party covering any Company employee that, individually or collectively, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), would reasonably be expected to, (A) result in any material severance pay upon any termination of employment, (B) accelerate the time of payment or vesting or result in any material payment or material funding (through a grantor trust or otherwise) of compensation or benefits under, materially increase the amount payable, require the security of material benefits under or result in any other material obligation pursuant to, any such Company Plans, contracts, plans, or arrangements, or (C) result in the payment of any amount that would, individually or in combination with any other such payment, result in the loss of a deduction under Internal Revenue Code Section 280G or be subject to an excise tax under Section 4999 of the Internal Revenue Code.

(viii) Each Benefit Plan that is a “non-qualified deferred compensation plan” (as defined for purposes of Internal Revenue Code Section 409A) is in documentary compliance with, and has been operated and administered in compliance with Internal Revenue Code Section 409A and the applicable guidance issued thereunder, and no Benefit Plan provides any compensation or benefits which could subject, or have subjected, a covered service provider to gross income inclusion or tax pursuant to Internal Revenue Code Section 409A.

Neither the Company nor any of its Subsidiaries has any indemnification obligation pursuant to any Benefit Plan or any Contract to which the Company or any of its Subsidiaries is a party for any Taxes imposed under Section 4999 or 409A of the Internal Revenue Code.

(k) Material Contracts.

(i) Except as listed in Section 3.1(k) of the PBHC Disclosure Schedule, as of the date of this Agreement, neither PBHC nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under, (A) any employment, severance, termination, consulting, retention, or retirement Contract, (B) any Contract relating to the borrowing of money by PBHC or any of its Subsidiaries or the guarantee by PBHC or any of its Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, Federal Home Loan Bank advances of the Bank or Contracts pertaining to trade payables incurred in the ordinary course of business consistent with past practice, loan between PBHC and its Subsidiaries, endorsements made for collection), (C) any Contract containing covenants that limit in any material respect the ability of PBHC or any of its Affiliates (including, after the Effective Time, CenterState or any of its Affiliates) to engage in any line of business or to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, PBHC or any of its Subsidiaries or Affiliates (including, after the Effective Time, CenterState or any of its Affiliates) may carry on its business, (D) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that (x) provides for or is reasonably likely to require annual payments by PBHC or any of its Subsidiaries of $50,000 or more or (y) have a term exceeding 12 months in duration (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar routine banking activities and equipment maintenance agreements that are not material), (E) any Contract between or among PBHC or any of its Subsidiaries, (F) any Contract involving Intellectual Property (excluding generally commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses), (G) any Contract relating to the provision of data processing, network communications or other material technical services to or by PBHC or any of its Subsidiaries, (H) any Contract to which any Affiliate, officer, director, employee or consultant of PBHC or any of its Subsidiaries is a party or beneficiary (except with respect to loans to, or deposits from, directors, officers and employees entered into in the ordinary course of business consistent with past practice and in accordance with all applicable regulatory requirements with respect to it), (I) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other entity, (J) any Contract that provides any Person with registration, preemptive or anti-dilution rights or rights to designate members of or observers to the PBHC Board of Directors, (K) any Contract that provides for potential material indemnification payments by PBHC or any of its Subsidiaries, or (L) any other Contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K) if PBHC were required to file such with the SEC. With respect to each of its Contracts that is described above: (w) the Contract is valid and binding on PBHC or the applicable Subsidiary party thereto and, to the Knowledge of PBHC, each other party thereto and is in full force and effect, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception); (x) neither PBHC nor any of its Subsidiaries is in Default thereunder except to the extent that such default or event of default has not had, and is not reasonably likely to have, a Material Adverse Effect on the Company; (y) neither PBHC nor any of its Subsidiaries has repudiated or waived any material provision of any such Contract; and (z) no other party to any such Contract is, to the Knowledge of PBHC, in Default in any material respect or has repudiated or waived any material provision of any such Contract. No Consent is required by any such Contract for the execution, delivery or performance of this Agreement or the Bank Merger Agreement or the consummation of the Merger or the Bank Merger or the other transactions contemplated hereby or thereby. Except as set forth in Section 3.1(k)(i) of the PBHC Disclosure Schedule, all indebtedness for money borrowed by PBHC and its Subsidiaries is prepayable without penalty or premium.

(ii) All interest rate swaps, caps, floors, collars, option agreements, futures, and forward contracts, and other similar risk management arrangements, contracts or agreements, to which PBHC or the Bank is a party, whether entered into for its own account or for the account of one or more of its Subsidiaries or their respective customers, were entered into (A) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable Laws and (B) with counterparties believed to be financially responsible, and each of them is enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is in full force and effect. Neither PBHC nor any of its Subsidiaries, nor to its Knowledge, any other party thereto, is in Default of any of its obligations under any such agreement or arrangement. The PBHC Financial Statements disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with GAAP and, since January 1, 2014, there has not been a change in such value that, individually or in the aggregate, has resulted in a Material Adverse Effect on the Company.

(l) Legal Proceedings. Except as Previously Disclosed, there is no Litigation pending or, to the Knowledge of PBHC, threatened against PBHC or any of its Subsidiaries or its or any of its Subsidiaries’ assets nor are there any Orders of any Governmental Authority or arbitrators outstanding against PBHC or any of its Subsidiaries, that individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on PBHC. To the Knowledge of PBHC or any of its Subsidiaries there are no facts or circumstances that are likely to form the basis for any claim against PBHC or its Subsidiaries, that individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on PBHC. There is no Litigation, pending or, to the Knowledge of PBHC, threatened, against any officer, director, advisory director or employee of PBHC or its Subsidiaries, in each case by reason of any such person being or having been an officer, director, advisory director or employee of PBHC or its Subsidiaries, that individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect on PBHC.

(m) Intellectual Property.

(i) Either PBHC or one of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable and unencumbered rights to use all material Intellectual Property (including the Technology Systems) that is used by PBHC or its Subsidiaries in its or its Subsidiaries’ business. Except as set forth in Section 3.1(m)(ii) of the PBHC Disclosure Schedule, neither PBHC nor any of its Subsidiaries has (A) licensed to any Person in source code from any Intellectual Property owned by PBHC or any of its Subsidiaries or (B) entered into any exclusive agreements relating to Intellectual Property owned by PBHC or its Subsidiaries.

(ii) Section 3.1(m)(ii) of the PBHC Disclosure Schedule lists all patents and patent applications, all registered and unregistered trademarks and applications therefor, trade names and service marks, registered copyrights and applications therefor, domain names, web sites, and mask works owned by PBHC or its Subsidiaries included in its Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. No royalties or other continuing payment obligations are due in respect of any third-party patents, trademarks or copyrights, including software.

(iii) All patents, registered trademarks, service marks and copyrights held by PBHC and its Subsidiaries are valid and subsisting. Since January 1, 2014, neither PBHC nor any of its Subsidiaries (A) has been a party to any Litigation which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (B) has brought any Litigation for infringement of its Intellectual Property or breach of any license or other Contract involving its Intellectual Property against any third party.

(n) Loan and Investment Portfolios.

(i) All loans, loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which PBHC or any of its Subsidiaries is the creditor (A) were at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of PBHC and its Subsidiaries and are the legal, valid and binding obligations of the obligors thereof, enforceable in accordance with their terms (subject to the Bankruptcy and Equity Exception), (B) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be and (C) to the extent secured, have been secured by valid Liens that have been perfected. True and complete lists of all Loans as of March 31, 2016 and on a monthly basis thereafter, and of the investment portfolios of PBHC and each of its Subsidiaries as of such date, are disclosed on Section 3.1(n)(i) of the PBHC Disclosure Schedule.

(ii) Except as specifically set forth on Section 3.1(n)(ii) of the PBHC Disclosure Schedule, neither PBHC nor any of its Subsidiaries is a party to any Loan that was, as of the most recent month-end prior to the date of this Agreement, (A) delinquent by more than thirty (30) days in the payment of principal or interest, (B) to the Knowledge of PBHC, otherwise in material default for more than thirty (30) days, (C) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by PBHC or any of its Subsidiaries or any Regulatory Authority having jurisdiction over PBHC or any of its Subsidiaries, (D) an obligation of any director, executive officer or 10% shareholder of PBHC or any of its Subsidiaries who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person controlling, controlled by or under common control with any of the foregoing, or (E) in violation of any Law.

(iii) Each outstanding Loan (including Loans held for resale to investors) in which PBHC or any of its Subsidiaries is the creditor was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan or other similar files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of PBHC and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local Laws.

(iv) None of the agreements pursuant to which PBHC or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v) Neither PBHC nor any of its Subsidiaries is now nor has it been since December 31, 2013, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(o) Adequacy of Allowances for Losses. Each of the allowances for losses on loans, financing leases and other real estate included on the PBHC Latest Balance Sheet (along with any subsequent balance sheet required to be delivered hereunder) is, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to its Knowledge, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor (specifically excluding changes in accounting or regulatory standards that may impact the allowance, including but not limited to CECL requirements). Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of PBHC and its Subsidiaries at all times from and after the date of the PBHC Latest Balance Sheet is, and will be, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to its Knowledge, there are no facts or circumstances (specifically excluding changes in accounting or regulatory standards that may impact the allowance, including but not limited to CECL requirements) that are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the allowances therefor.

(p) Loans to Executive Officers and Directors. PBHC has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Seller, except as permitted by Federal Reserve Regulation O and that have been made in accordance with the provisions of Regulation O.

(q) Community Reinvestment Act. The Bank has complied in all material respects with the provisions of the Community Reinvestment Act of 1977 (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and has no Knowledge of any conditions, facts or circumstances that are could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

(r) Privacy of Customer Information.

(i) PBHCs and its Subsidiaries, as applicable, are the sole owners of all individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to CenterState or a Subsidiary of CenterState pursuant to this Agreement and the Bank Merger Agreement and the other transactions contemplated hereby. For purposes of this Section 3.1(r), “IIPI” means any information relating to an identified or identifiable natural person, including, but not limited to “personally identifiable financial information” as that term is defined in 12 CFR Part 1016.

(ii) PBHC and its Subsidiaries’ collection and use of such IIPI, the transfer of such IIPI to CenterState or any of its Subsidiaries, and the use of such IIPI by CenterState or any of its Subsidiaries complies in all material respects with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Laws.

(s) Technology Systems.

(i) Except to the extent disclosed on Section 3.1(s)(i) of the PBHC Disclosure Schedule, no action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the Technology Systems to continue by the Surviving Corporation and its Subsidiaries to the same extent and in the same manner that it has been used by PBHC and its Subsidiaries prior to the Effective Time.

(ii) The Technology Systems (for a period of 18 months prior to the Effective Time) have not suffered unplanned disruption causing a Material Adverse Effect on the Company. Except for ongoing payments due under Contracts with third parties, the Technology Systems are free from any Liens (other than Permitted Liens).

(iii) PBHC has furnished to CenterState a true and correct copy of its disaster recovery and business continuity plans.

(iv) Neither PBHC nor any of its Subsidiaries has received notice of or is aware of any material circumstances, including the execution of this Agreement, that would enable any third party to terminate any of its or any of its Subsidiaries’ agreements or arrangements relating to the Technology Systems (including maintenance and support), except as otherwise provided in such agreements and arrangements.

(t) Insurance Policies. PBHC and each of its Subsidiaries maintains in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards of the types and amounts as it reasonably believes to be adequate for its business and operations and the value of its properties. A true and complete list of all such insurance policies is attached as Section 3.1(t) of the PBHC Disclosure Schedule. Neither PBHC nor any of its Subsidiaries is now liable for, nor has any such member received notice of, any material retroactive premium adjustment. PBHC and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in Default under any of the terms thereof and each such policy is valid and enforceable and in full force and effect, and none of PBHC or any of its Subsidiaries have received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds and, except for policies insuring against potential liabilities of officers, directors and employees of PBHC and its Subsidiaries, PBHC or one of its Subsidiaries is the sole beneficiary of any such policy, and all premiums and other payments due under any such policy have been paid, and all material claims thereunder have been filed in due and timely fashion. Within the last three years, none of PBHC or any of its Subsidiaries have been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and neither PBHC nor the Bank has any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

(u) Corporate Documents. PBHC has delivered or made available (which shall include access to the following by electronic data room) to CenterState, with respect to PBHC and each its Subsidiaries, true and correct copies of its Organizational Documents, and the charters of each of the committees of its board of directors, all as amended and currently in effect. All of the corporate minutes and stock transfer records of PBHC and each of its Subsidiaries that will be made available to CenterState after the date hereof, are current, complete and correct in all material respects.

(v) State Takeover Laws. PBHC has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other anti-takeover Laws of any applicable jurisdiction (collectively, “Takeover Laws”). PBHC has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provisions of its Organizational Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(w) Certain Actions. Neither PBHC nor any of its Subsidiaries has taken or agreed to take any action, and it has no Knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the Merger and the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any required Regulatory Consents. To the Knowledge of PBHC, there exists no fact, circumstance, or reason that would cause any required Consent for consummation of the Merger or the Bank Merger not to be received in a timely manner.

(x) Real and Personal Property. PBHC and its Subsidiaries have good, valid and marketable title to all material real property owned by them free and clear of all Liens, except Permitted Liens and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. Each of PBHC and its Subsidiaries have paid, and will pay, any and all applicable tangible personal property Taxes owed or due by PBHC or its Subsidiaries. PBHC and its Subsidiaries have good, valid and marketable title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all material tangible personal property owned by them, free and clear of all Liens (other than Permitted Liens). Each of PBHC and its Subsidiaries has complied in all material respects with the terms of all leases to which it is a party, and all such leases are valid and binding in accordance with their respective terms (subject to the Bankruptcy and Equity Exception) and in full force and effect, and there is not under any such lease any material existing default by PBHC or such Subsidiary or, to the Knowledge of PBHC, any other party thereto, or any event which with notice or lapse of time or both would constitute such a Default.

(y) Brokers and Finders. Except for Hovde Group LLC, neither PBHC nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

(z) Fairness Opinion. Prior to the execution of this Agreement, PBHC has received an executed opinion of Hovde Group LLC to the effect that as of the date thereof and based upon and subject to the qualifications and assumptions set forth therein, Aggregate Merger Consideration is fair, from a financial point of view, to the shareholders of PBHC and a signed copy of such opinion has been delivered to CenterState. Such opinion has not been amended or rescinded as of the date of this Agreement.

(aa) Transactions with Affiliates. Except as set forth in Section 3.1(aa) of the PBHC Disclosure Schedule, there are no agreements, contracts, plans, arrangements or other transactions between PBHC or any of its Subsidiaries, on the one hand, and any (i) officer or director of PBHC or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of PBHC, (iii) to the Knowledge of PBHC, Affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other Affiliate of PBHC, on the other hand, except those of a type available to non-affiliates of PBHC generally.

(bb) Representations Not Misleading. No representation or warranty by PBHC in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CENTERSTATE

Except as (i) Previously Disclosed or (ii) disclosed in any CenterState SEC Reports or other publicly available document filed with or furnished by CenterState to the SEC in each case after December 31, 2015 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, non-specific or predictive or forward-looking in nature), CenterState hereby represents and warrants to PBHC as follows:

4.1 Organization, Standing and Power.

(a) Each of CenterState and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on CenterState.

(b) CenterState has previously made available to PBHC true and complete copies of CenterState’s articles of incorporation (the “CenterState Charter”) and bylaws (the “CenterState Bylaws”), in each case as amended to the date of this Agreement and as in full force and effect. Neither CenterState nor any of its Subsidiaries is in violation of any provision of the CenterState Charter or CenterState Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.

4.2 Capitalization.

(a) The authorized capital stock of CenterState consists of 100,000,000 shares of CenterState Common Stock of which, as of the date hereof, 48,016,624 shares were issued and outstanding, and 5,000,000 shares of preferred stock, none of which are issued or outstanding. All of the issued and outstanding shares of CenterState Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. As of the date of this Agreement, no Voting Debt of CenterState is issued and outstanding. As of the date hereof, CenterState held no shares of CenterState Common Stock in its treasury. As of the date of this Agreement, except for 649,537 outstanding CenterState Rights, CenterState does not have and is not bound by any Rights calling for the purchase or issuance of any shares of CenterState Common Stock, Voting Debt of CenterState or any other equity securities of CenterState or any securities representing the right to purchase or otherwise receive any shares of CenterState Common Stock, Voting Debt of CenterState or other equity securities of CenterState. The shares of CenterState Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, non-assessable and free of preemptive rights and will be issued in compliance with and not in violation of any applicable Securities Laws.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of CenterState are owned by CenterState, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. No Significant Subsidiary of CenterState has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) CenterState does not have a dividend reinvestment plan or any shareholder rights plan.

4.3 Authority; No Violation.

(a) CenterState has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. As of the date of this Agreement, the Board of Directors of CenterState has determined that this Agreement is advisable and in the best interests of CenterState and its shareholders. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of CenterState, and no other corporate action is necessary on the part of CenterState. This Agreement has been duly and validly executed and delivered by CenterState and (assuming due authorization, execution and delivery by PBHC) constitutes the valid and binding obligation of CenterState, enforceable against CenterState in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by CenterState or the Bank Merger Agreement by CenterState Bank of Florida, N.A., nor the consummation by CenterState of the transactions contemplated in this Agreement or by CenterState Bank of Florida, N.A. of the transactions in the Bank Merger Agreement, nor compliance by CenterState or CenterState Bank of Florida, N.A. with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) violate any provision of the CenterState Charter or the CenterState Bylaws or the organizational documents of CenterState Bank of Florida, N.A., or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained or made, (A) violate any law, judgment, order, injunction or decree applicable to CenterState, any of its Subsidiaries or any of their respective properties or assets in a manner that could be reasonably expected to have a Material Adverse Effect on CenterState, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CenterState or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CenterState or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound. No vote of the shareholders of CenterState is required by Law, the CenterState Charter, the CenterState Bylaws or the rules of the Nasdaq Stock Market to approve this Agreement and the transactions contemplated hereby.

4.4 Consents and Approvals. Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the FDIC, the OCC, applicable state banking agencies, the Department of State of the State of Florida and the Secretary of State of the State of Florida to cause the Bank Merger to become effective, (iv) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the Nasdaq and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement and approval of listing of such CenterState Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by CenterState or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by CenterState of this Agreement.

4.5 Reports.

(a) CenterState and each of its Subsidiaries have filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2012 and prior to the date hereof with Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. There is no written unresolved violation or exception of which CenterState has been given notice by any Governmental Entity with respect to any such report, registration, statement or certification.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by CenterState pursuant to the Securities Act or the Exchange Act since December 31, 2012 and prior to the date of this Agreement is publicly available. No such report or any subsequent registration statement, prospectus, report, schedule or definitive proxy statement or any subsequently filed registration statement, prospectus, report, schedule or definitive proxy statement filed by CenterState (collectively the “CenterState SEC Reports”), at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained or will contain any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all CenterState SEC Reports complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of CenterState has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

4.6 Financial Statements.

(a) The Financial Statements of CenterState and its Subsidiaries included (or incorporated by reference) in the CenterState SEC Reports (including the related notes, where applicable) (i) have been or will be prepared from, and are in accordance with, the books and records of CenterState and its Subsidiaries; (ii) have been or will fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of CenterState and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) have complied and will comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been and will be prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of CenterState and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) The records, systems, controls, data and information of CenterState and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CenterState or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on CenterState’s (or any CenterState Subsidiary’s) system of internal accounting controls.

(c) Since December 31, 2012, (i) neither CenterState nor, to the Knowledge of CenterState, any director, officer, employee, auditor, accountant or representative of CenterState or CenterState Bank of Florida, N.A. has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CenterState or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that CenterState or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CenterState or any of its Subsidiaries, or, to the

Knowledge of CenterState, other Person, whether or not employed by CenterState or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by CenterState or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of CenterState or any of its Subsidiaries or any committee thereof or to any director or officer of CenterState or any of its Subsidiaries.

4.7 Compliance with Applicable Law.

(a) CenterState and each of its Subsidiaries are, and at all times since December 31, 2012, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties, assets, and employees. CenterState and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2012, held all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted and, to CenterState’s Knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. The deposit accounts of CenterState Bank of Florida, N.A. are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No Action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of CenterState, threatened.

(b) Neither CenterState nor any of its Subsidiaries is subject to any cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, an “CenterState Regulatory Agreement”), and, to the Knowledge of CenterState, neither CenterState nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission.

(c) Neither CenterState nor any of its Subsidiaries (nor, to the Knowledge of CenterState, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.8 Certain Actions. Neither CenterState nor any of its Subsidiaries has taken or agreed to take any action, and it has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger and the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any required regulatory Consents. To the Knowledge of CenterState, there exists no fact, circumstance, or reason that would cause any required Consent for consummation of the Merger or the Bank Merger not to be received in a timely manner.

4.9 CenterState Information. None of the information supplied or to be supplied by CenterState for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4, or in any other application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, or any amendment or supplement thereto will, at the time the Proxy Statement or any such amendment or supplement thereto is first mailed to PBHC’s shareholders or at the time PBHC’s shareholders vote on the matters constituting the PBHC Shareholder Approval, or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by CenterState in this Section 4.9 with respect to statements made or incorporated by reference therein based on information supplied by PBHC or any of its representatives in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. If at any time prior to the Effective Time any event should be discovered by CenterState which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, CenterState shall promptly so inform PBHC.

4.10 Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between CenterState or any of its Subsidiaries, on the one hand, and any (i) officer or director of CenterState or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of CenterState, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of CenterState, on the other hand, except those of a type available to non-affiliates of CenterState generally, and compensation or benefit arrangements with officers and directors.

4.11 Broker’s Fees. Neither CenterState nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Raymond James & Associates (“Raymond James”).

4.12 Absence of Changes.

(a) Since December 31, 2015, no event or events have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CenterState.

(b) Since December 31, 2015, CenterState and its Subsidiaries have conducted their respective businesses in the ordinary course of business.

4.13 Litigation. Except as set forth in the CenterState SEC Reports, there is no Action pending or, to the Knowledge of CenterState, threatened against or affecting CenterState or any of its Subsidiaries, any of their respective properties or assets, or any present (or, to the Knowledge of CenterState, former) officer, director or employee of CenterState or any of its Subsidiaries in such individual’s capacity as such, other than any immaterial, ordinary routine Action incidental to the business of CenterState and its Subsidiaries. Neither CenterState nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.

4.14 Representations Not Misleading. No representation or warranty by CenterState in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein, in light of the circumstances in which they were made, not misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of PBHC Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of CenterState, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, PBHC shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of PBHC or CenterState or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.2 PBHC Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, as Previously Disclosed or as required by applicable law or a Governmental Entity, PBHC shall not, and shall not permit any of its Subsidiaries, without the prior written consent of CenterState (which shall not be unreasonably withheld, conditioned or delayed), to:

(a) Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any Rights, except pursuant to PBHC Stock Options outstanding on the date hereof.

(b) Other Securities. Issue or repurchase any other capital securities, including trust preferred or other similar securities, Voting Debt, or other securities, debentures or subordinated notes, except pursuant to PBHC Stock Options outstanding on the date hereof.

(c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests, other than dividends from wholly owned Subsidiaries to PBHC and other than distributions by PBHC to its shareholders in an amount no greater than 40% of PBHC’s taxable income for calendar year 2016 (PBHC understands and agrees that no distributions shall be made to its shareholders based on PBHC’s net income after December 31, 2016); or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests or Rights.

(d) Compensation; Employment, Etc. (i) Except with respect to transactions Previously Disclosed to CenterState, enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer or employee of PBHC or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) payment of normal individual increases in salary (not to exceed 5% per annum) and payment of accumulated but unused sick leave during a longer term illness period or pending commencement of disability benefits to rank and file employees, in each case in the ordinary course of business consistent with past practice and (C) severance in accordance with past practice; or (ii) hire any new officers; (iii) promote any employee to a rank of vice president or more senior position; or (iv) pay any incentive or bonus amounts except (y) pursuant to employment agreements Previously Disclosed and, (z) for all other employees, in an aggregate amount not to exceed $557,000.

(e) Benefit Plans. Except with respect to transactions Previously Disclosed to CenterState, including the termination of PBHC’s supplemental executive retirement plan and the payment to participating employees of the amounts to which they will be entitled under such plan and the payment of change in control benefits to employees pursuant to employment and other agreements in effect on the date of this Agreement, and with respect to the acceleration of vesting under other PBHC Benefit Plans, including its stock option plans and restricted stock plan, pursuant to the provisions of such plans, enter into, establish, adopt, modify, amend, renew, or terminate any PBHC Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any portion of its deposit liabilities.

(g) Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any material lease, license or maintenance agreement relating to real or personal property or Intellectual Property, other than the renewal or replacement of an agreement that is necessary to operate its business in the ordinary course consistent with past practice, or permit to lapse its rights in any material Intellectual Property.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business or properties of any Person.

(i) Loans, Loan Participations and Servicing Rights. Sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but, in the case of a sale, after giving CenterState or CenterState Bank of Florida, N.A. a first right of refusal to acquire such loan or participation), or sell or acquire any servicing rights.

(j) Governing Documents. Amend its organizational documents (or similar governing documents).

(k) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(l) Contracts. Except with respect to transactions Previously Disclosed to CenterState, and except to the extent permitted by Section 5.2(g), enter into or terminate any PBHC Material Contract or amend or modify in any material respect or renew any existing PBHC Material Contract, other than renewals of such contracts in the ordinary course of business.

(m) Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of $50,000 (exclusive of any amounts paid directly or reimbursed to PBHC or any of its Subsidiaries under any insurance policy maintained by PBHC or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it creates an adverse precedent for other similar claims, which in the aggregate, could reasonably be expected to be material to PBHC and its Subsidiaries, taken as a whole.

(n) Deposit Taking and Other Bank Activities. In the case of the Bank (i) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (ii) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iii) open any new branch or deposit taking facility; or (iv) close or relocate any existing branch or other facility.

(o) Investments. (i) Purchase any equity securities or purchase any debt securities, other than securities (A) rated “AA” or higher by either Standard and Poor’s Ratings Services or Moody’s Investor Service, (B) with a weighted average life of not more than five (5) years and (C) otherwise in the ordinary course of business consistent with its current investment policy; (ii) enter into or acquire any derivatives contract or structured note; or (iii) enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk

(p) Capital Expenditures. Purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed thereof is in excess of $100,000 individually or $250,000 in the aggregate, except for emergency repairs or replacements.

(q) Lending. Except for loans or extensions of credit approval approved prior to the date hereof, (i) make any material changes in its policies concerning loan underwriting or which classes of Persons may approve loans or fail to comply with such policies as Previously Disclosed; or (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice, provided any individual unsecured loan or extension of credit in excess of $125,000, any individual loan or extension of credit secured by assets (other than real estate) in excess of $500,000, or any individual loan or extension of credit secured by real estate and with no loan policy exceptions in excess of $1,000,000 shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of CenterState Bank of Florida, N.A., which approval or rejection shall be given in writing within two (2) Business Days after the loan package is delivered to such individual. Notwithstanding the foregoing, PBHC may, without the need to seek the prior written approval of CenterState Bank of Florida, N.A., (i) effect any modification to a loan or extension of credit that is not rated “Substandard” or lower, (ii) extend the loan maturity or renew loans rated “Watch” or better greater than five years where no additional credit is extended, grant payment deferrals up to six months and renew loans rated “Watch” or better where no additional credit is extended, and (iii) renew for up to two years any unsecured loan of less than $200,000 in amount where no additional credit is extended.

(r) Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; or (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk.

(s) Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year (other than creation of deposit liabilities or sales of certificates of deposit in the ordinary course of business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(q).

(t) New Lines of Business. Develop, market or implement any new line of business.

(u) Tax Matters. Make, change or revoke any material tax election (other than in a manner consistent with prior elections), file any materially amended Tax Return, enter into any material Tax closing agreement, or settle or agree to compromise any material liability with respect to disputed Taxes.

(v) Reorganization. Knowingly take any action or fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(w) Performance of Obligations. Knowingly take any action that is likely to materially impair PBHC’s ability to perform any of its obligations under this Agreement or the Bank’ ability to perform any of its obligations under the Bank Merger Agreement.

(x) Commitments. Agree or commit to do any of the foregoing.

5.3 Conduct of CenterState Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of PBHC, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, CenterState shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of PBHC or CenterState or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.4 CenterState Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of PBHC during the period from the date of this Agreement to the Effective Time, CenterState shall not, and shall not permit any of its Subsidiaries to:

(a) Governing Documents. Amend the CenterState Certificate or CenterState Bylaws or similar governing documents of any of its Significant Subsidiaries in a manner that would adversely affect PBHC or any of its Subsidiaries.

(b) Performance Obligations. Take any action that is likely to materially impair the ability of CenterState to perform any of its obligations under this Agreement or of CenterState Bank of Florida, N.A. to perform any of its obligations under the Bank Merger Agreement or enter into any agreement with another depository institution or depository institution holding company with respect to any merger, acquisition of a controlling interest in, purchase of substantially all of the assets of or any other business combination with such depository institution or holding company that might materially delay the issuance of or materially adversely affect the conditions of any Requisite Regulatory Approvals applicable to the transactions contemplated by this Agreement or materially hinder the ability of CenterState to consummate such transactions, including the Merger and the Bank Merger.

(c) Reorganization. Knowingly take any action or fail to take any action that could reasonably be expected to prevent the Merger from qualifying as “reorganization” within the meaning of Section 368(a) of the Code.

(d) Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) As promptly as practicable but in no event later than ninety (90) days following the date of this Agreement, CenterState, with the assistance and cooperation of PBHC, shall promptly prepare and file with the SEC the Form S-4 together with the Proxy Statement which will be included in Form S-4, which shall provide for the registration of the shares to the CenterState Common Stock to be issued as a result of the Merger. Each of CenterState and PBHC shall use its commercially reasonable efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of PBHC and CenterState shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, PBHC shall thereafter mail or deliver the Proxy Statement to its shareholders. CenterState shall also use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and PBHC shall furnish all information concerning PBHC and the holders of PBHC Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to PBHC or CenterState, or any of their respective affiliates, directors or officers, should be discovered by PBHC or CenterState that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to PBHC’s shareholders.

(b) In addition to their obligations pursuant to Section 6.1(a), PBHC and CenterState shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings. CenterState shall advise PBHC, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of CenterState Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and CenterState’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of PBHC and CenterState, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) Subject to the terms and conditions set forth in this Agreement, CenterState and PBHC shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of PBHC (in the case of CenterState) or CenterState (in the case of PBHC) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. In furtherance (but not in limitation) of the foregoing, CenterState shall, and shall cause CenterState Bank of Florida, N.A. to, use commercially reasonable efforts to file any required applications, notices or other filings with the FRB, the FDIC and applicable state banking agencies within ninety (90) days of the date hereof. PBHC and CenterState shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to PBHC or CenterState, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. The Parties shall promptly deliver to each other copies of all filings, orders and material correspondence to and from all Governmental Entities in connection with the transactions contemplated by this Agreement.

(d) Each of CenterState and PBHC shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of CenterState, PBHC or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger or any other transactions contemplated by this Agreement.

(e) Each of CenterState and PBHC shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

(f) Notwithstanding the obligations of CenterState in this Section 6.1 or anything in this Agreement to the contrary, in no event shall CenterState be required in connection with obtaining any Requisite Regulatory Approval to (i) maintain capital ratios greater than those set forth in Section 6.1(i) of the CenterState Disclosure Schedule, (ii) maintain a classified assets ratio lower than that set forth in Section 6.1(f)(ii) of the CenterState Disclosure Schedule, (iii) agree to originate any loans or make any payments to any one or more third parties other than pursuant to contracts or commitments in effect as of the date hereof or as required or contemplated by this Agreement, (iv) raise common equity capital at the holding company or bank level, in an amount that, or (v) agree to any strategic operational restriction, which, in the case of each of subsections (i) through (v), would reduce the economic benefits of the transactions contemplated by this Agreement to CenterState to such a degree that CenterState would not have entered into this Agreement had such condition been known to it at the date hereof (each of the foregoing is referred to as a “Materially Burdensome Regulatory Condition”).

6.2 Access to Information; Current Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the confidentiality of information, each Party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other Party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, each Party shall, and shall cause its Subsidiaries to, make available to the other Party all other information concerning its business, properties and personnel as the other Party may reasonably request. Neither PBHC nor CenterState or any of their respective Subsidiaries shall be required to provide access to or to disclose information (i) where such access or disclosure would jeopardize the attorney-client privilege of such Party or its Subsidiaries or contravene any binding agreement entered into prior to the date of this Agreement or any law, rule, regulation, order, judgment, decree or fiduciary duty or (ii) relating to such Party’s or its directors’, officers’, employees’, accountants’, counsel’s, advisors’ (including investment bankers), agents’ or other representatives’ consideration of, or deliberations regarding, the transactions contemplated by this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of clause (i) of the immediately preceding sentence apply.

(b) PBHC shall permit, and shall cause its Subsidiaries to permit, CenterState (the “Requesting Party”) or an environmental consulting firm selected by CenterState, and at the sole expense of the CenterState, to conduct such phase I or phase II environmental audits, studies and tests on real property currently or formerly owned, leased or operated by PBHC or any of its Subsidiaries. CenterState shall indemnify PBHC and its Subsidiaries for all costs and expenses associated with returning the property of the Examined Party to its previous condition.

(c) Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, each Party shall, upon the request of the Requesting Party, cause one or more of its designated officers to confer not less frequently than monthly with officers of the Requesting Party regarding the financial condition, operations and business of the Examined Party and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. As soon as reasonably available, but in no event more than five (5) Business Days after filing, PBHC will deliver to CenterState all non-confidential reports filed by PBHC or any of its Subsidiaries with any Governmental Entity subsequent to the date hereof, including all financial and call reports filed with the FRB, the FOFR and the FDIC. Each Party will also deliver to the other party as soon as practicable all quarterly and annual financial statements of such party and its Subsidiaries prepared with respect to periods ending subsequent to December 31, 2015. As soon as practicable after the end of each month, PBHC will deliver to CenterState in electronic form (i) the monthly deposit and loan trial balances of its bank subsidiary, (ii) the monthly analysis of such bank’s investment portfolio, (iii) the monthly balance sheet and income statement of PBHC and its Subsidiaries, (iv) an update of all of the information set forth in Section 3.1(n)(ii) of the PBHC Disclosure Schedule, (v) a list of all loans originated, renewed, modified or where payment has been deferred, and (vi) a list of loans maturing within the ensuing six month period.

(d) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of April 21, 2016 (the “Confidentiality Agreement”).

(e) PBHC shall deliver to the Chief Executive Office of CenterState to the extent not otherwise precluded by applicable Law and excluding any materials related to the transactions contemplated by this Agreement or any other Acquisition Proposal or subject to any attorney-client privilege, all materials, reports and information provided to the Boards of Directors and all committees thereof of PBHC and Platinum Bank simultaneously with their submission to such directors and committee members.

(f) No investigation by a Party or its representatives shall affect the representations and warranties of the other Party set forth in this Agreement.

6.3 Shareholder Meeting. PBHC shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the FBCA and the PBHC Charter and the PBHC Bylaws necessary to

(A) call and give notice of a special meeting of PBHC’s shareholders (the “PBHC Shareholder Meeting”) for the purpose of seeking the PBHC Shareholder Approval within ten (10) Business Days following the date the Form S-4 is declared effective under the Securities Act (the “PBHC Shareholder Meeting Notice Date”) and (B) schedule the PBHC Shareholder Meeting to take place on a date that is within forty (40) days after the PBHC Shareholder Meeting Notice Date; (ii) use its commercially reasonable efforts to cause the PBHC Shareholder Meeting to be convened and held on the scheduled date; and (iii) subject to Section 6.7, use its commercially reasonable efforts to obtain the PBHC Shareholder Approval and include in the Proxy Statement the recommendation that the shareholders of PBHC approve this Agreement (the “PBHC Board Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, PBHC shall not be required to hold the PBHC Shareholder Meeting if this Agreement is terminated pursuant to Section 6.7 or Section 8.1 prior to the scheduled time of the PBHC Shareholder Meeting.

6.4 Nasdaq Listing. CenterState shall use its commercially reasonable efforts to cause the shares of CenterState Common Stock to be issued to the holders of PBHC Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.5 Employee Matters.

(a) Following the Effective Time, CenterState shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees who are full-time active employees of PBHC and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of CenterState or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of CenterState or its Subsidiaries. CenterState shall give the Covered Employees full credit for their prior service with PBHC and its Subsidiaries (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by CenterState and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by CenterState.

(b) With respect to any employee benefit plan of CenterState that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, CenterState or its applicable Subsidiary shall use its commercially reasonable efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such CenterState or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the PBHC Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductibles and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c) Prior to the Effective Time, PBHC shall take, and shall cause its Subsidiaries to take, all actions requested by CenterState that may be necessary or appropriate to (i) cause one or more PBHC Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any PBHC Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any PBHC Benefit Plan for such period as may be requested by CenterState, or (iv) facilitate the merger of any PBHC Benefit Plan into any employee benefit plan maintained by CenterState or an CenterState Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to CenterState’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(d) Nothing in this Section 6.5 shall be construed to limit the right of CenterState or any of its Subsidiaries (including, following the Closing Date, PBHC and its Subsidiaries) to amend or terminate any

PBHC Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require CenterState or any of its Subsidiaries (including, following the Closing Date, PBHC and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and, except as otherwise provided pursuant to Section 7.2(e), the continued retention (or termination) by CenterState or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to CenterState’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(e) For purposes of this Agreement, “PBHC Benefit Plans” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other benefit plans, arrangements or agreements, including any other employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, whether or not subject to ERISA, or whether formal or informal, for the benefit of any employee, former employee, director or former director of PBHC or any of its Subsidiaries entered into, maintained or contributed to by PBHC or any of its Subsidiaries or to which PBHC or any of its Subsidiaries is obligated to contribute, or with respect to which PBHC or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of PBHC or any of its Subsidiaries or to any beneficiary or dependent thereof.

(f) If, within six (6) months after the Effective Time, any Covered Employee is terminated by CenterState or its Subsidiaries other than “for cause” or as a result of unsatisfactory job performance, then CenterState shall pay severance to such Covered Employee in an amount equal to two weeks of base salary for each twelve months of such Covered Employee’s prior employment with PBHC or the Bank; provided, however, that in no event will the total amount of severance for any single Covered Employee be less than four weeks of such base salary nor greater than twenty-six weeks of such base salary. Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than six (6) months after the Effective Time will be as set forth in the severance policies of CenterState and its Subsidiaries as then in effect.

(g) At or immediately before the Effective Time, PBHC shall cause the Paid Time Off (PTO) program of the Bank (which includes sick time and vacation time) (the “Program”) to be terminated with the following effects: (i) until the Effective Time, the Bank shall continue to pay benefits in accordance with the terms of the Program; (ii) at the Effective Time, all accrued and unused PTO for all employees of PBHC and its Subsidiaries, including awarded, unused PTO in the Excess PTO Bank and in the Catastrophic Leave Bank, shall be eliminated; and (iii) no PTO shall be carried over to CenterState or its Subsidiaries. Notwithstanding the foregoing, employees of PBHC and its Subsidiaries who, at the Effective Time are receiving PTO benefits from the Excess PTO Bank due to personal or family extended illness or Catastrophic Leave (in either case, as awarded in accordance with the terms of the Program) shall receive a lump sum benefit equal to the amount of the remaining benefits previously awarded, and all other employees of PBHC and its Subsidiaries shall receive a lump sum benefit from earned, awarded and unused PTO in an amount equal to that which otherwise would have been paid upon termination of employment in accordance with the terms of the Program. Section 6.5(g) of the PBHC Disclosure Schedule sets forth the accrued and unused sick and vacation time for all employees as of the end of the calendar month immediately prior to the date of this Agreement. Also at the Effective Time, PBHC and its Subsidiaries shall pay to its employees the amounts set forth on Section 6.5(g) of the PBHC Disclosure Schedule.

6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of six (6) years from and after the Effective Time, CenterState shall indemnify, defend and hold harmless the present and former directors, officers and employees of PBHC and its Subsidiaries (the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, settlements or liabilities as incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each, a “Claim”), arising out of actions or omissions of such Persons in the course of performing their duties for PBHC occurring at or before the Effective Time (including the transactions contemplated hereby), to the greatest extent as such persons are indemnified or have the right to advancement of expenses pursuant to (i) the PBHC Charter, the PBHC Bylaws or the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of PBHC’s Subsidiaries, each as in effect on the date of this Agreement, and (ii) the FBCA.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.6 shall promptly notify CenterState upon learning of any Claim, provided that failure to so notify shall not affect the obligation of CenterState under this Section 6.6 unless, and only to the extent that, CenterState is actually and materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether arising before or after the Effective Time), (i) CenterState shall have the right to assume the defense thereof and CenterState shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, unless such Indemnified Party is advised in writing by counsel that the defense of such Indemnified Party by CenterState would create an actual or potential conflict of interest (in which case, CenterState shall not be obligated to reimburse or indemnify any Indemnified Party for the expenses of more than one such separate counsel for all Indemnified Parties, in addition to one local counsel in the jurisdiction where defense of any Claim has been or is to be asserted), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) CenterState shall not be liable for any settlement effected without its prior written consent and CenterState shall not settle any Claim without such Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed), and (iv) CenterState shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) For a period of six (6) years following the Effective Time, CenterState will use its commercially reasonable efforts to provide director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors of PBHC or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as the coverage currently provided by PBHC; provided, however, that (i) if CenterState is unable to maintain or obtain the insurance called for by this Section 6.6(c), then CenterState will provide as much comparable insurance as is reasonably available, (ii) officers and directors of PBHC or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance, and (iii) in satisfaction of its obligations under this Section 6.6(c), CenterState may require PBHC to purchase, prior to but effective as of the Effective Time, tail insurance providing such coverage prior to Closing. Whether or not CenterState or PBHC shall procure such coverage, in no event shall PBHC expend, or CenterState be required to expend, for such tail insurance a premium amount in excess of an amount equal to 200% of the annual premiums paid by PBHC for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, then PBHC or CenterState, as applicable, shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(d) If CenterState or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of CenterState and its Subsidiaries shall assume the obligations set forth in this Section 6.6.

(e) These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party. After the Effective Time, the obligations of CenterState under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless the affected Indemnified Party shall have consented in writing to such termination or modification. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.6 that is denied by CenterState, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expense, then CenterState or the Surviving Entity shall pay such Indemnified Party’s costs and expenses, including legal fees and expenses, incurred in connection with enforcing such claim against CenterState. If any Indemnified Party makes any claim for indemnification or advancement of expenses under the Section 6.6 that is denied by CenterState, and a court of competent jurisdiction determines that the Indemnified Party is not entitled to such indemnification or advancement of expense, the Indemnified Party shall pay CenterState’s or the Surviving Entity’s costs and expenses, including legal fees and expenses, incurred in connection with defending such claim against the Indemnified Party.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this ??Section 6.6 is not prior to or in substitution for any such claims under such policies.

6.7 No Solicitation.

(a) PBHC agrees that, except as expressly permitted by Section 6.7(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its Subsidiaries’ officers, directors, and employees (the “PBHC Individuals”) not to, and will use its commercially reasonable efforts to cause PBHC and its Subsidiaries’ agents, advisors, accountants, legal counsel, and financial advisors (the “PBHC Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and its Subsidiaries’ business, properties or assets (“PBHC Confidential Information”) to, or have any discussions with, any Person relating to, any Acquisition Proposal. PBHC will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than CenterState with respect to any Acquisition Proposal and will use its commercially reasonable efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal. It is understood that any breach of the provisions of this Section 6.7 by any PBHC Representative shall constitute a breach by PBHC.

(b) Notwithstanding anything to the contrary in Section 6.7(a), at any time from the date of this Agreement and prior to obtaining the PBHC Shareholder Approval, in the event PBHC receives an unsolicited Acquisition Proposal and the Board of Directors of PBHC determines in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, PBHC may, and may permit its Subsidiaries and the PBHC Individuals and the PBHC Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to PBHC than the Confidentiality Agreement, (ii) furnish or cause to be furnished PBHC Confidential Information to the Person or Persons making such Acquisition Proposal pursuant to such confidentiality agreement, and (iii) negotiate and participate in such negotiations or discussions with the Person or Persons making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of PBHC determines in good faith (following consultation with counsel) that failure to take such actions would or would be reasonably likely to result in a violation of its fiduciary duties under applicable law.

(c) The Board of Directors of PBHC shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to CenterState, the PBHC Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to CenterState the PBHC Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the foregoing, if the PBHC Board concludes in good faith (after consultation with its outside legal and financial advisors) that an Acquisition Proposal constitutes a Superior Proposal and (after consultation with its legal advisors) that failure to do so could be inconsistent with its fiduciary obligations to the stockholders of PBHC under applicable Laws, the PBHC Board may at any time prior to the PBHC Shareholder Approval (i) effect a Change of Recommendation or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors of PBHC may not make a Change in Recommendation, or terminate this Agreement, with respect to an Acquisition Proposal unless (i) PBHC shall not have breached this Section 6.7 in any respect and (ii) (A) the Board of Directors of PBHC determines in good faith (after consultation with counsel) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by CenterState under this Section 6.7(c); (B) PBHC has given CenterState at least three (3) days’ prior written notice of its intention to take such action set forth above (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (C) before effecting such Change in Recommendation, PBHC has negotiated, and has caused its representatives to negotiate, in good faith with CenterState during such notice period to the extent CenterState wishes to negotiate, to enable CenterState to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of such Superior Proposal, PBHC shall, in each case, be required to deliver to CenterState a new written notice, the notice period shall have recommenced and PBHC shall be required to comply with its obligations under this Section 6.7 with respect to such new written notice.

(d) PBHC will advise CenterState in writing within twenty-four (24) hours following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep CenterState apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

(e) As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving PBHC or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner in a single transaction or series of transactions more than fifty percent (50%) of the voting power in, or more than twenty percent (20%) of the fair market value of the business, assets or deposits of, PBHC or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a written Acquisition Proposal that the Board of Directors of PBHC concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, CenterState acknowledging that Hovde Group is a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

6.8 Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. Each of the Parties shall promptly inform the other in writing upon receiving notice of any material Action by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.9 Correction of Information. Each of PBHC and CenterState shall promptly correct and supplement in writing any information set forth in the Schedules to this Agreement furnished under this Agreement so that such schedules shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification contained in Article VII, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any Party receiving such notice.

6.10 System Integration. From and after the date hereof, PBHC shall cause the Bank and its directors, officers and employees to, and shall make all commercially reasonable efforts (without undue disruption to either business) to cause the Bank’s data processing consultants and software providers to, cooperate and assist the Bank and CenterState Bank of Florida, N.A. in connection with an electronic and systematic conversion of all applicable data of the Bank to the CenterState system following the Effective Time, including the training of the Bank employees without undue disruption to the Bank’s business, during normal business hours and at the expense of CenterState (not to include the Bank’s standard employee payroll).

6.11 Coordination; Integration. Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, PBHC shall cause the Chief Executive Officer of the Bank or his designee to assist and confer with the officers of CenterState Bank of Florida, N.A., on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of CenterState Bank of Florida, N.A., as the resulting institution in the Bank Merger.

6.12 Non-Competition and Non-Disclosure Agreement. Concurrently with the execution and delivery of this Agreement and effective upon Closing, PBHC has caused each director of PBHC and the Bank (other than Kenneth Ely) to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit C (collectively, the “Director Restrictive Covenant Agreements”).

6.13 Claims Letters. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, PBHC has caused each director of PBHC and the Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit D.

6.14 Tax Treatment. Each of the Parties undertakes and agrees to use reasonable efforts to cause the Merger, and to use commercially reasonable efforts to take no action which would cause the Merger not, to qualify as a “Reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.

6.15 Certain Tax Matters.

(a) Tax Returns. The PBHC Shareholder Representative, at its sole cost and expense, shall prepare and timely file, or cause to be prepared and timely filed, all income Tax Returns of PBHC and its Subsidiaries for any Taxable Period (or portion thereof) ending on or before the Closing Date (the “Pre-Closing Tax Period”), which are filed after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with the prior practices of PBHC and each of its Subsidiaries unless otherwise required by applicable Law. Such Tax Returns shall be submitted by the PBHC Shareholder Representative to CenterState (together with applicable schedules and statements) at least 45 days prior to the due date (taking into account any extensions) of such Tax Return. If CenterState objects to any item on any such Tax Return, it shall, within 30 days after delivery of such Tax Return, notify the PBHC Shareholder Representative in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, the parties shall cooperate in good faith and use their reasonable efforts to resolve such items. If CenterState and the PBHC Shareholder Representative are unable to reach an agreement within 10 days after receipt by the PBHC Shareholder Representative of such Notice of Objection, the disputed items shall be resolved by the Tax Referee, who shall resolve such dispute within 20 days and the Tax Return shall be filed to reflect the Tax Referee’s resolution, which shall be final, conclusive and binding on the parties. Each party shall be responsible for its respective fees and expenses associated with any dispute, and the costs associated with any Tax Referee shall be paid equally by CenterState, on the one hand, and the PBHC Shareholder Representative, on the other hand (who may utilize the funds described in Section 6.15(f)) for such purpose. CenterState shall prepare and timely file, or cause to be prepared and timely filed, all non-income Tax Returns for the Pre-Closing Tax Period, which are filed after the Closing Date.

(b) Payment of Taxes. The PBHC shareholders shall remain responsible for timely payment of any and all income Taxes attributable to the Pre-Closing Tax Period that ends on the Closing Date (the “Pre-Closing Period”). Notwithstanding any other provision of this Agreement, CenterState shall have no obligation (as successor or otherwise) for any income Taxes attributable to the Pre-Closing Period.

(c) Cooperation. The Parties will provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any Tax Return, in determining a liability or right of refund, or in conducting any audit or other proceeding, in respect of Taxes attributable to the Pre-Closing Period. CenterState shall provide prompt written notice to the PBHC Shareholder Representative of any audit or examination of a Pre-Closing Tax Period that may give rise to a Tax liability for the PBHC shareholders. CenterState shall permit the PBHC Shareholder Representative to participate, at the expense of the PBHC Shareholder Representative, in such audit or examination and shall make available relevant documents in connection therewith. Prior to any settlement or compromise of any audit or examination of Pre-Closing Tax Period, the PBHC Shareholder Representative shall be permitted to provide written comments on the proposed settlement or compromise which CenterState shall reasonably consider in good faith. The PBHC Shareholder Representative shall have the right in its sole judgement to approve any settlement based upon the outcome of any audit or examination as long as any such settlement does not adversely affect CenterState or cause CenterState to incur any amounts for the Tax liability of the PBHC shareholders.

(d) Distribution for Taxes. PBHC will remain an S corporation under the Code until the Closing Date. PBHC will be permitted to make a distribution to its shareholders for the 2016 calendar tax year up to 40% of PBHC’s taxable income as reflected on its 2016 U.S. Income Tax Return for an S corporation (Form 1120S). No tax distribution will be made for the 2017 tax year.

(e) Section 338(h)(10) Election. CenterState shall not make an election with respect to PBHC pursuant to Section 338(h)(10) of the Code without the prior written consent of PBHC.

(f) PBHC Shareholder Representative Fund. Prior to the Closing, PBHC will establish a fund from its earnings in the amount of $50,000 to be used by the PBHC Shareholder Representative for the sole purpose of covering any out-of-pocket expenses incurred the PBHC Shareholder Representative in connection with the matters contemplated in this Section 6.15. On the third anniversary of the Effective Time, the PBHC Shareholder Representative will return any unused portion of such fund to CenterState. The foregoing $50,000 fund shall be maintained in an account at CenterState Bank, N.A. and shall include a provision for the automatic transfer of the ownership of the remaining proceeds in such account to CenterState on the third anniversary of the Effective Time.

6.16 Failure to Fulfill Conditions. In the event that either Party determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify the other Party.

6.17 3020 Azeele, Inc. PBHC and the Bank shall use their commercially reasonable efforts to cause 3020 Azeele, Inc. to cause the sale of the real property that is the subject of the certain Lease Agreement With Option to Purchase dated April 25, 2001 between 3020 Azeele, Inc. and Lifepath Hospice and Palliative Care, Inc. (the “Azeele Agreement”) to be transferred to Lifepath Hospice and Palliative Care, Inc. as soon as practicable following the date of this Agreement subject to and in accordance with the terms of the Azeele Agreement or, if such transfer cannot be effected prior to the closing, then PBHC and the Bank shall use their commercially reasonable efforts to cause at least a majority of the outstanding equity securities of 3020 Azeele, Inc. to be transferred to PBHC for a nominal amount of consideration.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, written waiver by each of PBHC and CenterState, at or prior to the Closing Date, of the following conditions:

(a) Shareholder Approval. The PBHC Shareholder Approval shall have been obtained.

(b) Nasdaq Listing. The shares of CenterState Common Stock to be issued in exchange for PBHC Common Stock in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c) Form S-4. The Form S-4, shall have become effective under the Securities Act and no stop order suspending the effectiveness of such registration pursuant to Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement shall be in effect.

(e) Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement in the manner provided herein, including the Merger and the Bank Merger, shall have been obtained without the imposition of a Materially Burdensome Regulatory Condition, and such Regulatory Approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

(f) Tax Opinion. Hacker, Johnson & Smith, PA shall have issued its written opinion, in form reasonably satisfactory to the Parties and addressed to the Parties (the “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) the exchange in the Merger of PBHC Common Stock for CenterState Common Stock will not give rise to gain or loss to the shareholders of PBHC with respect to such exchange (except to the extent of any cash received), (iii) the holding period for the shares of CenterState Common Stock received in the Merger will include the holding period for the shares of PBHC Common Stock exchanged therefor, (iv) the basis in the shares of CenterState Common Stock received in the Merger will consist of the basis for the shares of PBHC Common Stock in exchange therefor (reduced by an amount of any cash received), and (v) neither PBHC nor CenterState will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code). Officers of each Party shall execute and deliver to Hacker, Johnson & Smith, PA certificates containing appropriate representations reasonably satisfactory in form and substance to such firm at such time or times as may be reasonably requested by such firm in connection with its delivery of such Tax Opinion. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of PBHC and CenterState.

(g) Consents and Approvals. Each Party shall have obtained any and all consents, approvals, authorizations, clearances, exemptions, waivers or similar affirmation required for consummation of the Merger or for the preventing of any default under any contract, agreement or permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions provided for in this Agreement shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

7.2 Conditions to Obligations of CenterState. The obligation of CenterState to effect the Merger is also subject to the satisfaction or, to the extent permitted by law, written waiver by CenterState, at or prior to the Closing Date, of the following conditions:

(a) Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Governmental Agency which, in connection with the grant of any Consent by any Governmental Agency, imposes in the reasonable judgment of CenterState, any material adverse requirement upon CenterState or any of its subsidiaries, including without limitation any requirement that CenterState sell or dispose of any significant amount of assets of PBHC, the Bank and their respective subsidiaries.

(b) Representations and Warranties. The representations and warranties of PBHC set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects as of the Closing Date; provided, however, that (A) the representations and warranties in Sections 3.1(b) (Capitalization) regarding the number of outstanding shares of PBHC Common Stock and the equity based awards outstanding shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, and (B) the representations and warranties in Sections 3.1(e) (Absence of Changes), 3.1(f) (Tax Matters) and 3.1(bb) (Representations Not Misleading) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time. CenterState shall have received a certificate signed on behalf of PBHC by the Chief Executive Officer or the Chief Financial Officer of PBHC to the foregoing effect.

(c) Performance of Obligations of PBHC. PBHC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CenterState shall have received a certificate signed on behalf of PBHC by the Chief Executive Officer or the Chief Financial Officer of PBHC to such effect.

(d) Dissenting Shares. Dissenting Shares shall be less than five percent (5%) of the issued and outstanding PBHC Common Stock.

(e) No PBHC Material Adverse Effect. Since the date of this Agreement (i) no event shall have occurred which has resulted in a Material Adverse Effect on PBHC, and (ii) no condition, event, fact, circumstance or other occurrence shall have occurred that is reasonably expected to have or result in a Material Adverse Effect on PBHC.

(f) Employee Agreements. The Employment Agreements between CenterState Bank, N.A. and each of the Bank employees that were signed as of the date of this Agreement (collectively, the “Employee Agreements”) shall continue to be in full force and effect on and after the Effective Time in accordance with their respective terms.

(g) Matters Relating to 280G Taxes. CenterState shall be satisfied in its reasonable discretion, either through mutually agreeable pre-closing amendments or otherwise, that PBHC shall have taken any and all reasonably necessary steps such that the Merger will not trigger any “excess parachute payment” (as defined in Section 280G of the Code) under any change in control agreements, salary continuation agreements, employment agreements, benefit plans, or similar arrangements between PBHC and/or the Bank and any officers, directors, or employees thereof.

(h) Matters Relating to Compensation Matters. All change in control agreements, salary continuation agreements, severance agreements, employment agreements, and similar compensation agreement between PBHC and/or the Bank and any officer, director or employee shall be amended or terminated as of the Effective Time.

(i) PBHC 401(k) Plan. CenterState shall have received such evidence and documentation as it shall have reasonably requested to establish that PBHC and/or the Bank has effectuated the termination of their 401(k) Plan effective as of the Effective Time.

7.3 Conditions to Obligations of PBHC. The obligation of PBHC to effect the Merger is also subject to the satisfaction or waiver by PBHC at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of CenterState set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); except to the extent that such representations and warranties are qualified by the terms “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date; provided, however, that the representations and warranties in Section 4.1(b) (Capitalization) regarding the number of outstanding shares of PBHC Common Stock and the equity based awards outstanding, and Sections 4.9 (CenterState Information), 4.12 (Representations Not Misleading) and 4.13 (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time. PBHC shall have received a certificate signed on behalf of CenterState by the Chief Executive Officer or the Chief Financial Officer of CenterState to the foregoing effect.

(b) Performance of Obligations of CenterState. CenterState shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and PBHC shall have received a certificate signed on behalf of CenterState by the Chief Executive Officer or the Chief Financial Officer of CenterState to such effect.

(c) Execution of Agreements. CenterState shall have executed and delivered the Employee Agreements.

(d) No CenterState Material Adverse Effect. Since the date of this Agreement (i) no event shall have occurred which has resulted in a Material Adverse Effect on PBHC, and (ii) no condition, event, fact, circumstance or other occurrence shall have occurred that is reasonably expected to have or result in a Material Adverse Effect on CenterState.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination.

(a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after the PBHC Shareholder Approval:

(i) by mutual consent of PBHC and CenterState in a written instrument authorized by the Board of Directors of each of PBHC and CenterState;

(ii) by either PBHC or CenterState, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger;

(iii) by either PBHC or CenterState, if the Merger shall not have been consummated on or before 210 days following the date of this Agreement, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;

(iv) by either PBHC or CenterState (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of PBHC, in the case of a termination by CenterState, or CenterState, in the case of a termination by PBHC, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a) or 7.2(b) (in the case of a termination by CenterState) or 7.3(a) or Section 7.3(b) (in the case of a termination by PBHC), and which is not cured within twenty (20) days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period;

(v) by CenterState if (i) the Board of Directors of PBHC (or any committee thereof) shall have failed to make the PBHC Board Recommendation or shall have made a Change in Recommendation, or (ii) PBHC shall have materially breached any of the provisions set forth in Section 6.7, which breach shall not have been cured within five (5) Business Days of such breach;

(vi) by PBHC prior to obtaining the PBHC Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.7; provided, however, that PBHC has (i) not materially breached the provisions of Section 6.7 which breach shall not have been cured within five (5) Business Days of such breach;, and (ii) complied with its payment obligation under Section 8.4(a); and

(vii) by either PBHC or CenterState, if the provisions of Section 8.1(a)(v) are not applicable and the shareholders of PBHC fail to provide the PBHC Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof.

(viii) By the Board of Directors of PBHC, if the PBHC Board of Directors so determines at any time during the five (5) day period commencing prior to the Determination Date, if, and only if, both of the following conditions are satisfied:

(a) the number obtained by dividing the Average Closing Price by the Initial CenterState Market Price (the “CenterState Ratio”) is less than 0.825; and

(b) the CenterState Ratio is less than the number obtained by (1) dividing the Final Index Price by the Initial Index Price (the “Index Ratio”) and (2) subtracting 0.175 from such quotient, subject, however, to the following three sentences:

If PBHC elects to exercise its termination right under this Section 8.1(a)(viii), it shall give prompt written notice thereof to CenterState. Within five (5) Business Days following its receipt of such notice, CenterState shall have the option to increase the Per Share Cash Consideration to equal the lesser of:

(x) the product of the Average Closing Price and an amount equal to: (1) the quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of (A) the Per Share Stock Consideration (as then in effect) and (B) the Index Ratio minus 0.175, and the denominator of which is equal to the CenterState Ratio, less (2) the Per Share Stock Consideration (as then in effect), or

(y) the product of the Average Closing Price and an amount equal to (1) the quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of: (A) the Per Share Stock Consideration (as then in effect), the Initial CenterState Market Price and (B) 0.825, and the denominator of which is equal to the Average Closing Price, less (2) the Per Share Stock Consideration (as then in effect).

If CenterState so elects, it shall give written notice to PBHC of such election and the amount of increase in the per share Merger Consideration within the five (5) Business Day period following its receipt of notice of termination from PBHC, whereupon no termination shall have occurred pursuant to this Section 8.1(a)(viii) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Per Share Cash Consideration and the corresponding total Merger Consideration shall have been so modified).

(ix) By the Board of Directors of CenterState, if the CenterState Board of Directors so determines at any time during the five (5) Business Day period commencing prior to the Determination Date, if, and only if, both of the following conditions are satisfied:

(a) the CenterState Ratio is greater than 1.175; and

(b) the CenterState Ratio is greater than the number obtained by adding 0.175 to the Index Ratio, subject, however, to the following four sentences.

If CenterState elects to exercise its rights under this Section 8.1(a)(ix), it shall give prompt written notice thereof to PBHC. Within five (5) Business Days following the delivery of such notice, PBHC shall have the option to accept a reduction in the Per Share Stock Consideration to equal the higher of:

(x) the quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of (x) the Per Share Stock Consideration (as then in effect) and (y) the Index Ratio plus 0.175, and the denominator of which is equal to the CenterState Ratio, or

(y) the quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the Per Share Stock Consideration (as then in effect), the Initial CenterState Market Price and 1.175, and the denominator of which is the Average Closing Price.

If PBHC so elects, it shall give written notice to CenterState of such election to proceed with the Merger by accepting the reduction in the Per Share Stock Consideration within the five (5) Business Day period following its delivery of notice of termination to PBHC, whereupon no termination shall have occurred pursuant to this Section 8.1(a)(ix) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Per Share Stock Consideration and the corresponding total Merger Consideration shall have been so modified).

Notwithstanding the foregoing, CenterState will not have the right to terminate this Agreement pursuant to this Section 8.1(ix) if there is an announcement of an Acquisition Proposal for CenterState or any of its Significant Subsidiaries between the date of this Agreement and the Determination Date and, following such announcement, the CenterState Ratio increases to an amount in excess of 1.175.

As used herein, the following terms shall have the indicated meanings:

“Average Closing Price” shall mean the average closing price of CenterState Common Stock as reported on the NASDAQ Stock Market for the ten (10) consecutive trading days ending on the Trading Day immediately prior to the Determination Date.

“Determination Date” means the later of (i) the date on which the last required Regulatory Approval is obtained without regard to any requisite waiting period or (ii) the date on which the PBHCs Shareholder Approval is obtained.

“Final Index Price” shall mean the average of the Index Prices for the ten (10) Trading Days ending on the Trading Day immediately prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index (Symbol: BANK).

“Index Price” shall mean the closing price of the Index Group on any applicable Trading Day.

“Initial Index Price” shall mean 3,019.48.

“Initial CenterState Market Price” shall mean $18.08.

“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 pm (Eastern Time).

If CenterState declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, then the prices for the CenterState Common Stock shall be appropriately adjusted for the purposes of applying Section 1.4 and this Section 8.1.

(x) by CenterState within forty-five (45) days after the date of this Agreement if it has not received from PBHC such environmental investigations, examinations, reports and assessments in connection with the real estate owned by 3020 Azeele, Inc. that are satisfactory to CenteState in its sole discretion; provided that CenterState shall not have this termination right if PBHC and the Bank agree that they will not cause the outstanding equity securities of 3020 Azeele, Inc. to be transferred to PBHC as contemplated by Section 6.17 in this Agreement.

8.2 Effect of Termination. In the event of termination of this Agreement by either PBHC or CenterState as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of PBHC, CenterState, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement; provided, however, that (i) this Section 8.2 and Sections 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

8.3 Fees and Expenses. Except as provided in Section 8.4 and with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by PBHC, and all filing and other fees in connection with any filing with the SEC relating to the Merger, which shall be borne by CenterState, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated, provided that nothing contained herein shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful and material breach of any provision of this Agreement. Notwithstanding the foregoing, if any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought by a Party against the other Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the other Party, in addition to any other relief to which such prevailing Party may be entitled.

8.4 Termination Fees.

(a) In recognition of the efforts, expenses and other opportunities foregone by CenterState while structuring and pursuing the Merger, if this Agreement is terminated pursuant to Section 8.1(a)(v) or Section 8.1(a)(vi), then (i) in the case of termination under Section 8.1(a)(v), PBHC shall, within three (3) Business Days after such termination, pay CenterState an amount equal to $4,100,000, and (ii) in the case of a termination under Section 8.1(a)(vi), PBHC shall, simultaneously with such termination and as a condition thereof, pay CenterState an amount equal to $4,100,000, in each case by wire transfer of same-day funds (the applicable amount to be paid pursuant to the immediately preceding clauses (i) and (ii) being the “PBHC Termination Fee”).

(b) If this Agreement is terminated by either Party under Section 8.1(a)(vii), and prior thereto there has been publicly announced an Acquisition Proposal, then if within twelve (12) months of such termination PBHC or the Bank either (i) enters into a definitive agreement with respect to an Acquisition Proposal or (ii) consummates an Acquisition Proposal, PBHC shall, within three (3) Business Days after the first to occur of the foregoing, pay CenterState the PBHC Termination Fee set forth in Section 8.4(a)(i) by wire transfer of same-day funds. For purposes of the immediately preceding clauses (i) and (ii), the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

(c) Notwithstanding anything to the contrary in this Agreement, other than in the case of a willful and material breach of this Agreement the payment of the PBHC Termination Fee pursuant to this Section 8.4 shall fully discharge PBHC from, and be the sole and exclusive remedy of the other Party with respect to, any and all losses that may be suffered by such other Party based upon, resulting from or arising out of the circumstances giving rise to such termination of this Agreement. In no event shall PBHC be required to pay the PBHC Termination Fee on more than one occasion.

(d) The Parties agree that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.

8.5 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of PBHC; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of PBHC, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.6 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement on the part of the other Party or (c) waive compliance with any of the agreements or conditions contained in this Agreement on the part of the Party. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Winter Haven, Florida time, at the offices of CenterState, on a date no later than the first day of the calendar month immediately following the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at such time), unless another time or date is determined by mutual agreement of the Parties (the “Closing Date”); provided, however, that the Closing Date shall occur no earlier than April 1, 2017.

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement other than this Section 9.2 shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, including, without limitation, the agreements contained in Sections 6.4, 6.5, 6.6, 6.15 and 9.8.

9.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to CenterState, to:

CenterState Banks, Inc.

1101 First Street South

Winter Haven, Florida 33880

Attn: Mr. John C. Corbett

Fax: (863) 419-7798

with a copy (which shall not constitute notice to CenterState) to:

Smith Mackinnon, PA

255 South Orange Avenue, Suite 1200

Orlando, Florida 32801

Attn: John P. Greeley, Esq.

Fax: (407) 843-2448

(b)	if to PBHC, to:

Platinum Bank Holding Company

802 West Lumsden Road Brandon, Florida 33511

Attn: Mr. Jerry M. Kyle

Fax: (813) 651-9434

with a copy (which shall not constitute notice to PBHC) to:

Shutts & Bowen, LLP

300 South Orange Avenue, Suite 1000

Orlando, Florida 32801

Attn: Rod Jones, Esq.

Fax:(407) 425-8316

9.4 Interpretation.

(a) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The word “or” as used in this Agreement shall not be exclusive.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any statute or to any provision of any statute shall include any amendment to, and any modification or re-enactment thereof, and all regulations and statutory instruments issued thereunder or pursuant thereto.

(f) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(g) If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5 Counterparts. This Agreement may be executed and delivered in two or more counterparts (including delivery by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction.

9.8 Publicity. Neither PBHC nor CenterState shall, and neither PBHC nor CenterState shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of CenterState, in the case of a proposed announcement or statement by PBHC, or PBHC, in the case of a proposed announcement or statement by CenterState; provided, however, that either Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of the Nasdaq.

9.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Any purported assignment in contravention hereof shall be null and void. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except (a) for Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, (b) for Section 6.15 which is intended to be enforceable by the PBHC Shareholder Representative, or (c) as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties hereto any rights or remedies under this Agreement.

9.10 Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

9.11 Disclosure Schedule. Before entry into this Agreement, each Party has delivered to the other party a schedule (each a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties of the disclosing Party contained in Article III or Article IV, as applicable; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance. For purposes of this Agreement, “Previously Disclosed” or “previously disclosed” means information set forth by a Party in the applicable paragraph of its Disclosure Schedule or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

ARTICLE X

DEFINITIONS

10.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Affiliate” of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (ii) any director, partner or executive officer of such Person or, for any Person that is a limited liability company, any manager or managing member thereof. For purposes of this definition, “control” (and its derivatives) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.

“Benefit Plan” shall mean any “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), and any other employee benefit plan, policy, or agreement, whether or not covered by ERISA, and any pension, retirement, profit-sharing, deferred compensation, equity compensation, employment, stock purchase, gross-up, retention, incentive compensation, employee stock ownership, severance, vacation, bonus, or deferred compensation plan, policy, or arrangement, any medical, vision, dental, or other written health plan, any life insurance plan, fringe benefit plan, and any other employee program or agreement, whether formal or informal, that is entered into, maintained by, sponsored in whole or in part by, or contributed to by the Company or any Subsidiaries thereof, or under which PBHC or any of its Subsidiaries could have any obligation or Liability, whether actual or contingent, with respect to any employee of PBHC or any of its Subsidiaries.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended, and rules and regulations thereunder.

“Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday, excluding federal holidays, on which CenterState Bank of Florida, N.A. is open for carrying on substantially all of its business functions.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, note, bond, license, mortgage, deed of trust or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets or business.

“Default” shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order, or Permit.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common Law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material, including all requirements for permits, licenses and other authorizations that may be required.

“ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Internal Revenue Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Internal Revenue Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Internal Revenue Code or the regulations under Section 414(o) of the Internal Revenue Code) with such Person.

“ERISA Plan” shall mean any Benefit Plan that is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, amended, and the rules and regulations thereunder.

“Facilities” shall mean all buildings and improvements on the Property of any Person.

“FBCA” shall mean the Florida Business Corporation Act.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“Financial Statements” shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of a Party and its Subsidiaries as of June 30, 2016, and as of December 31, 2014 and 2015, and the related consolidated statements of operations, cash flows (as to annual financial statements only), and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) for the six months ended June 30, 2016 and for each of the years ended December 31, 2013, 2014 and 2015, as delivered by such party to the other Party or as filed or to be filed by such Party in its SEC Reports, and (ii) the consolidated balance sheets of such Party and its Subsidiaries (including related notes and schedules, if any), and related statements of operations, cash flows (as to annual financial statements only), and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) filed with respect to periods ended subsequent to June 30, 2016.

“GAAP” means U.S. generally accepted accounting principles.

“Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

“Intellectual Property” shall mean (i) any patents, copyrights, trademarks, service marks, maskworks or similar rights throughout the world, and applications or registrations for any of the foregoing, (ii) any proprietary interest, whether registered or unregistered, in know-how, copyrights, trade secrets, database rights, data in databases, website content, inventions, invention disclosures or applications, software (including source and object code), operating and manufacturing procedures, designs, specifications and the like, (iii) any proprietary interest in any similar intangible asset of a technical, scientific or creative nature, including slogans, logos and the like and (iv) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations thereunder.

“Internal Revenue Service” or “IRS” shall mean the Internal Revenue Service.

“Knowledge” of any Party or “known to” a Party and any other phrases of similar import means, with respect to any matter in question relating to a Party, if any of the Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or General Counsel of such Party have actual knowledge of such matter, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.

“Law” shall mean any code, law (including any rule of common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include claims of entitlement under any Benefit Plans that are made or received in the ordinary course of business.

“Material Adverse Effect” means, with respect to CenterState or PBHC, as the case may be, any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Entities of general applicability to companies in the industry in which such Party and its Subsidiaries operate, (C) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the industry in which such Party and its Subsidiaries operate, or (D) the public disclosure of this Agreement or the transactions contemplated hereby, except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate; or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such Party to timely consummate the transactions contemplated by this Agreement or to perform its agreements or covenants hereunder.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Authority.

“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, charter, bylaws or other similar governing instruments, in each case as amended as of the date specified, of any Person.

“PBHC Shareholder Representative” shall mean Lawrence M. Heard, Jerry M. Kyle and Joseph M. Williams, acting by majority vote.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, or permit from Governmental Authorities that are required for the operation of the businesses of a Person or its Subsidiaries.

“Permitted Liens” shall mean (i) Liens for current Taxes and assessment not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) landlord’s, mechanics’, workmen’s, repairman’s, warehousemen’s, carrier’s and similar Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, or (iii) restrictions on transfers under applicable securities Laws, (iv) statutory Liens for amounts not yet delinquent, and (v) Liens, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

“Person” means an individual, bank, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Pre-Closing Period” shall have the meaning as set forth in Section 6.15(b).

“Pre-Closing Tax Period” shall have the meaning as set forth in Section 6.15(a).

“Property” shall mean all real property leased or owned by any Person and its Subsidiaries, either currently or in the past.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the OCC, the FDIC, the Florida Office of Financial Regulation, the Consumer Financial Protection Bureau, the Internal Revenue Service, all federal and state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, FINRA, and the SEC (including, in each case, the staff thereof).

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative of a Person.

“SEC Reports” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the Trust Indenture Act of 1939, each as amended, state securities and “Blue Sky” Laws, including in each case the rules and regulations thereunder.

“Subsidiary,” when used with respect to either Party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under GAAP.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, including assessments for unclaimed property, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, or any amount in respect of unclaimed property or escheat, imposed by or required to be paid or withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.

“Tax Referee” means a nationally recognized firm of independent certified public accountants selected by CenterState and the PBHC Shareholder Representative (or, if CenterState and the PBHC Shareholder Representative cannot agree on such firm, they shall cause their respective selected accounting firms to select a firm).

“Tax Return” shall mean any report, return, information return, or other information provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax return.

“Taxable Period” shall mean any period prescribed by any Taxing Authority.

“Taxing Authority” shall mean any federal, state, local, municipal, foreign, or other Governmental Authority, instrumentality, commission, board or body having jurisdiction over the Parties to impose or collect any Tax.

“Technology Systems” shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third-party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property used by the Company.

(b) The terms set forth below shall have the means ascribed thereto in the referenced sections:

Definition	Section

Acquisition Proposal	6.7(e)
Agreement	Preamble
Articles of Merger	1.2
Average Closing Price	8.1(a)(ix)
Bank	1.8
Bank Merger	1.8
Bank Merger Agreement	1.8
Bankruptcy and Equity Exception	3.1(c)(i)
Cancelled Shares	1.4(c)
CenterState	Preamble
CenterState Bank of Florida, N.A.	1.8
CenterState Bylaws	4.1(b)
CenterState Charter	4.1(b)
CenterState Common Stock	1.4(a)
CenterState Ratio	8.1(a)(viii)
CenterState Regulatory Agreement	4.7(b)
CenterState SEC Reports	4.5(b)
CenterState Termination Fee	8.4(c)
Certificate	1.4(f)
Change in Recommendation	6.7(c)
Claim	6.6(a)
Closing	9.1
Closing Date	9.1
Code	2.2(d)
Company	3.1
Company Regulatory Agreement	3.1(h)(v)
Confidentiality Agreement	6.2(e)
Covered Employees	6.5(a)

Definition	Section
CRA	3.1(q)
D&O Insurance	6.6(c)
Determination Date	8.1(a)(ix)
Determination Period	8.1(a)
Director Restrictive Covenant Agreements	7.2(f)
Disclosure Schedule	9.11
Dissenting Shares	1.4(d)
DPC Common Shares	1.4(c)
Effective Time	1.2
Employee Agreements	7.2(e)
Environmental Survey	6.15(a)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchangeable Shares	1.4(b)
FBCA	1.1
Federal Reserve Board or FRB	3.1(c)(iii)
FDIC	3.1(c)(iii)
FHLB	3.1(b)(iii)
FOFR	3.1(c)(iii)
Final Index Price	8.1(a)(ix)
Form S-4	3.1(c)(iii)
FRB	3.1(c)(iii)
FBCA	1.1
Governmental Authority	3.1(c)(iii)
Governmental Entity	3.1(c)(iii)
Indemnified Parties	6.6(a)
Index Group	8.1(a)(viii)
Index Price	8.1(a)(ix)
Initial CenterState Market Price	8.1(a)(ix)
Initial Index Price	8.1(a)(ix)
IIPI	3.1(r)(i)
Letter of Transmittal	2.2(a)
Liens	3.1(b)(iii)
Material Defect	6.15(d)
Material Defect Notice	6.15(b)
Materially Burdensome Regulatory Condition	6.1(f)
Maximum D&O Tail Premium	6.6(c)
Merger	Recitals
Merger Consideration	1.4(b)
Nasdaq	3.1(c)(iii)
OCC	3.1(c)(iii)
Option Exchange Payment	1.5
Party or Parties	Preamble
PBHC	Preamble
PBHC Benefit Plans	6.5(e)
PBHC Board Confidential Matters	6.2(d)
PBHC Board Recommendation	6.3
PBHC Bylaws	3.1(a)(ii)
PBHC Charter	3.1(a)(ii)
PBHC Common Stock	1.4(b)
PBHC Confidential Information	6.7(a)

Definition	Section
PBHC Entities	1.8
PBHC Individuals	6.7(a)
PBHC Latest Balance Sheet	3.1(d)(ii)
PBHC Representatives	6.7(a)
PBHC Shareholder Approval	3.1(c)(i)
PBHC Shareholder Meeting	6.3
PBHC Shareholder Meeting Notice Date	6.3
PBHC Stock Option	1.5(a)
PBHC Stock Plans	1.5(a)
PBHC Termination Fee	8.4(a)
Per Share Cash Consideration	1.4(b)
Per Share Stock Consideration	1.4(b)
Person	3.1(b)(iii)
Previously Disclosed	9.11
Program	6.5(g)
Property Examination	6.15(a)
Proxy Statement	3.1(c)(iii)
PTO	6.5(g)
Raymond James	4.11
Real Property	6.15(a)
Regulatory Approvals	3.1(c)(iii)
Requisite Regulatory Approvals	7.1(e)
Rights	3.1(b)(i)
Sarbanes-Oxley Act	4.5(b)
SEC	3.1(c)(iii)
SRO	3.1(c)(iii)
Superior Proposal	6.7(e)
Surviving Bank	1.8
Surviving Company	Recitals
Tax Opinion	7.1(f)
Takeover Laws	3.1(v)
Trading Day	8.1(a)(ix)
Trust Account Common Shares	1.4(c)
Voting Agreement	Recitals
Voting Debt	3.1(b)(i)

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, CenterState and PBHC have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CENTERSTATE BANKS, INC.

By:	/s/ John C. Corbett
John C. Corbett
President and Chief Executive Officer

PLATINUM BANK HOLDING COMPANY

By:	/s/ Jerry M. Kyle
Jerry M. Kyle
President and Chief Executive Officer

EXHIBIT A

SHAREHOLDER VOTING AGREEMENT

This Shareholder Voting Agreement (this “Agreement”) is entered into as of the 17th day of October, 2016, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and the undersigned holder (“Shareholder”) of Common Stock (as defined herein).

RECITALS

WHEREAS, as of the date hereof, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of voting common stock, $5.00 par value per share (the “Common Stock”), of Platinum Bank Holding Company (“PBHC”), indicated on the signature page of this Agreement under the heading “Total Number of Shares of Common Stock Subject to this Agreement” (such shares of Common Stock, together with any other shares of Common Stock which are acquired by Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Shares”);

WHEREAS, CenterState and PBHC propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; for purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, PBHC will merge with and into CenterState (the “Merger”); and

WHEREAS, as a condition to the willingness of CenterState to enter into the Merger Agreement, Shareholder is executing this Agreement;

NOW, THEREFORE, in consideration of, and as a material inducement to, CenterState entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by CenterState in connection therewith, Shareholder and CenterState, intending to be legally bound, hereby agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of Shareholders of PBHC, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by CenterState, Shareholder shall:

(a) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, all the Shares as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including, without limitation, any amendments or modifications of the terms thereof adopted in accordance with the terms thereof); (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of PBHC contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of PBHC, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

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2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares; provided, however, that the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; and (d) such transfers as CenterState may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with CenterState as follows:

(a) Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b) This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by CenterState, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.

(c) The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, limited liability company, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d) Shareholder is the beneficial owner of the Shares. Shareholder does not own, of record or beneficially, any shares of capital stock of PBHC other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any PBHC Stock Options. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto.

4. No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of PBHC, shall not, nor shall Shareholder in such capacity authorize any shareholder, member, partner, officer, director, advisor or representative of Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to not permit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than CenterState) any information or data with respect to PBHC or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger and the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of PBHC’s shareholders with respect to an Acquisition Proposal. For avoidance of doubt, the parties acknowledge and agree that nothing in

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this Agreement shall limit or restrict Shareholder or any of his, her or its affiliates who is or becomes during the term hereof a member of the Board of Directors or an officer of PBHC or any of its Subsidiaries from acting, omitting to act or refraining from taking any action, solely in such person’s capacity as a member of the Board of Directors or as an officer of PBHC (or as an officer or director of any of its Subsidiaries) consistent with his or her fiduciary duties in such capacity under applicable law.

5. Irrevocable Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, Shareholder does hereby appoint CenterState with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of PBHC, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of PBHC taken by written consent. Notwithstanding the foregoing, the holder of such proxy shall not exercise such proxy on any matter other than as set forth in Section 1. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

6. Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of CenterState to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to CenterState if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, CenterState will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that CenterState has an adequate remedy at law. In addition, CenterState shall have the right to inform any third party that CenterState reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of CenterState hereunder, and that participation by any such thirty party with Shareholder in activities in violation of Shareholder’s agreement with CenterState set forth in this Agreement may give rise to claims by CenterState against such third party. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the Party against which such action or proceeding is brought, in addition to any other relief to which such prevailing Party may be entitled.

7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon: (i) termination of the Merger Agreement, or (ii) the consummation of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provision hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

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10. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of PBHC, and it shall not apply in any manner to Shareholder in any capacity as a director, officer or employee of PBHC or in any other capacity.

11. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction.

12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13. Waiver of Appraisal Rights; Further Assurances. To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or to demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CenterState, PBHC or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger. From time to time prior to the termination of this Agreement, at CenterState’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

14. Disclosure. Shareholder hereby permits CenterState to publish and disclose in the Proxy Statement and Form S-4 (including, without limitation, all related documents and schedules filed with the Securities and Exchange Commission) his, her or its identity and ownership of shares of Common Stock and the nature of Shareholder’s commitments, arrangements and understandings pursuant to this Agreement.

15. Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered by facsimile or other electronic transmission.

[Signature page follows.]

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IN WITNESS WHEREOF, CenterState has caused this Agreement to be duly executed, and Shareholder has duly executed this Agreement, all as of the day and year first above written.

CENTERSTATE BANKS, INC.

By:
John C. Corbett
President and Chief Executive Officer

SHAREHOLDER:

Printed Name:

Total Number of Shares of Common Stock Subject
to this Agreement:

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EXHIBIT B

PLAN OF MERGER AND MERGER AGREEMENT

PLATINUM BANK

with and into

CENTERSTATE BANK OF FLORIDA, N.A.

under the charter of

CENTERSTATE BANK OF FLORIDA, N.A.

under the title of

“CENTERSTATE BANK OF FLORIDA, N.A.”

(“Resulting Bank”)

THIS AGREEMENT is made this 17th day of October, 2016, between CenterState Bank of Florida, N.A. (hereinafter referred to as “CenterState Bank of Florida, N.A.” and the “Resulting Bank”), a national banking association, with its main office located at 1101 First Street South, Winter Haven, Florida 33880; and Platinum Bank (hereinafter referred to as the “Bank”), a Florida banking corporation, with its main office located at 802 West Lumsden Road, Brandon, Florida 33511. Collectively, CenterState Bank of Florida, N.A., and the Bank are referred to as the “Banks”.

WHEREAS, at least a majority of the entire Board of Directors of CenterState Bank of Florida, N.A. has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);

WHEREAS, at least a majority of the entire Board of Directors of the Bank has approved this Agreement and authorized its execution in accordance with Florida Statutes §658.42 and the Act; and

WHEREAS, CenterState Banks, Inc., which owns all of the outstanding shares of CenterState Bank of Florida, N.A., and Platinum Bank Holding Company which owns all of the outstanding shares of the Bank, have entered into an Agreement and Plan of Merger (the “Plan of Merger”) which, among other things, contemplates the merger of Platinum Bank Holding Company with and into CenterState Banks, Inc., all subject to the terms and conditions of such Plan of Merger (the “BHC Merger”); and

WHEREAS, the Bank is entering this Agreement to provide for the merger of the Bank with and into CenterState Bank of Florida, N.A., with CenterState Bank of Florida, N.A. being the surviving corporation of such merger transaction subject to, and as soon as practicable following, the closing of the BHC Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement and the closing of the BHC Merger, at the Effective Time (as defined below) and pursuant to the Act, the Bank shall be merged with and into CenterState Bank of Florida, N.A. (the “Merger”). Upon consummation of the Merger, CenterState Bank of Florida, N.A. shall continue its existence as the surviving company and Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of the Bank shall cease. The closing of the Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Merger (such time when the Merger becomes effective, the “Effective Time”).

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SECTION 2

The name of the Resulting Bank shall be “CenterState Bank of Florida, National Association,” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank shall be that of a national banking association. This business shall be conducted by the Resulting Bank at its main office which shall be located at 1101 First Street South, Winter Haven, Florida 33880, as well as all of the banking offices of CenterState Bank, N.A. and the banking offices of the Bank that are acquired in the Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Merger as branch offices of CenterState Bank of Florida, N.A.). The savings accounts of the Resulting Bank will be issued by the Resulting Bank in accordance with the Act.

SECTION 4

Immediately upon the Merger becoming effective, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of CenterState Bank of Florida, N.A. issued and outstanding immediately prior to the Merger becoming effective. Preferred stock shall not be issued by the Resulting Bank.

SECTION 5

All assets of the Bank and the Resulting Bank, as they exist at the effective time of the Merger shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description, of the Bank and the Resulting Bank existing as of the effective time of the Merger, all in accordance with the provisions of the Act.

SECTION 6

CenterState Bank of Florida, N.A. and the Bank shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of CenterState Bank of Florida, N.A. and the Bank at the time the Merger becomes effective.

SECTION 7

At the effective time of the Merger, each outstanding share of common stock of the Bank shall be cancelled with no consideration being paid therefor.

Outstanding certificates representing shares of the common stock of the Bank shall, at the effective time of the Merger, be cancelled.

SECTION 8

Upon the Effective Time, the then outstanding shares of the CenterState Bank of Florida, N.A.’s Common Stock shall continue to remain outstanding shares of CenterState Bank of Florida, N.A.’s Common Stock, all of which shall continue to be owned by CenterState Banks, Inc.

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SECTION 9

The directors of the Resulting Bank following the Effective Time shall consist of those directors of CenterState Bank of Florida, N.A. as of the Effective Time who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of CenterState Bank of Florida, N.A. as of the Effective Time, each of whom shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 10

This Agreement has been approved by CenterState Banks, Inc., which owns all of the outstanding shares of CenterState Bank of Florida, N.A. and by Platinum Bank Holding Company which owns all of the outstanding shares of the Bank.

SECTION 11

This Agreement is also subject to the following terms and conditions:

(a) The BHC Merger shall have closed and become effective.

(b) The OCC shall have approved this Agreement and the Merger and shall have issued all other necessary authorizations and approvals for the Merger, and any statutory waiting period shall have expired.

SECTION 12

Each of the Banks hereby invites and authorizes the OCC to examine each of such bank’s records in connection with the Merger.

SECTION 13

Effective as of the time this Merger shall become effective, the Articles of Association and Bylaws of the Resulting Bank shall consist of the Articles of Association and Bylaws of the Resulting Bank as in effect immediately prior to the time this Merger shall become effective.

SECTION 14

This Agreement shall terminate if and at the time of any termination of the Plan of Merger.

SECTION 15

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or

3

restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent Federal law is applicable hereto, this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Florida without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns.

Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have signed this Plan of Merger and Merger Agreement effective as of the date and year first set forth above.

PLATINUM BANK			CENTERSTATE BANK OF FLORIDA, N.A.

By:			By:
	Jerry M. Kyle			John C. Corbett
	As Its:	President and Chief Executive Officer		As Its:	President and Chief Executive Officer

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EXHIBIT A TO PLAN OF MERGER AND MERGER AGREEMENT

BANKING OFFICES OF THE RESULTING BANK

Main Office:
1101 First Street South
Winter Haven, FL 33880

Branch Offices:
3670 Havendale Boulevard
Auburndale, Florida 33823

1375 North Broadway
Bartow, Florida 33831

10990 U.S. Highway 441 Southeast
Belleview, Florida 34420

1515 North Federal Highway, Suite 100
Boca Raton, Florida 33432

7301 West Palmetto Park Road
Boca Raton, Florida 33433

102 West Robertson Street
Brandon, Florida 33511

12435 Cortez Boulevard
Brooksville, Florida 34613

114 Belt Drive
Bushnell, Florida 33513

205 South W.C. Owen Avenue
Clewiston, Florida 33440

3301 North University Drive, Suite 110
Coral Springs, Florida 33065

500 North Summit Street
Crescent City, Florida 32112

18765 S. Dixie Highway
Cutler Bay, Florida 33157

14045 Seventh Street
Dade City, Florida 33525

100 East Polo Park
Davenport, Florida 33837

42725 Highway 27
Davenport, Florida 33837

909 SE 5th Avenue
Delray Beach, Florida 33483

1 Eastgate Square
East Palatka, Florida 32131

1

15830 U.S. Hwy 441
Eustis, Florida 32726

302 W. Palm Drive
Florida City, Florida 33034

2419 East Commercial Blvd., Suite 102
Ft. Lauderdale, Florida 33408

901 East Las Olas Blvd., Suite 103
Ft. Lauderdale, Florida 33301

5001 Okeechobee Road
Ft. Pierce, Florida 34947

1105 W. Broad Street
Groveland, Florida 34736

36099 U.S. Highway 27
Haines City, Florida 33844

1550 N. Krome Avenue
Homestead, Florida 33030

1750 N.E. 8th Street
Homestead, Florida 33033

28801 SW 157th Avenue
Homestead, Florida 33033

1120 S.R. 20
Interlachen, Florida 32148

1234 King Street
Jacksonville, Florida 32204

2922 Corinthian Avenue
Jacksonville, Florida 32210

7077 Bonneval Road
Jacksonville, Florida 32216

100150 Overseas Highway
Key Largo, Florida 33037

349 W. Oak Street
Kissimmee, Florida 34741

45 Bridge Street
Labelle, Florida 33935

500 South Florida Avenue
Lakeland, Florida 33801

4719 South Florida Avenue
Lakeland, Florida 33803

155 Lake Shore Way
Lake Alfred, Florida 33850

2

300 West Central Avenue
Lake Wales, Florida 33853

4144 Ashton Club Drive
Lake Wales, Florida 33859

903 West North Boulevard
Leesburg, Florida 34748

19990 SW 177th Avenue
Miami, Florida 33187

763 East 3rd Avenue
New Smyrna Beach, Florida 32169

406 East Silver Springs Boulevard
Ocala, Florida 34470

7755 S.W. 65th Avenue
Ocala, Florida 34476

811 N.E. 36th Avenue
Ocala, Florida 34470

4905 N.W. Blichton Road
Ocala, Florida 34482

2100 S. Parrott Avenue
Okeechobee, Florida 34974

945 South Orange Avenue
Orlando, Florida 32806

12285 S. Orange Blossom Trail
Orlando, Florida 32837

10891 N. Military Trail
Palm Beach Gardens, Florida 33410

305 South Wheeler Street
Plant City, Florida 33563

850 Cypress Parkway
Poinciana, Florida 34759

9815 S. U.S. Hwy 1
Port St. Lucie, Florida 34952

25151 South Dixie Highway
Princeton, Florida 33032

2801 Thirteenth Street
St. Cloud, Florida 34769

10101 Bloomingdale Avenue
Riverview, Florida 33578

420 West First Street
Sanford, Florida 32771

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4898 East Irlo Bronson Memorial Highway
St. Cloud, Florida 34771

2400 S.E. Monterey Road, Suite 100
Stuart, Florida 34996

91390 Overseas Highway
Tavernier, Florida 33070

1815 State Road 60 East
Valrico, Florida 33594

855 21st Street
Vero Beach, Florida 32960

7722 State Road 544 East
Winter Haven, Florida 33881

1500 Lee Road
Winter Park, Florida 32789

6930 Gall Boulevard
Zephyrhills, Florida 33542

802 W. Lumsden Road
Brandon, FL 33511

5404 S. Florida Ave,
Lakeland, FL 33813

724 S. Florida Ave,
Lakeland, FL 33801

408 S. MacDill Ave,
Tampa, FL 33609

1804 James L Redman Pkwy,
Plant City, FL 33563

1285 1st Street South,
Winter Haven, FL 33880

2100 Main Street,
Dunedin, FL 34698

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EXHIBIT C

NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is entered into as of the 17th day of October, 2016, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and                                  , an individual resident of the State of Florida (“Director”).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of October 17, 2016 (the “Merger Agreement”) by and between CenterState and Platinum Bank Holding Company, a Florida corporation (“PBHC”), PBHC will merge with and into CenterState (the “Merger”), as a result of which Platinum Bank, a Florida state-chartered bank and wholly owned subsidiary of PBHC (the “Bank”), will merge with and into CenterState Bank of Florida, N.A., a national banking association and wholly owned subsidiary of CenterState (“CenterState Bank, N.A.”);

WHEREAS, Director is a shareholder of PBHC and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of PBHC Common Stock (as defined in the Merger Agreement) held by Director;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of PBHC, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined); and

WHEREAS, as a result of the Merger, CenterState will succeed to all of the Confidential Information and Trade Secrets, for which CenterState, as of the Effective Time (as defined in the Merger Agreement), will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that certain directors of PBHC, including Director, enter into this Agreement;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, CenterState and Director, each intending to be legally bound, covenant and agree as follows:

1. Restrictive Covenants.

(a) Director acknowledges that (i) CenterState has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.

(b) Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with CenterState as follows:

(i) From and after the Effective Time, Director will not disclose or use any Confidential Information or Trade Secret for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose, except for any disclosure that is required by applicable law or court order. In the event that Director is required by law or court order to disclose any Confidential Information, Director will: (i) if and to the extent permitted by such law or court order provide CenterState with prompt notice of such requirement prior to the disclosure so that CenterState may waive the requirements of this Agreement or seek an appropriate protective order at CenterState’s sole expense; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential

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treatment. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.

(ii) Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of CenterState, CenterState Bank, N.A., PBHC or the Bank (each a “Protected Party”), including actively sought prospective customers of any of the Bank as of the Effective Date, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party.

(iii) Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any business which is the same as or essentially the same as the business conducted by any Protected Party and which has an office located within the Restricted Territory.

(iv) For a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party.

(c) For purposes of this Section 1, the following terms shall be defined as set forth below:

(i) “Competitive,” with respect to particular products or services, shall mean products or services that are the same as or similar to the products or services of any Protected Party.

(ii) “Confidential Information” shall mean data and information:

(A) relating to the business of PBHC and its subsidiaries, including the Bank, regardless of whether the data or information constitutes a Trade Secret;

(B) disclosed to Director or of which Director became aware as a consequence of Director’s relationship with PBHC and/or the Bank;

(C) having value to PBHC and/or any of the Bank and, as a result of the consummation of the transactions contemplated by the Merger Agreement, CenterState; and

(D) not generally known to competitors of PBHC or CenterState.

Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from PBHC or CenterState, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.

(iii) “Restricted Territory” shall mean each County in Florida where CenterState Bank, N.A. and/or the Bank operate a banking office at the Effective Time and each County contiguous to each of such Counties.

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(iv) “Trade Secret” shall mean information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:

(A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(d) Director acknowledges that irreparable loss and injury would result to CenterState upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, CenterState may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

2. Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (x) when delivered personally to such party or (y) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 3) or (z) in the case of CenterState only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 2), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 2.

If to CenterState:	CenterState Banks, Inc. 1101 First Street South Winter Haven, Florida 33880 Attn: President and Chief Executive Officer Fax: (863) 419-7788

If to Director:	The address of Director’s principal residence as it appears in PBHC’s records as of the date hereof.

3. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof.

4. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and CenterState. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

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5. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

6. Counterparts. This Agreement may be executed (and delivered via facsimile or other electronic transmission) in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

7. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

8. Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

[Signature page follows.]

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IN WITNESS WHEREOF, Director has executed and delivered this Agreement, and CenterState has caused this Agreement to be executed and delivered, all as of the day and year first above set forth.

CENTERSTATE BANKS, INC.

By:
John C. Corbett
President and Chief Executive Officer

Director:

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Schedule I

For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 3(b)(ii) and (iii) shall not apply to any of the following activities of Director:

1.	The provision of legal services by Director to any person.

2.	The offer and sale of insurance products by Director to any person.

3.	The provision of investment advisory and brokerage services by Director to any person.

4.	The provision of private equity/venture capital financing by Director to any person.

5.	The provision of accounting services by Director to any person.

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EXHIBIT D

CLAIMS LETTER

October 17, 2016

CenterState Banks, Inc.

1101 First Street South

Winter Haven, Florida 33880

Attention: John C. Corbett

Gentlemen:

This letter is delivered pursuant the Agreement and Plan of Merger, dated as of October 17, 2016 (the “Merger Agreement”), by and among Platinum Bank Holding Company (“PBHC”), and CenterState Banks, Inc. (“CenterState”).

Concerning claims which the undersigned may have against PBHC or any of its subsidiaries in my capacity as an officer, director or employee, of PBHC or any of its subsidiaries, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:

1. Definitions. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.

2. Release of Certain Claims.

(a) The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger under the Merger Agreement, each PBHC Entity, and its respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his capacity as an officer, director or employee of any PBHC Entity, has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to CenterState on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.

(b) For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:

(i) any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any PBHC Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and a PBHC Entity, (B) Claims as a depositor under any deposit account with any PBHC Entity, (C) Claims as the holder of any Certificate of Deposit issued by any PBHC Entity, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any PBHC Entity; (E) Claims in his or her capacity of a shareholder of PBHC; and (F) Claims as a holder of any check issued by any other depositor of any PBHC Entity;

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(ii) the Claims excluded in (i) and (ii) of Section 2(a) above;

(iii) any Claims that the undersigned may have under the Merger Agreement;

(iv) any right to indemnification that the undersigned may have under the articles of incorporation or bylaws of any PBHC Entity, under Florida law or the Merger Agreement; or

(v) any rights or Claims listed on Schedule I to this Agreement.

3. Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.

4. Miscellaneous.

a. This letter shall be governed and construed in accordance with the laws of the State of Florida (other than the choice of law provisions thereof).

b. This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and this Release supersedes all prior agreements, arrangement or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.

c. This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.

d. This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of this Release shall not constitute or be construed as the waiver of any other breach of the terms hereof.

e. The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.

f. This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties (other than the failure of CenterState to pay the Merger Consideration under the Merger Agreement).

g. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

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h. IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

i. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this letter occurred or shall occur in Polk County, Florida. Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this letter shall be brought in the courts of record of the State of Florida in Polk County or the United States District Court, Middle District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

Sincerely,

Signature of Officer or Director

Name of Officer or Director

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On behalf of CenterState Banks, Inc., I hereby acknowledge receipt of this letter as of this 17th day of October, 2016.

CENTERSTATE BANKS, INC.

By:
Name:	John C. Corbett
Title:	President and Chief Executive Officer

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Schedule I

Additional Excluded Claims

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Appendix B

October 17, 2016

Board of Directors

Platinum Bank Holding Company

802 West Lumsden Road

Brandon, Florida 33511

Ladies and Gentlemen:

Hovde Group, LLC (“we” or “Hovde”) understand that CenterState Banks, Inc., a Florida corporation (“CenterState”) and Platinum Bank Holding Company, a Florida corporation (“PBHC”) are about to enter into an Agreement and Plan of Merger to be dated on or about October 17, 2016 (the “Agreement”). Pursuant and subject to the terms of the Agreement, CenterState will acquire PBHC pursuant to the merger of PBHC with and into CenterState (the “Merger”), with CenterState being the surviving company in the Merger. Further, pursuant to the Agreement it is contemplated that Platinum Bank (the “Bank”), a Florida state-charted bank and wholly owned first-tier subsidiary of PBHC, shall be merged (the “Bank Merger”) with and into CenterState Bank of Florida, N.A., a national banking association and wholly owned first-tier subsidiary of CenterState (“CenterState Bank, N.A.”), in accordance with the provisions of applicable federal and state banking laws and regulations, and CenterState Bank, N.A. shall be the surviving bank (the “Surviving Bank”). Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement.

Pursuant to and subject to the terms, conditions, and limitations set forth in the Agreement, by virtue of the Merger and without any action on the part of PBHC, CenterState or the holders of any securities thereof, at the Effective Time, and subject to Sections 1.4(c), 1.4(d), 1.4(e), 1.4(f), 8.1(viii), and 8.1(ix) of the Agreement, each share of the common stock, par value $5.00 per share, of PBHC (the “PBHC Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares, but excluding any Cancelled Shares and any Dissenting Shares (collectively, the “Exchangeable Shares,” and each an “Exchangeable Share”), shall be converted, in accordance with the procedures set forth in Article II of the Agreement, into the right to receive (i) 3.7832 shares of CenterState Common Stock (the “Per Share Stock Consideration”), and (ii) a cash amount equal to $7.60 plus any cash dividends payable with respect to shares of the CenterState Common Stock that are payable to CenterState shareholders of record as of any date on or after the Closing Date, regardless of the issuance of certificates for shares of CenterState Common Stock to the former holders of the Exchangeable Shares, and any cash in lieu of fractional shares as specified in Section 2.2(g) of the Agreement (collectively, the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Merger Consideration”).

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the shareholders of PBHC. This opinion addresses only the fairness of the Merger Consideration to be paid in connection with the Merger, and we are not opining on any individual stock, cash, or other components of the consideration.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed a draft of the Agreement dated October 14, 2016, as provided to Hovde by PBHC;

(ii)	reviewed unaudited financial statements for PBHC and CenterState for the nine-month period ended September 30, 2016;

(iii)	reviewed certain historical annual reports of each of PBHC and CenterState, including audited annual reports for the year ending December 31, 2015;

(iv)	reviewed certain historical publicly available business and financial information concerning each of PBHC and CenterState;

(v)	reviewed certain internal financial statements and other financial and operating data concerning of PBHC and CenterState;

(vi)	reviewed financial projections prepared by certain members of senior management of PBHC;

(vii)	discussed with certain members of senior management of PBHC and CenterState, the business, financial condition, results of operations and future prospects of PBHC and CenterState; the history and past and current operations of PBHC and CenterState; PBHC’s and CenterState’s historical financial performance; and their assessment of the rationale for the Merger;

(viii)	reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(ix)	assessed general economic, market and financial conditions;

(x)	reviewed the pro forma impact of the Merger on the combined company’s earnings per share, consolidated capitalization and financial ratios;

(xi)	taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry;

(xii)	reviewed historical market prices and trading volumes of CenterState’s common stock;

(xiii)	reviewed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis; and

(xiv)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed, without independent verification, that the representations and financial and other information included in the Agreement or otherwise provided to us by PBHC or CenterState are true and complete. Hovde has relied upon the management of PBHC as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to Hovde by PBHC, and Hovde assumed such forecasts and projections have been reasonably prepared by PBHC on a basis reflecting the best currently available information and PBHC’s judgments and estimates. We have assumed that such forecasts and projections would be realized in the amounts and at the times contemplated thereby, and we do not in any respect assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by PBHC to rely upon such forecasts and projections and other information and data, including without limitation the projections, and we express no view as to any such forecasts, projections or other information or data, or the bases or assumptions on which they were prepared.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by PBHC or CenterState or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of PBHC and CenterState that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.

We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for PBHC and CenterState are, in the aggregate, adequate to cover such losses, and will be adequate on a pro forma basis for the combined entity. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of PBHC or CenterState, the collateral securing any such assets or liabilities, or the collectability of any such assets and we were not furnished with any such evaluations or appraisals; nor did we review any loan or credit files of PBHC or CenterState.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by PBHC or any other party to the Agreement and that the final Agreement will not differ materially from the draft we reviewed. We have assumed that the Merger will be consummated in compliance with all applicable laws and regulations. PBHC has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on PBHC or CenterState or would have a material adverse effect on the contemplated benefits of the Merger.

Our opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the Merger on PBHC, or its shareholders; (ii) any advice or opinions provided by any other advisor to the Board or PBHC; (iii) any other strategic alternatives that might be available to PBHC; or (iv) whether CenterState has sufficient cash or other sources of funds to enable it to pay the consideration contemplated by the Merger.

Our opinion does not constitute a recommendation to PBHC as to whether or not PBHC should enter into the Agreement or to any shareholders of PBHC as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Merger. Our opinion does not address the underlying business decision to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of PBHC relative to the amount of consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the Merger Consideration is necessarily the highest or best price that could be obtained in a sale, merger, or combination transaction with a third party. We do not express any opinion as to the value of CenterState’s common stock following the announcement of the proposed Merger, or the value of CenterState’s common stock following the consummation of the Merger, or the prices at which shares of CenterState’s common stock may be purchased or sold at any time. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of PBHC or CenterState.

This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the board of directors of PBHC and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of PBHC’s common stock in connection with the Merger if, and only if, this letter is quoted in full or attached as an exhibit to such document, this letter has not been withdrawn prior to the date of such document, and any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such filing is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.

Our opinion is based solely upon the information available to us and described above, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring or information that becomes available after the date hereof.

In arriving at this opinion, Hovde did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. In addition to being retained to render this opinion letter, we were retained by PBHC to act as their financial advisor in connection with the Merger.

In connection with our services, we will receive from PBHC a fairness opinion fee that is contingent upon the issuance of this opinion letter and a completion fee that is contingent upon the consummation of the Merger. PBHC has also agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement. We or our affiliates have been engaged by and/or received compensation from CenterState in the past, and may presently or in the future, seek or receive compensation from CenterState in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to our knowledge none are expected at this time. In the ordinary course of our business as a broker dealer, we may purchase securities from and sell securities to CenterState and their affiliates. We may also trade the securities of CenterState and their affiliates for our own account and the accounts of our customers. Except for the foregoing, during the past two years there have not been, and there are no mutual understandings contemplating in the future, any material relationships between Hovde and PBHC or CenterState.

Based upon and subject to the foregoing review, assumptions and limitations, we are of the opinion, as of the date hereof, that the Merger Consideration to be paid in connection with the Merger is fair to the shareholders of PBHC from a financial point of view.

Sincerely,

HOVDE GROUP, LLC

Appendix C

FLORIDA DISSENTERS’ RIGHTS LAW

607.1301    Appraisal rights; definitions.

— The following definitions apply to ss. 607.1302-607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9)	“Shareholder” means both a record shareholder and a beneficial shareholder.

History. — s. 118, ch. 89-154; s. 21, ch. 2003-283; s. 2, ch. 2005-267.

607.1302     Right of shareholders to appraisal. —

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights are not available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval;

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation;

(g) An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;

(h) An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;

(i) A merger, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or

(j) A merger, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

History. — s. 119, ch. 89-154; s. 5, ch. 94-327; s. 31, ch. 97-102; s. 22, ch. 2003-283; s. 1, ch. 2004-378; s. 3, ch. 2005-267; s. 5, ch. 2014-209.

607.1303     Assertion of rights by nominees and beneficial owners. —

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

History. — s. 23, ch. 2003-283.

607.1320     Notice of appraisal rights. —

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

History. — s. 120, ch. 89-154; s. 35, ch. 93-281; s. 32, ch. 97-102; s. 24, ch. 2003-283.

607.1321    Notice of intent to demand payment. —

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

History. — s. 25, ch. 2003-283; s. 7, ch. 2004-378.

607.1322    Appraisal notice and form. —

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1.	The shareholder’s name and address.

2.	The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3.	That the shareholder did not vote for the transaction.

4.	Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5.	If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1.	Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2.	A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3.	The corporation’s estimate of the fair value of the shares.

4.	An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5.	That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6.	The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of ss. 607.1301-607.1333.

History. — s. 26, ch. 2003-283

607.1323    Perfection of rights; right to withdraw. —

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

History. — s. 27, ch. 2003-283.

607.1324     Shareholder’s acceptance of corporation’s offer. —

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

History. — s. 28, ch. 2003-283.

607.1326     Procedure if shareholder is dissatisfied with offer. —

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

History. — s. 29, ch. 2003-283.

607.1330     Court action. —

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

History. — s. 2, ch. 2004-378.

607.1331    Court costs and counsel fees. —

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

History. — s. 30, ch. 2003-283; s. 98, ch. 2004-5.

607.1332     Disposition of acquired shares. —

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

History. — s. 31, ch. 2003-283.

607.1333    Limitation on corporate payment. —

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (1)(b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

History. — s. 32, ch. 2003-283.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 607.0850, Florida Statutes, grants a corporation the power to indemnify its directors, officers, employees, and agents for various expenses incurred resulting from various actions taken by its directors, officers, employees, or agents on behalf of the corporation. In general, if an individual acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the action was unlawful, then the corporation has the power to indemnify said individual who was or is a party to any proceeding (including, in the absence of an adjudication of liability (unless the court otherwise determines), any proceeding by or in the right of the corporation) against liability expenses, including counsel fees, incurred in connection with such proceeding, including any appeal thereof (and, as to actions by or in the right of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof). To the extent that a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any proceeding, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. The term “proceeding” includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

Any indemnification in connection with the foregoing, unless pursuant to a determination by a court, shall be made by the corporation upon a determination that indemnification is proper in the circumstances because the individual has met the applicable standard of conduct. The determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding; (ii) by majority vote of a committee duly designated by the board of directors consisting solely of two or more directors not at the time parties to the proceeding; (iii) by independent legal counsel selected by the board of directors or such committee; or (iv) by the shareholders by a majority vote of a quorum consisting of shareholders who are not parties to such proceeding. Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, then the directors or the committee shall evaluate the reasonableness of expenses and may authorize indemnification. Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

Section 607.0850 also provides that the indemnification and advancement of expenses provided pursuant to that Section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses may not be made if a judgment or other final adjudication established that the individual’s actions, or omissions to act, were material to the cause of action so adjudicated and constitute (i) a violation of the criminal law (unless the individual had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful); (ii) a transaction from which the individual derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor in a proceeding by or in the right of a shareholder. Indemnification and advancement of expenses shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person, unless otherwise provided when authorized or ratified.

Section 607.0850 further provides that unless the corporation’s articles of incorporation provide otherwise, then notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that (i) the individual is entitled to mandatory indemnification under Section 607.0850 (in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses); (ii) the individual is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power under Section 607.0850; or (iii) the individual is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether the person met the standard of conduct set forth in Section 607.0850. Further, a corporation is granted the power to purchase and maintain indemnification insurance.

Article VI of the Bylaws of the Company provides for indemnification of the Company’s officers and directors and advancement of expenses. The text of the indemnification provision contained in the Bylaws is set forth in Exhibit 3.2 to this Registration Statement. Among other things, indemnification is granted to each person who is or was a director, officer or employee of the Company and each person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation to the full extent authorized by law. Article VI of the Company’s Bylaws also sets forth certain conditions in connection with any advancement of expenses and provision by the Company of any other indemnification rights and remedies. The Company also is authorized to purchase insurance on behalf of any person against liability asserted whether or not the Company would have the power to indemnify such person under the Bylaws.

Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibits

2.1	-	Agreement and Plan of Merger dated October 17, 2016 between Platinum Bank Holding Company and CenterState Banks, Inc. (attached as Appendix A to the proxy statement/prospectus) Certain exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and Plan of Merger. CenterState Banks, Inc. hereby agrees to furnish to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits or schedules.

3.1	-	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4, File No. 333-95087, dated January 20, 2000 (the “Initial Registration Statement”))

3.2	-	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K dated April 25, 2006)

3.3	-	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated December 16, 2009)

3.4	-	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.6 to the Company’s Form 10-K dated March 4, 2010)

3.5	-	Bylaws (incorporated by reference to Exhibit 3.2 to the Initial Registration Statement)

3.6	-	Amendment to Bylaws (incorporated by reference to Exhibit 3.4 to the Company’s Form 10-K dated March 7, 2008)

3.7	-	Articles of Amendment to the Articles of Incorporation authorizing the Preferred Shares (Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated November 24, 2008.)

3.8	-	Articles of Amendment to the Articles of Incorporation increasing the number of authorized common shares from 40,000,000 to 100,000,000 (Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated December 16, 2015.)

3.9	-	Specimen Stock Certificate of CenterState Banks, Inc. (Incorporated by reference to Exhibit 4.2 to the Registration Statement.)

5.1	-	Legal Opinion of Smith Mackinnon, PA as to the validity of the Common Stock being offered hereby

8.1	-	Tax Opinion and consent of Hacker, Johnson & Smith, P.A.

10.1	-	Form of Shareholder Voting Agreement dated as of October 17, 2016 between CenterState Banks, Inc. and each of the directors of Platinum Bank Holding Company (attached as Exhibit A to the Agreement and Plan of Merger which is attached as Exhibit 2.1 to this registration statement)

10.2	-	Form of Non-Competition and Non-Disclosure Agreement, by and between CenterState Banks, Inc. and each of the non-employee directors of Platinum Bank Holding Company (attached as Exhibit C to the Agreement and Plan of Merger which is Exhibit 2.1 to this registration statement)

21.1	-	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Form 10-K dated March 4, 2016)

23.1	-	Consent of Crowe Horwath LLP

23.2	-	Consent of Hacker, Johnson & Smith, P.A. (included in Exhibit 8.1)

23.3	-	Consent of Smith Mackinnon, P.A. (included in Exhibit 5.1)

23.4	-	Consent of Hovde Group, LLC

24	-	Power of Attorney (included with signature pages to this Registration Statement)

99.1	-	Form of Proxy to be used at Platinum Bank Holding Company Special Shareholders Meeting

(b)	Financial Statement Schedules

Not applicable.

Schedules are omitted for the reason that they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

(c)	Reports, Opinions or Appraisals

(1)	Opinion of Hovde Group LLC (included as Appendix B to the proxy statement/prospectus contained in this Registration Statement)

Item 22. Undertakings

The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remained unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of the Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed in its behalf by the undersigned, thereunto duly authorized, in Winter Haven, Florida, on December 9, 2016.

CenterState Banks, Inc.

/s/ John C. Corbett
John C. Corbett
President and Chief Executive Officer

/s/ Jennifer Idell
Jennifer Idell
Senior Vice President and Chief Financial Officer
(Principal financial officer and principal accounting officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ernest S. Pinner and Jennifer Idell, for himself and not for one another, and each and either of them and his or her substitutes, a true and lawful attorney in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this Registration Statement, including post-effective amendments, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power of substitution and full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on December 9, 2016.

Signature	Title

/s/ Ernest S. Pinner	Executive Chairman of the Board
Ernest S. Pinner

/s/ John C. Corbett	Director and President and Chief Executive Officer
John C. Corbett	(Principal Executive Officer)

/s/ Jennifer Idell Jennifer Idell	Senior Vice President and Chief Financial Officer (Principal financial officer and principal accounting Officer)

/s/ James H. Bingham	Director
James H. Bingham

/s/ G. Robert Blanchard, Jr.	Director
G. Robert Blanchard, Jr.

/s/ C. Dennis Carlton	Director
C. Dennis Carlton

/s/ Michael F. CiFerri	Director
Michael F. CiFerri

/s/ Griffin A. Greene	Director
Griffin A. Greene

/s/ Charles W. McPherson	Director
Charles W. McPherson

/s/ George Tierso Nunez, II	Director
George Tierso Nunez, II

/s/ Thomas E. Oakley	Director
Thomas E. Oakley

/s/ William Knox Pou, Jr.	Director
William Knox Pou, Jr.

/s/ Daniel R. Richey	Director
Daniel R. Richey

/s/ Joshua A. Snively	Director
Joshua A. Snively

INDEX TO EXHIBITS

5.1	-	Legal Opinion of Smith Mackinnon, PA as to the validity of the Common Stock being offered hereby

8.1	-	Tax Opinion and consent of Hacker, Johnson & Smith, P.A.

23.1	-	Consent of Crowe Horwath LLP

23.4	-	Consent of Hovde Group LLC

99.1	-	Form of Proxy to be used at Platinum Bank Holding Company Special Shareholders Meeting